UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Notice of 2022 Annual Meeting of Shareholders & Proxy Statement

From Our Chairman of the BoardDear Shareholder,As I write to you in anticipation of our 2022 Annual Meeting of Shareholders, Teva is marking an extended period of stable and resilient performance impacted by the global coronavirus pandemic. Positioned to return to growthWe believe that our solid market performance over recent years is tied to (i) being positioned as both a specialty and generics company, (ii) strong business-to-business relationships and (iii) research and medical support capabilities. Our generics business also has a top three leadership position in many countries, including the United States and key European markets.Since the third quarter of 2017, we reduced our debt by more than $13 billion and our current net debt level stands at $20.9 billion. We believe that placing Teva in a more stable financial position will facilitate a return to growth and increase shareholder value. The underpinnings of the return to growth are already evident by recent successes, including:AJOVY(R) and AUSTEDO(R) continue to show promise for continued growth, with AJOVY now launched in most European countries and Japan, and AUSTEDO expected to reach $1 billion in 2022 sales; We had a strong launch of Truxima(R) and over the past four years have been building and steadily launching a strong pipeline of biosimilars, with 13 programs in development, of which seven are in-house; and We are eagerly anticipating the FDA decision on Risperidone LAI, an important potential treatment for patients suffering from schizophrenia.Aligning financing and our sustainability goals In addition to the debt reduction progress cited above, in November 2021, we concluded a successful $5 billion refinancing through a sustainability-linked bond offering, which better aligns our debt maturities with our expected free cash flows for the coming years. We chose to do this through a sustainability-linked bond offering to establish a direct connection with both our social and environmental targets.Environmental, social and governance (ESG)In addition to the sustainability-linked bonds, the Board is closely monitoring and seeking new initiatives to reflect Tevas values especially in these challenging times when Tevas employees and patients in Ukraine find themselves in harms way and in all our other efforts to promote ESG. As a company focused on improving health, ESG has always been central to our long-term business success. Over the last few years, we have prioritized ensuring that our ESG initiatives are tied to meaningful goals and that our progress is reported transparently.To support employee engagement and success, we will continue to make Teva an inclusive, diverse and safe Workplace, with meaningful compensation, benefits and wellness programs, and offer training and leadership development programs that foster career growth.Board refreshment and succession planning We are continually seeking high quality, diverse talent for the Board. As part of this effort, we are very pleased to present for shareholder consideration the nomination of Dr. Tal Zaks, whom the Board appointed as a director in October 2021. Dr. Zaks is a former senior pharmaceutical executive who regularly demonstrates a unique combination of medical training, broad academic knowledge and executive experience and success in the biopharmaceutical industry. He is already making an important contribution to the Boards Science and Technology Committee in its efforts to bring new R&D andWe believe that placing Teva in a more stable financial position will facilitate a return to growth and increase shareholder value..

growth engines to our business. We are confident that he will continue to contribute to the Board, along with Amir Elstein, Roberto A. Mignone and Dr. Perry D. Nisen, who have agreed to stand for election for another term.While we are confident that Kare and the management team will lead Teva to future success, the Board recognizes its responsibility to ensure that Teva thrives for years to come. We are therefore intensely involved in succession planning at the Board and executive management level, which will continue to be a focus in 2022.Opioids LitigationThe Board and its committees have all been engaged in monitoring Tevas response and efforts to bring the opioids litigation facing Teva to an acceptable conclusion. The recent agreement reached with the State of Texas, the second most populous state in the United States, marks a further step in resolving our legacy opioids litigation, and importantly also makes critical medicines part of the solution when addressing the opioids epidemic. While the agreement includes no admission of wrongdoing, it remains in our best interest to put these cases behind us and continue to focus on the patients we serve every day.Continued Dialogue and Shareholder OutreachThe Board values input from our shareholders. During 2021 and early 2022, we continued our shareholder outreach efforts and we look forward to continuing this dialogue with you in the years to come.On behalf of the Board of Directors and the management team, we appreciate your investment and support in Teva.Sincerely,Dr. Sol J. BarerChairman of theBoard of DirectorsApril , 2022

Preliminary Notice of 2022 Annual Meeting of Shareholders

DATE AND TIME:	Thursday, June 23, 2022, at 4:00 p.m., Israel time, 9:00 a.m., Eastern time

VIRTUAL MEETING:	In the interest of the health and safety of our shareholders, directors, officers and employees, in light of the ongoing COVID-19 pandemic, the 2022 Annual Meeting of Shareholders (the “Annual Meeting”) of Teva Pharmaceutical Industries Limited (“we,” “us,” “our,” “Teva” or the “Company”) will be conducted in a virtual format.

ITEMS OF BUSINESS:

Proposal 1: To appoint the following persons to Teva’s Board of Directors: Amir Elstein, Roberto A. Mignone, Dr. Perry D. Nisen and Dr. Tal Zaks to serve until our 2025 annual meeting of shareholders.

Proposal 2: To approve, on a non-binding advisory basis, the compensation for Teva’s named executive officers.

Proposal 3: To approve Teva’s Compensation Policy with respect to the terms of office and employment of Teva’s Executive Officers and Directors, substantially in the form attached as Appendix A to this Proxy Statement.

Proposal 4: To approve Amendments to Teva’s Articles of Association, as reflected in the form attached as Appendix B to this Proxy Statement.

Proposal 5: To appoint Kesselman & Kesselman, a member of PricewaterhouseCoopers International Ltd., as Teva’s independent registered public accounting firm until Teva’s 2023 annual meeting of shareholders.

In addition, shareholders will consider Teva’s annual consolidated financial statements for the year ended December 31, 2021.

The Board of Directors recommends that you vote FOR all proposals.

Teva urges all of its shareholders to review its annual report (“Annual Report”) on Form 10-K for the year ended December 31, 2021.

PRELIMINARY NOTICE UNDER ISRAELI LAW:

This notice serves as a preliminary notice regarding our 2022 annual meeting of shareholders, pursuant to Section 5C of the Israeli Companies Regulations (Notice and Announcement of a General Meeting and a Class Meeting in Public Company and Adding Subjects to the Agenda), 5760-2000.

One or more shareholders holding 1% or more of the voting rights of Teva may propose to include any matter appropriate for deliberation at the Annual Meeting by submitting a written proposal within fourteen days of the publication of this preliminary notice, i.e., no later than March 29, 2022, to Teva’s executive offices located at 124 Dvora HaNevi’a St., Tel Aviv 6944020, Israel, Attn: Dov Bergwerk, Company Secretary. Any such shareholder proposal must comply with the requirements of applicable law and our Articles of Association.

RECORD DATE:	Only holders of ordinary shares (or American Depositary Shares representing such ordinary shares) of record at the close of business on May 16, 2022 will be entitled to vote at the Annual Meeting. Two holders of ordinary shares who are present at the Annual Meeting, in person or by proxy or represented by their authorized persons, and who hold in the aggregate twenty-five percent or more of such ordinary shares, shall constitute a legal quorum. Should no legal quorum be present one-half hour after the scheduled time, the Annual Meeting shall be adjourned to one week from that day, at the same time and in virtual format.

By Order of the Board of Directors,

Dov Bergwerk

Senior Vice President,

Company Secretary

April     , 2022

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on June 23, 2022

The accompanying Proxy Statement and our Annual Report are available at www.tevapharm.com/2022proxymaterials. We expect the proxy materials to be mailed and/or made available on or before April     , 2022.

Teva Pharmaceutical Industries Ltd. 2022 Proxy Statement	i

ii	Teva Pharmaceutical Industries Ltd. 2022 Proxy Statement

2021 Overview

Teva is a leading global pharmaceutical company. In 2021, we continued helping patients around the world to access affordable medicines and benefit from innovations to improve their health. While the COVID-19 pandemic continued to impact patient behavior and global prescribing patterns, we continued to optimize our supply chain and manufacturing capabilities to provide essential medicines to the millions of patients who rely on us throughout the world. Our key growth drivers delivered promising results and milestones, and we met all components of our 2021 financial guidance.

Looking ahead, we expect to see continued growth of our key products AUSTEDO® and AJOVY®, as well as to continue to advance our core business through the launch of high quality generic medicines around the world.

2021 Financial Results

Revenue	EPS	Cash

$15.9 billion	$0.38 (GAAP)	$0.8 billion (cash flow from operating activities)

	$2.58 (non-GAAP*)	$2.2 billion (free cash flow**)

*	For a reconciliation of non-GAAP EPS to GAAP EPS, see Teva’s press release filed on Form 8-K on February 9, 2022.
**

Free cash flow includes cash flow generated from operating activities net of capital expenditures and deferred purchase price cash component collected for securitized trade receivables. For a reconciliation of free cash flow to cash flow from operating activities, see Teva’s press release filed on Form 8-K on February 9, 2022.

Key Product Updates—Leveraging Our Growth Engines

AUSTEDO Continued strong growth in the U.S.; launched in China in early 2021; received marketing approval for both indications in Brazil.	AJOVY Continued growth in the U.S.; launched in most European countries, in Japan and in certain other countries in our International Markets; auto-injector launched in Canada.	Biosimilars Truxima® achieved ~28% of U.S. market share; a broad portfolio of biosimilars through partnerships and organic growth.

Generics We have a top-three leadership position in many countries, including the U.S. and some key European markets.	Digihaler® Launched three digital inhalers in the U.S.: ProAir®, ArmonAir® and AirDuo® with built-in sensors that track inhaler events and measure inspiratory flow.	Risperidone LAI Announced positive phase 3 results for risperidone LAI for patients with schizophrenia in January 2021; anticipate FDA decision in first half of 2022.

Teva Pharmaceutical Industries Ltd. 2022 Proxy Statement	1

Continuing to Reduce our Debt

In the past four years, we have reduced our net debt by more than $13 billion. As of December 31, 2021, our net debt was $20.9 billion.

Successful Refinancing: $5 billion Sustainability-Linked Bonds

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Board and Corporate Governance Highlights

Our Board of Directors (the “Board of Directors” or the “Board”) continually evaluates Teva’s corporate governance policies and practices, focusing on ensuring effective oversight of Teva’s business and management. We have established a strong and effective framework to monitor the risks of our business.

Board and Corporate Governance

∎	Board refreshment and succession planning—seven new directors appointed over the last five years

∎	11 out of 12 directors are independent

∎	All members of our committees are independent

∎	25% of directors serving on the Board identify as female

∎	Annual Board and committees evaluation process

Board Oversight of Risk

∎	Full Board and individual Committees focus on understanding and assessing Company risks, including the oversight of risks related to the COVID-19 pandemic

∎	Board reviews risk management policies of our operations and business strategy and Board committees review risk in their areas of expertise

∎	The Audit Committee assists the Board with our financial reporting, independent auditors, internal controls, internal audit function, risk assessment and risk management and cybersecurity risks

∎

The Compliance Committee oversees our policies and practices for legal, regulatory and internal compliance (other than regarding financial reporting), our strategy regarding environmental, social and governance (“ESG”) matters and our culture of integrity and also reviews policies and practices that may seriously impact our reputation

∎

The Finance and Investment Committee reviews our financial risk management policies, including our investment guidelines, financings and foreign exchange and currency hedging, as well as financial risk of certain transactions

∎

The Human Resources and Compensation Committee (the “HR and Compensation Committee”) oversees compensation, retention, succession and other human resources-related issues and risks, as well as initiatives to promote inclusion and diversity

∎	The Science and Technology Committee oversees risks relating to our intellectual property and research and development activities

∎	The Corporate Governance and Nominating Committee oversees risks relating to governance policies and initiatives

Director Alignment with Shareholder Interests

∎	In 2021, the Board of Directors held nine meetings with an average attendance rate of 97%

∎

We maintain director stock ownership guidelines requiring stock ownership of five times the annual cash fee (excluding committees fees) paid to directors, which must be achieved within a certain timeframe

Shareholder Engagement

∎

Active shareholder engagement efforts, led by our Chairman of the Board and other Board members. Discussions are focused on responding to feedback received from shareholders on corporate governance, executive compensation and ESG matters

Our Environmental, Social and Governance Priorities and Accomplishments

∎

Teva views ESG as core to our business and our ESG strategy reflects how we plan to address environmental and social issues. In 2022, Teva intends to update its materiality assessment on its core 21 ESG topics, while taking into consideration stakeholder priorities and emerging issues and opportunities

∎	At the end of 2021, Teva executed the largest-ever sustainability-linked bond (“SLB”) at $5 billion, which is the first in the pharmaceutical industry to link both social and environmental targets

∎

Throughout 2021, we continued our efforts to enhance transparency by publishing an annual report on how we are managing our core 21 ESG topics, by reporting in accordance with Global Reporting Initiative (“GRI”) standards, and by striving to align our reporting with Sustainability Accounting Standards Board (“SASB”) and with the Task Force on Climate-Related Financial Disclosures (“TCFD”) framework, which contributed to further improvements in ESG ranking indices in 2021

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Proposal 1: Election of Directors

The election of highly qualified directors is fundamental to the Board’s successful oversight of Teva’s strategy and risks. We seek directors who add diverse perspectives, possess a variety of skills and provide global pharmaceutical experience and other qualifications.

Dr. Barer, our Chairman of the Board, is an independent director under NYSE regulations. Kåre Schultz, our President and Chief Executive Officer (the “President and CEO”) serves on the Board, which facilitates collaboration between the Board of Directors and management. Corporate governance remains a high priority and we continue to evaluate the size and composition of the Board to ensure that it maintains dynamic, exceptionally qualified leadership.

Following the recommendation of our Corporate Governance and Nominating Committee, the Board of Directors recommends that shareholders approve the appointment of Amir Elstein, Roberto A. Mignone, Dr. Perry D. Nisen and Dr. Tal Zaks to serve as directors until our 2025 annual meeting of shareholders. All nominees are currently members of the Board of Directors and qualify as independent directors under NYSE regulations.

In accordance with the Israeli Companies law, 5759-1999 (as amended from time to time, the “Israeli Companies Law”), all nominees for election as directors at the Annual Meeting have declared in writing that they possess the requisite skills and expertise, as well as sufficient time, to perform their duties as directors.

The Board of Directors recommends that shareholders vote FOR the appointment of Amir Elstein, Roberto A. Mignone, Dr. Perry D. Nisen and Dr. Tal Zaks, each to serve as directors until Teva’s 2025 annual meeting of shareholders.

Directors

The following table sets forth information regarding the directors and director nominees of Teva as of March 8, 2022:

Name	Age	Director Since	Term Ends

Dr. Sol J. Barer—Chairman	74	2015	2023

Kåre Schultz	60	2017	(1)

Rosemary A. Crane	62	2015	2024

Amir Elstein	66	2009	2022

Jean-Michel Halfon	70	2014	2023

Gerald M. Lieberman	75	2015	2024

Roberto A. Mignone	50	2017	2022

Dr. Perry D. Nisen	66	2017	2022

Nechemia (Chemi) J. Peres	63	2017	2023

Prof. Ronit Satchi-Fainaro	50	2018	2024

Janet S. Vergis	57	2020	2023

Dr. Tal Zaks (2)	56	2021	2022

(1)	Mr. Schultz’s term ends contemporaneously with his term as President and CEO.
(2)	Dr. Zaks was appointed effective October 2021 by the Board to serve until the Annual Meeting, where his nomination will be presented to shareholders for approval.

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Proposal 1: Election of Directors

Persons Being Considered for Election at the Annual Meeting

Amir Elstein Independent Director Committees: – Corporate Governance and Nominating (Chair) – Audit – Finance and Investment

Mr. Elstein rejoined the Board of Directors in 2009. From January 2014 to July 2014, he served as Vice Chairman of the Board of Directors of Teva. Mr. Elstein has served as Chairman of the Board of Tower Semiconductor Ltd. since 2009 and Chairman of the Israel Democracy Institute since 2012. Mr. Elstein also serves as Chairman or as a member of the board of directors of several academic, scientific, educational, social and cultural institutions. Mr. Elstein served as Chairman of the Board of Governors of the Jerusalem College of Engineering from 2009 to 2018 and as Chairman of the Board of Directors of Israel Corporation from 2010 to 2013. From 2004 to 2008, Mr. Elstein was a member of Teva’s senior management, most recently as Executive Vice President, Global Pharmaceutical Resources. From 1995 to 2004, Mr. Elstein served on Teva’s Board of Directors. Prior to joining Teva as an executive in 2004, Mr. Elstein held a number of executive positions at Intel Corporation, most recently as General Manager of Intel Electronics Ltd., an Israeli subsidiary of Intel Corporation. Mr. Elstein received a B.Sc. in physics and mathematics from the Hebrew University in Jerusalem, an M.Sc. in solid state physics from the Hebrew University and a diploma in senior business management from the Hebrew University.

Qualifications:

With leadership positions in various international corporations, including his experience as chairman of international public companies and his service as an executive officer at Teva and other companies, Mr. Elstein provides global business management and pharmaceutical expertise.

Roberto A. Mignone Independent Director Committees: – Finance and Investment (Chair) – Audit – Corporate Governance and Nominating

Mr. Mignone joined the Board of Directors in 2017. Mr. Mignone is the Founder and Managing Partner of Bridger Management LLC, a multi-billion dollar investment management firm founded in 2000 and specializing in long-term equity strategies. Since inception, Bridger Management has focused on the healthcare sector and has developed considerable research expertise in support of its investments. In addition to healthcare, Bridger Management invests in global consumer, technology and financial services companies. Prior to Bridger Management, Mr. Mignone co-founded and served as a partner of Blue Ridge Capital LLC from 1996 to 2000, an investment management firm specialized in health care, technology, media, telecommunications and financial services. Mr. Mignone serves as a co-Vice Chairman and member of the Finance Committee and Nominating Committee of the New York University Langone Medical Center. He received a Bachelor of Arts degree in Classics from Harvard College and an M.B.A. from Harvard University Graduate School of Business Administration.

Qualifications:

With his long career as a global investment professional focused on healthcare, Mr. Mignone provides the Board with finance and management expertise with respect to large, complex pharmaceutical organizations.

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Proposal 1: Election of Directors

Dr. Perry D. Nisen Independent Director Committees: – Science and Technology (Chair) – Compliance

Dr. Nisen joined the Board of Directors in 2017. In July 2021, he became Chief Executive Officer of Quanta Therapeutics Inc., a privately held biotechnology company. In 2018, he joined Soffinova Investments as Executive Partner, Private Equity and transitioned in January 2021 to a consultant role. From 2014 to 2017, Dr. Nisen served as Chief Executive Officer and the Donald Bren Chief Executive Chair of Sanford Burnham Prebys Medical Discovery Institute. From 2004 to 2014, Dr. Nisen held various roles at GlaxoSmithKline, most recently as Senior Vice President, Science and Innovation. From 1997 to 2004, Dr. Nisen served as Divisional Vice President, Global Oncology Development, and as Divisional Vice President, Cancer Research, at Abbott Laboratories. Previously, he was the Lowe Foundation Professor of Neuro-Oncology at the University of Texas Southwestern Medical Center. From 2016 to 2017, Dr. Nisen served as a director of Mirna Therapeutics, Inc. He received a B.S. from Stanford University, a Master’s degree in molecular biology, and an M.D. and PhD from Albert Einstein College of Medicine.

Qualifications:

With extensive experience in medical research and development and management positions in leading pharmaceutical companies, Dr. Nisen provides a unique perspective on business and R&D activities.

Dr. Tal Zaks Independent Director Committees: – Audit – Finance and Investment – Science and Technology

Dr. Zaks joined the Board of Directors in October 2021. Dr. Zaks, M.D., Ph.D., is a venture partner at OrbiMed Advisors LLC since November 2021. From 2015 to September 2021, he served as Chief Medical Officer of Moderna, Inc. From 2010 to 2015, he held senior development positions at Sanofi, including Senior Vice President and Head of Global Oncology. From 2008 to 2010, he served as Vice President of Clinical Research, Oncology at Cephalon. From 2004 to 2008, he served as Director, Clinical Development and Translational Medicine at GlaxoSmithKline. From 1996-1999, he was a Postdoctoral Fellow at the National Cancer Institute. Dr. Zaks has also served as an adjunct Associate Professor of Medicine at the University of Pennsylvania since 2004 and as an adjunct Associate Professor of Medicine at Tufts Medical Center since 2017. He has served on the Board of Directors of Adaptimmune Therapeutics plc since 2016. Dr. Zaks received his M.D. and Ph.D. from Ben Gurion University in Israel, conducted post-doctoral research at the U.S. National Institutes of Health and completed clinical training in internal medicine at Temple University Hospital, followed by a fellowship in medical oncology at the University of Pennsylvania. He has also been awarded Ph.D. honoris causa from Bar-Ilan University.

Qualifications:

With a unique combination of medical training, broad academic knowledge and executive experience in the biopharmaceutical industry, Dr. Zaks’s insights and experience in biopharmaceutical development, through his executive and non-executive roles, provide the Board with a broad scientific perspective and understanding of pharmaceutical product development, science and technology.

6	Teva Pharmaceutical Industries Ltd. 2022 Proxy Statement

Proposal 1: Election of Directors

Continuing Directors

Dr. Sol J. Barer Chairman of the Board Independent Director

Dr. Barer became Chairman of the Board of Directors in 2017, after joining Teva’s Board of Directors in January 2015. Dr. Barer is Managing Partner at SJ Barer Consulting. He also serves as an advisor to the Israel Biotech Fund. From 1987 to 2011, he served in top leadership roles at Celgene Corporation, including as Executive Chairman from 2010 to 2011, Chairman and CEO from 2007 to 2010, CEO from 2006 to 2010, President and Chief Operating Officer from 1994 to 2006 and President from 1993 to 1994. Prior to that, he was a founder of the biotechnology group at the chemical company Celanese Corporation, which was later spun off as Celgene. Dr. Barer has served on the board of directors of Contrafect as lead independent director from 2011 and as Chairman of the board of directors of NexImmune, Inc. since 2019, which became a public company in February 2021. From 2020 to 2021, Dr. Barer served on the Board of Directors of Cerecor, Inc. (formerly Aevi Genomic Medicine, Inc.), from 2013 to 2019 as Chairman of the Board of Edge Therapeutics, from 2011 to 2016 on the board of Aegerion Pharmaceuticals, from 2009 to 2017 on the board of Amicus Therapeutics and from 2011 to 2017 as Chairman of the Board of InspireMD. Dr. Barer is Founding Chair of the Center for Innovation and Discovery at the Hackensack Meridian Medical School. Dr. Barer received his Ph.D. in organic and physical chemistry from Rutgers University and his B.S. in chemistry from Brooklyn College of the City University of New York.

Qualifications:

With his long career as a senior pharmaceutical executive and leadership roles in various biopharmaceutical companies, Dr. Barer provides broad and experienced knowledge of the global pharmaceutical business and industry as well as extensive scientific expertise.

Kåre Schultz Director and President and Chief Executive Officer

Mr. Schultz became Teva’s President and CEO and a member of the Board of Directors on November 1, 2017. From May 2015 to October 2017, Mr. Schultz served as President and Chief Executive Officer of H. Lundbeck A/S. Prior to that, Mr. Schultz worked for nearly three decades at Novo Nordisk, where he served in a number of leadership roles, including Chief Operating Officer, Vice President of Product Supply and Director of Product Planning and Customer Services in the Diabetes Care Division. Mr. Schultz has also held positions at McKinsey and Anderson Consulting. Mr. Schultz has served as a member of the board of directors of International Flavors and Fragrances Inc. since February 2021. Mr. Schultz served as a member of the board of directors of LEGO A/S from 2007 to 2020, as chairman of the board of directors of Royal Unibrew A/S from 2010 to 2017 and on the board of directors of Bitten og Mads Clausens Fond, the holding vehicle for Danfoss A/S during 2017. Mr. Schultz received a master’s degree in economics from the University of Copenhagen.

Qualifications:

With his leadership positions in various healthcare corporations, including his experience as a chairman and a director of several international corporations and his service as the President and Chief Executive Officer of Teva, Mr. Schultz provides unique global perspective on the healthcare and pharmaceutical industries.

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Proposal 1: Election of Directors

Rosemary A. Crane Independent Director Committees: – Human Resources and Compensation (Chair) – Science and Technology

Ms. Crane joined the Board of Directors in 2015. Ms. Crane served as President and Chief Executive Officer of MELA Sciences, Inc. from 2013 to 2014. Ms. Crane was Head of Commercialization and a partner at Appletree Partners from 2011 to 2013. From 2008 to 2011, she served as President and Chief Executive Officer of Epocrates Inc. Ms. Crane served in various senior executive positions at Johnson & Johnson from 2002 to 2008, including as Group Chairman, OTC & Nutritional Group from 2006 to 2008, as Group Chairman, Consumer, Specialty Pharmaceuticals and Nutritionals from 2004 to 2006, and as Executive Vice President of Global Marketing for the Pharmaceutical Group from 2002 to 2004. Prior to that, she held various positions at Bristol-Myers Squibb from 1982 to 2002, including as President of U.S. Primary Care from 2000 to 2002 and as President of Global Marketing and Consumer Products from 1998 to 2000. Ms. Crane has served on the board of directors of Tarsus Pharmaceuticals, Inc. since August 2021 and on the board of directors of Catalent Pharma Solutions, Inc. since 2018. From 2015 to 2019, she served as Vice Chairman of the Board of Zealand Pharma A/S. From 2017 to March 2019, she served on the board of directors of Edge Therapeutics. Ms. Crane received a B.A. in communications and English from the State University of New York and an M.B.A. from Kent State University.

Qualifications:

With over 30 years of experience in commercialization and business operations, primarily in the pharmaceutical and healthcare industries, and more than 25 years of therapeutic and consumer drug launch expertise, Ms. Crane provides broad experience and knowledge of the global pharmaceutical business and industry.

Jean-Michel Halfon Independent Director Committees: – Compliance (Chair) – Corporate Governance and Nominating

Mr. Halfon joined the Board of Directors in 2014. From 2008 to 2010, Mr. Halfon served as President and General Manager of Emerging Markets at Pfizer Inc., after serving in various senior management positions since 1989. From 1987 to 1989, Mr. Halfon served as Director of Marketing in France for Merck & Co., Inc. Mr. Halfon received a B.S. from Ecole Centrale des Arts et Manufactures and an M.B.A. from Institut Supérieur des Affaires.

Qualifications:

With his years of experience in senior management at leading pharmaceutical companies, particularly his experience with emerging markets, Mr. Halfon provides expertise in international pharmaceutical operations and marketing.

8	Teva Pharmaceutical Industries Ltd. 2022 Proxy Statement

Proposal 1: Election of Directors

Gerald M. Lieberman Independent Director Committees: – Audit (Chair) – Human Resources and Compensation – Finance and Investment

Mr. Lieberman joined the Board of Directors in 2015. Mr. Lieberman is currently a special advisor at Reverence Capital Partners, a private investment firm focused on the middle-market financial services industry. From 2000 to 2009, Mr. Lieberman was an executive at AllianceBernstein L.P., where he served as President and Chief Operating Officer from 2004 to 2009, as Chief Operating Officer from 2003 to 2004 and as Executive Vice President, Finance and Operations from 2000 to 2003. From 1998 to 2000, he served as Senior Vice President, Finance and Administration at Sanford C. Bernstein & Co., Inc., until it was acquired by Alliance Capital in 2000, forming AllianceBernstein L.P. Prior to that, he served in various executive positions at Fidelity Investments and at Citicorp. Prior to joining Citicorp, he was a certified public accountant with Arthur Andersen. Mr. Lieberman has served as Chairman of the board of directors of Entera Bio Ltd. since 2018. He previously served on the board of directors of Forest Laboratories, LLC from 2011 to 2014, Computershare Ltd. from 2010 to 2012 and AllianceBernstein L.P. from 2004 to 2009. Mr. Lieberman received a B.S. Beta Gamma Sigma with honors in business from the University of Connecticut.

Qualifications:

With his many years of experience as an executive in leading financial services companies, including his knowledge and experience in human capital development, succession planning and compensation, Mr. Lieberman provides finance, risk management, operating and human capital expertise for large, complex organizations.

Nechemia (Chemi) J. Peres Independent Director Committees: – Corporate Governance and Nominating – Human Resources and Compensation

Mr. Peres joined the Board of Directors in 2017. Mr. Peres serves as managing partner and co-founder of Pitango, Israel’s largest venture capital group. Pitango invests in technology companies across technology sectors, from IT to healthcare, with over 230 portfolio company investments since its inception in 1996. Mr. Peres serves on the board of directors of numerous Pitango portfolio companies. Mr. Peres is also the founder of Mofet Israel Technology Fund, one of Israel’s first venture capital funds, founded in 1992. Mr. Peres is chairman of the Peres Center for Peace and Innovation, and a board member at Social Finance Israel. He co-founded and chaired the Israel Venture Association (IATI—Israel Advanced Technology Industries) and he chaired the Israel America Chamber of Commerce from 2008 to 2011. Mr. Peres has been a member of the Board of Directors of Taboola since 2013, which became public in June 2021, and a member of the Board of Directors of Idomoo Ltd. since 2011, which became public in June 2021. He is a member of the Ethics and Sustainability committee at Geox S.p.A since 2020. In 2020, he co-founded the Israel Solidarity Fund to provide economic relief to those severely affected by the COVID-19 pandemic’s economic implications. He received a Bachelor of Science in industrial engineering and management and an M.B.A. from Tel Aviv University.

Qualifications: With his pioneering financial and entrepreneurial background, Mr. Peres provides the Board with a forward-thinking view on financial and strategic matters.

Teva Pharmaceutical Industries Ltd. 2022 Proxy Statement	9

Proposal 1: Election of Directors

Prof. Ronit Satchi-Fainaro Independent Director Committees: – Science and Technology – Compliance

Prof. Satchi-Fainaro joined the Board of Directors in 2018. Prof. Satchi-Fainaro is a Full Professor at Tel Aviv University, where she has served as Head of the Cancer Research and Nanomedicine Laboratory since 2006, Chair of the Department of Physiology and Pharmacology at the Sackler Faculty of Medicine since 2014, The Kurt and Herman Lion Chair in Nanosciences and Nanotechnologies since 2017, Director of the Cancer Biology Research Center since 2020 and a member of the Preclinical Dean’s Committee since 2015. She served as President of The Israel Controlled Release Society from 2010 to 2014. In 2003, she was appointed Instructor in Surgery at Children’s Hospital in Boston and Harvard Medical School, where she has been a Visiting Professor since 2005. Prof. Satchi-Fainaro also serves as a consultant to several biotech and pharmaceutical companies, and is a member of the scientific advisory board of the Blavatnik Center for Drug Discovery, The Israel Cancer Association and Vall d’Hebron University Hospital Foundation—Research Institute. She is also a member of several editorial boards of scientific journals. Prof. Satchi-Fainaro received her B.Pharm. from the Hebrew University in Jerusalem in 1995 and her Ph.D. in Polymer Chemistry and Cancer Nanomedicine from the University of London in 1999. She spent two years as a postdoctoral research fellow on biochemistry and protein delivery at Tel Aviv University and two years as a postdoctoral research fellow on vascular and cancer biology at Harvard University and Children’s Hospital in Boston.

Qualifications: With extensive experience in clinical medicine and research, Prof. Satchi-Fainaro provides in-depth knowledge of medicine and science.

Janet S. Vergis Independent Director Committees: – Human Resources and Compensation – Compliance

Ms. Vergis joined the Board of Directors in 2020. She served as a retained executive advisor to various private equity firms from 2013 to 2019. From 2011 to 2012, she served as the Chief Executive Officer of OraPharma, Inc., a specialty pharmaceutical company. From 2004 to 2009, she served as President of Janssen Pharmaceuticals LP, McNeil Pediatrics, Inc. and Ortho-McNeil Neurologics, Inc., subsidiaries of Johnson & Johnson. Ms. Vergis contributed to a number of Johnson & Johnson companies during her career, holding positions of increasing responsibility in research and development, new product development, sales and marketing. Ms. Vergis has served on the board of directors of Church and Dwight Co., Inc. since 2014, Dentsply-Sirona, Inc. since 2019 and SGS SA since March 2021. She previously served on the board of directors of MedDay Pharmaceuticals from 2016 to 2021, Amneal Pharmaceutical from 2015 to 2019, as well as Lumara Health from 2013 to 2014 and OraPharma, Inc. from 2011 to 2012. Ms. Vergis received a Bachelor of Science in Biology and a Master’s of Science in Physiology from The Pennsylvania State University.

Qualifications:

With over 30 years of experience in many aspects of the healthcare industry, including research and development, new product development, sales, and various executive roles, as well as her experience as a board member of public pharmaceutical companies, Ms. Vergis provides the Board with broad global business experience in the pharmaceutical industry.

Family Relationships

There are no family relationships among any of our executive officers or directors.

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Pursuant to our Articles of Association, the Board of Directors must consist of three to 18 directors (which includes our President and CEO, if serving as a member of the Board, and two statutory independent directors, if such are appointed in accordance with the Israeli Companies Law). Our Board of Directors consists of 12 persons, including our President and CEO. The Board of Directors has determined that all of the directors that currently serve and that will serve on the Board of Directors following the Annual Meeting are independent, except for Kåre Schultz, our President and CEO.

We currently maintain a policy to have at least two directors qualify as financial and accounting experts under Israeli law. Accordingly, the Board of Directors has determined that Gerald M. Lieberman and Roberto A. Mignone are financial and accounting experts under such criteria.

Our directors are generally entitled to review and retain copies of our documentation and examine our assets, as required to perform their duties as directors and to receive assistance, in special cases, from outside experts at our expense.

Board Diversity and Skills

Over the course of 2021, inclusion and diversity was a point of emphasis for our Board and our management team. Teva believes that inclusion and diversity are essential to its ability to innovate and grow its business. It is our desire to create and sustain an inclusive and diverse work environment.

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Corporate Governance and Director Compensation

The chart below summarizes the notable skills, qualifications and experience of each of our directors and director nominees (in addition to requisite skills and expertise to perform their duties as directors) and highlights the balanced mix of skills, qualifications and experience of the Board as a whole. These are the same attributes that the Board considers as part of its ongoing director succession planning process. This high-level summary is not intended to be an exhaustive list of each director’s and director nominee’s skills or contributions to the Board.

SKILLS/QUALIFICATIONS/ EXPERIENCE	S. Barer	K. Schultz	R. Crane	A. Elstein	J.M. Halfon	G. Lieberman	R. Mignone	P. Nisen	N. Peres	R. Satchi- Fainaro	J. Vergis	T. Zaks

Accounting and financial reporting experience						✓	✓		✓

CEO / executive management leadership skills	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Human resource management and executive comp. knowledge and experience	✓		✓		✓	✓			✓		✓	✓

Pharmaceutical industry	✓	✓	✓	✓	✓			✓	✓	✓	✓	✓

Commercial and operations management	✓	✓	✓	✓	✓				✓	✓	✓	✓

Risk oversight and risk management		✓			✓	✓	✓	✓		✓	✓	✓

Science / medical research / innovation	✓		✓		✓			✓	✓	✓	✓	✓

Finance and investment markets	✓					✓	✓		✓

ESG	✓		✓		✓						✓

Academia/Education								✓		✓		✓

Global perspective, international	✓	✓	✓	✓	✓	✓	✓		✓	✓	✓	✓

ADDITIONAL QUALIFICATIONS AND INFORMATION

Audit committee financial expert / financial expert under Israeli law						✓	✓

Other public boards	✓	✓	✓	✓		✓		✓	✓		✓	✓

Board Practices

Director Terms and Education. Our directors are generally elected in three classes for terms of approximately three years. Due to the complexity of our businesses and our extensive global activities, we value the insight and familiarity with our operations that a director is able to develop over his or her service on the Board of Directors. Because we believe that extended service on our Board enhances a director’s ability to make significant contributions to Teva, we do not believe that arbitrary term limits on directors’ service are appropriate. At the same time, it is the policy of the Board that directors should not expect to be renominated automatically.

In recent years, we strengthened our Board of Directors with the addition of new highly qualified and talented directors, adding expertise as well as diversity to our Board of Directors. The average tenure of our current directors is 5.75 years of service and the average age is 62.4 years. We currently have three directors who identify as female out of 12 members serving on our Board of Directors. Our Chairman of the

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Board is independent under NYSE regulations, and 11 out of 12 of our directors are independent under NYSE regulations. Our only non-independent director is our President and CEO, which facilitates collaboration between the Board of Directors and management. We continue to evaluate the size and composition of our Board of Directors to ensure it maintains dynamic, exceptionally qualified members.

We provide an orientation program and a continuing education process for our directors, which include business and industry briefings, provision of materials, sessions from leading experts and professionals, meetings with key management and visits to Teva facilities. We evaluate and improve our education and orientation programs on an ongoing basis to ensure that our directors have the knowledge and background needed for them to best perform their duties.

Board Meetings. The Board of Directors holds at least six meetings each year to review significant developments affecting Teva and to consider matters requiring approval of the Board, with additional meetings scheduled when important matters require Board of Directors action between scheduled meetings. In consideration of the health and safety of our directors, executive officers and other employees, our Board and Committees meetings were conducted in a hybrid format in 2021, due to the ongoing COVID-19 pandemic. Members of senior management regularly attend Board meetings to report on and discuss their areas of responsibility. Information regarding the number of Board committee meetings and attendance rates for 2021 is presented in the table below under “—Committee Composition and Board and Committee Attendance in 2021.”

Executive Sessions of the Board. Our directors meet in executive session (i.e., without the presence of management, including our President and CEO) generally in connection with each regularly scheduled Board meeting and additionally as needed. Executive sessions are chaired by Dr. Barer, the Chairman of the Board.

Annual Meetings. We do not have a formal policy requiring members of the Board to attend our annual meetings, although all directors are strongly encouraged to attend. 11 out of 12 of our directors attended the 2021 annual meeting of shareholders.

Board Leadership. The Board of Directors recognizes that one of its key responsibilities is to establish and evaluate an appropriate leadership structure for the Board of Directors so as to provide effective oversight of management. The Board of Directors has separate roles for the Chief Executive Officer and Chairman of the Board of Directors, with Dr. Barer serving as independent Chairman and Mr. Kåre Schultz as President and CEO. Dr. Barer’s long career as a senior pharmaceutical executive and leadership roles in various biopharmaceutical companies, as well as his extensive scientific expertise and knowledge of the global pharmaceutical business, have made him an invaluable resource to both the Board of Directors and the Chief Executive Officer. The Board of Directors has determined that this leadership structure is appropriate for Teva at this time because it ensures that the appropriate level of oversight, independence and responsibility is applied to all Board decisions.

Board of Directors Role in Risk Oversight. Management is responsible for assessing and managing risk, subject to oversight by the Board of Directors. Our annual risk assessment process includes both a top-down review of strategic risks and a bottom-up review of operational risks, which are presented to the Board of Directors. The Board of Directors fulfills its oversight responsibility for risk assessment and management by reviewing risk management policies and the risk appetite of our operations and business strategy and by instructing its committees to assist and advise in their areas of expertise, as described below. Each committee provides regular updates to the full Board regarding its activities.

∎

The Board oversees our risk management policies and risk appetite, including operational risks and risks relating to our business strategy and transactions. Various committees of the Board assist the Board in this oversight responsibility in their respective areas of expertise.

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∎

The Audit Committee assists the Board with the oversight of our financial reporting, independent auditors, internal controls, internal audit function and cybersecurity risks. It is charged with identifying any flaws in business management and recommending remedies, detecting fraud risks and implementing anti-fraud measures. The Audit Committee further discusses our policies with respect to risk assessment and management regarding financial reporting, cyber risks and other material risks.

∎

The Compliance Committee oversees our policies and practices for legal, regulatory and internal compliance (other than regarding financial reporting), our strategy regarding ESG matters and reviews policies and practices that may seriously impact our reputation.

∎

The Finance and Investment Committee reviews our financial risk management policies, including our investment guidelines, financings and foreign exchange and currency hedging, as well as financial risk of certain transactions.

∎	The HR and Compensation Committee oversees compensation, retention, succession and other human resources-related issues and risks.

∎	The Science and Technology Committee oversees risks relating to our intellectual property and research and development activities.

∎	The Corporate Governance and Nominating Committee oversees risks relating to our governance policies and initiatives.

During 2021, the Board and the HR and Compensation Committee continued to closely monitor our performance in light of the COVID-19 pandemic. This included review of the effects the COVID-19 pandemic had on our business performance and operations, as well as on the safety, morale and engagement of our employees.

During 2021, the Board, Audit Committee and Compliance Committee, participated in monitoring strategic litigation, including with respect to the opioids litigation.

Cybersecurity Risk Management. The Audit Committee assists the Board with the oversight of cybersecurity risks. As part of its risk oversight function, the Audit Committee reviews our cyber risk assessment and management policies and receives briefings concerning Teva’s information security and technology risks, including cybersecurity. During 2021, the Audit Committee received regular briefings on Teva’s information security and risk management programs, including with respect to cyber security, global cyber threat trends, SAP implementation and privacy controls. Teva’s information security office leads our cybersecurity risk management program. We also maintain cyber risk insurance coverage.

Director Service Contracts. Except for equity awards that accelerate upon termination, we do not have any contracts with any of our non-employee directors that provide for benefits upon termination of services. Information regarding director compensation can be found under “Non-Employee Director Compensation” below.

Communications with the Board. Shareholders, employees and other interested parties can contact any director or committee of the Board of Directors by writing to them care of Teva Pharmaceutical Industries Ltd., 124 Dvora HaNevi’a Street, Tel Aviv, 6944020, Israel, Attn: Company Secretary or Internal Auditor or by email to TevaAGM2022@tevapharm.com. Comments or complaints relating to our accounting, internal controls or auditing matters may also be referred to members of the Audit Committee, as well as other appropriate Teva departments. The Board of Directors has adopted a global “whistleblower” policy, which provides employees and others with an anonymous means of communicating with the Audit Committee.

Nominees for Directors. Pursuant to the Israeli Companies Law, a nominee for service as a director must submit a declaration to us, prior to his or her election, specifying that he or she has the requisite qualifications to serve as a director and the ability to devote the appropriate time to performing his or her

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duties as such and that he or she is not restricted from serving as director under the Israeli Companies Law. All of our directors, including those nominated for appointment as directors at the Annual Meeting, have provided such declaration. A director who ceases to meet the statutory requirements to serve as a director must notify us to that effect immediately and his or her service as a director will terminate upon submission of such notice.

Our Board of Directors believes that it should be composed of directors with diverse, complementary backgrounds and that directors should, at a minimum, exhibit proven leadership capabilities and possess experience at a high level of responsibility within their chosen fields. When considering a candidate for director, our Corporate Governance and Nominating Committee considers whether the directors, both individually and collectively, can and do provide the experience, judgment, commitment, skills and expertise appropriate to lead Teva in the context of its industry. In addition, our Corporate Governance and Nominating Committee considers a nominee’s expected contribution to the diversity of skills, background, experiences and perspectives, as well as whether such nominee could provide added value to any of the committees of the Board of Directors, given the then existing composition of the Board of Directors as a whole. When seeking new candidates, the Corporate Governance and Nominating Committee also considers candidates representing a diversity of backgrounds, perspectives, ethnicities, races and genders. Our Corporate Governance and Nominating Committee also provides input and guidance regarding the independence of directors, for formal review and approval by our Board of Directors.

When seeking candidates for directorships, our Corporate Governance and Nominating Committee may solicit suggestions from incumbent directors, management, shareholders and others. Additionally, the Board of Directors has in the past used and may continue to use the services of third party search firms to assist in the identification and analysis of appropriate candidates. After conducting an initial evaluation of a prospective candidate, members of the Board of Directors will interview that candidate if they believe the candidate may be suitable. The Chairman of the Board of Directors may also ask the candidate to meet with certain members of executive management.

If our Corporate Governance and Nominating Committee believes a director should be re-approved or a candidate would be a valuable addition to the Board of Directors, it may recommend to the Board of Directors that candidate’s appointment or election, who, in turn, can submit the candidate for consideration by the shareholders.

The Israeli Companies Law provides a process by which one or more shareholders holding 1% or more of the voting rights of Teva may propose the nomination of a candidate to the Board of Directors. See “Shareholder Proposals for the 2022 Annual Meeting and the 2023 Annual Meeting” below.

Non-Employee Director Compensation

As required by the Israeli Companies Law, we have adopted a Compensation Policy for Executive Officers and Directors (the “Compensation Policy”), which is presented for shareholder approval at least once every three years and presented this year for the approval of shareholders under Proposal 3. Pursuant to the Israeli Companies Law and regulations promulgated thereunder, any arrangement between Teva and a director relating to his or her compensation as a director or other position with Teva must generally be consistent with Teva’s Compensation Policy and approved by the HR and Compensation Committee, the Board and by a simple majority of Teva’s shareholders.

As approved at our 2019 annual general meeting of shareholders, our non-employee director annual compensation program (applicable to all non-employee directors except for the Chairman of the Board) is comprised of:

(i)	an annual Board membership fee of $130,000 paid in cash;

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(ii)	additional annual cash fees for service on Board committees:

a.	$20,000 per annum to serve as a member of the Audit Committee; and $40,000 per annum to serve as chairperson of the Audit Committee;

b.	$15,000 per annum to serve as a member of the HR and Compensation Committee; and $30,000 per annum to serve as chairperson of the HR and Compensation Committee;

c.	$20,000 per annum to serve as a member on a special or ad-hoc committee of the Board; and $30,000 to serve as chairperson of such special or ad-hoc committee; and

d.	$10,000 per annum to serve as a member of any other standing Board committee that is not listed in sub-sections (a)-(b); and $20,000 per annum to serve as chairperson on such committee; and

(iii)	an annual equity-based award in the form of restricted share units (“RSUs”) with an approximate aggregate grant date fair value of $160,000 and a one year cliff vesting.

As approved at our 2019 annual general meeting of shareholders, the annual compensation for the Chairman of the Board is comprised of:

(i)	an annual Board membership fee of $255,000 paid in cash;

(ii)	an annual equity-based award in the form of RSUs with an approximate aggregate grant date fair value of $285,000 and a one year cliff vesting; and

(iii)	office and secretarial services at Teva’s offices.

The Chairman of the Board is not entitled to additional annual cash fees for service on Board Committees.

Fees for Board and committee service are payable over the period of time during which the individual serves as a non-employee director. In the event that a non-employee director serves as a member of the Board during only part of the year, a pro-rated amount of the annual board membership fee and standing committee fees will be paid. In the event of an appointment to the Board between annual meetings of shareholders, the annual equity-based award shall be pro-rated. Upon completion of a non-employee director’s service as a director, other than removal pursuant to a shareholder resolution due to a breach of fiduciary duties, any unvested awards granted to such director by virtue of such position and held by such director will immediately become vested.

We purchase directors’ and officers’ liability insurance for our directors and executive officers, as approved by our shareholders and consistent with the Compensation Policy. In addition, we release our directors from liability and indemnify them to the fullest extent permitted by law and our Articles of Association, and provide them with indemnification and release agreements for this purpose, substantially in the form approved by our shareholders at our 2012 annual meeting.

In addition, Teva reimburses or covers its non-employee directors’ expenses (including travel expenses) incurred in connection with attending meetings of the Board and its committees or in performing other services for Teva in their capacity as non-employee directors, in accordance with Israeli law and the Compensation Policy.

Any director elected to serve as a member of our Board and all directors currently serving on our Board will be compensated in the manner described above and will benefit from the insurance, indemnification and release discussed above.

No additional compensation is received for attendance at a Board or committee meeting.

Director Stock Ownership Guidelines

In 2019, we established director stock ownership guidelines requiring ownership of five times the annual cash fee paid to directors for board membership (excluding committees fees), which must be achieved within the later of six years of first becoming subject to these guidelines and January 1, 2025.

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2021 Director Compensation

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)

Dr. Sol J. Barer (3)	255,000	284,991	539,991

Rosemary A. Crane	170,000	159,993	329,993

Amir Elstein	180,000	159,993	339,993

Jean-Michel Halfon	160,000	159,993	319,993

Abbas Hussain (4)	87,795	159,993	247,788

Gerald M. Lieberman	195,000	159,993	354,993

Roberto A. Mignone	180,000	159,993	339,993

Dr. Perry D. Nisen	160,000	159,993	319,993

Nechemia (Chemi) J. Peres	155,000	159,993	314,993

Prof. Ronit Satchi-Fainaro	150,000	159,993	309,993

Janet S. Vergis	155,000	159,993	314,993

Tal Zaks (5)	36,890	112,530	149,420
(1)	The amounts shown include the paid cash portion of the annual fee for the Chairman of the Board and Board membership fees and committee service fees for other non-employee directors.
(2)

In June 2021, each non-employee director serving at that time was granted 14,479 RSUs, and the Chairman of the Board was granted 25,791 RSUs, based on the grant date fair value of a share of $11.05. Non-employee directors that join between annual general meetings are eligible for an equity grant value that is pro-rated in an amount equal to the difference between (i) an annual grant of $160,000 (for non-employee directors other than the chairman) and (ii) the product of (x) an annual grant ($160,000) divided by 12 and (y) the number of months (including partial months) in the period between the last annual meeting of shareholders and the date of such appointment. Accordingly, in November 2021, Tal Zaks was granted 12,205 RSUs based on the grant date fair value of a share of $9.22. The amounts shown in the Stock Awards column represent the aggregate grant date fair values of RSUs computed in accordance with FASB Accounting Standards Codification Topic 718 (“Topic 718”). Valuations of RSUs were determined based on the fair market value of a Teva share on the grant date, less the net present value of dividends, as relevant. For information regarding assumptions, factors and methodologies used in our computations pursuant to Topic 718, see note 14c. to our consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2021. These RSUs vest one year from the grant date. As of December 31, 2021, the aggregate number of unvested RSUs held by each current non-employee director was as follows: Dr. Sol J. Barer: 25,791; Rosemary A. Crane: 14,479; Amir Elstein: 14,479; Jean-Michel Halfon: 14,479; Gerald M. Lieberman: 14,479; Roberto A. Mignone: 14,479; Dr. Perry D. Nisen: 14,479; Nechemia J. Peres: 14,479; Prof. Ronit Satchi-Fainaro: 14,479; Janet S. Vergis: 14,479; and Tal Zaks: 12,205. Upon completion or termination of a non-employee director’s service as a director, other than removal pursuant to a shareholder resolution due to a breach of fiduciary duties, any unvested awards granted to such director in virtue of such position and held by such director will immediately become vested. In 2021, Abbas Hussain received accelerated vesting of equity in connection with his completion of Board service.

(3)	During his service as Chairman of the Board, Dr. Barer is entitled to an annual fee of $255,000 and an annual equity-based award with an approximate grant date fair value of $285,000.
(4)	Mr. Hussain stepped down from the Board in July 2021.
(5)	Mr. Zaks was appointed to the Board effective October 1, 2021.

Mr. Schultz was not and will not be entitled to any compensation in his capacity as a member of the Board or any committee thereof.

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Corporate Governance and Director Compensation

Committees of the Board

Our Articles of Association provide that the Board of Directors may delegate its powers to one or more committees as it deems appropriate to the extent such delegation is permitted under the Israeli Companies Law. The Board of Directors has appointed the standing committees listed below, as well as ad-hoc committees appointed from time to time for specific purposes determined by the Board.

We have adopted charters for all of our standing committees, formalizing the committees’ procedures and duties. These committee charters are available on our website at www.tevapharm.com.

Committee Composition and Board and Committee Attendance in 2021

Name	Audit	Human Resources and Compensation	Corporate Governance and Nominating	Finance and Investment	Compliance	Science and Technology

Rosemary A. Crane		Chair				∎

Amir Elstein	∎		Chair	∎

Jean-Michel Halfon			∎		Chair

Roberto A. Mignone	∎		∎	Chair

Dr. Perry D. Nisen					∎	Chair

Nechemia (Chemi) J. Peres		∎	∎

Gerald M. Lieberman	Chair	∎		∎

Prof. Ronit Satchi-Fainaro					∎	∎

Janet S. Vergis		∎			∎

Dr. Tal Zaks	∎			∎		∎

No. of meetings in 2021	7	9	6	3	5	6

Average attendance rate	100%	100%	91.6%	100%	95%	100%

In 2021, our Board of Directors met nine times with an average attendance rate of 97%. In 2021, each of our current directors attended at least 85% of the meetings of the Board and Board committees on which he or she served. In consideration of the health and safety of our directors, executive officers and other employees, our Board and Committees meetings were conducted in a hybrid format in 2021, due to the ongoing COVID-19 pandemic.

Audit Committee

The Israeli Companies Law requires publicly held Israeli companies to appoint an audit committee. As a NYSE-listed company, Teva’s Audit Committee must be comprised solely of independent directors, as defined by the Securities and Exchange Commission (the “SEC”) and NYSE regulations.

The responsibilities of our Audit Committee include, among others: (a) identifying flaws in the management of our business and making recommendations to the Board of Directors as to how to correct them and providing for arrangements regarding employee complaints with respect thereto; (b) making determinations and considering providing approvals concerning certain related party transactions and certain actions involving conflicts of interest; (c) reviewing the internal auditor’s performance and approving the internal audit work program and examining our internal control structure and processes; (d) examining the independent auditor’s scope of work and fees; and (e) providing for arrangements regarding employee complaints regarding questionable accounting or auditing matters and monitoring compliance with and investigating alleged violations and enforcing provisions of Teva’s Code of Conduct. Furthermore, the Audit Committee discusses the financial statements and the disclosure under “Management’s Discussion

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and Analysis of Financial Condition and Results of Operations” (the “MD&A”) and presents to the Board of Directors its recommendations with respect to the proposed financial statements and MD&A.

In accordance with the Sarbanes-Oxley Act and NYSE requirements, the Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our independent auditors. In addition, the Audit Committee is responsible for assisting the Board of Directors in monitoring our financial statements, the effectiveness of our internal controls and our compliance with legal and regulatory requirements. The Audit Committee also discusses our policies with respect to risk assessment and risk management regarding financial reporting and risks that may be material to us and major legislative and regulatory developments that could materially impact Teva’s contingent liabilities and risks.

The Audit Committee charter sets forth the scope of the committee’s responsibilities, including its structure, processes and membership requirements; the committee’s purpose; its specific responsibilities and authority with respect to, among others, registered public accounting firms; complaints relating to accounting, internal accounting controls or auditing matters; and its authority to engage advisors as determined by the Audit Committee.

The Audit Committee also reviews and receives briefings concerning Teva’s information security and technology risks, including cybersecurity, and has been briefed on Teva’s information security and risk management programs. Teva’s information security office leads our cybersecurity risk management program.

All of the Audit Committee members have been determined to be independent as defined by SEC and NYSE regulations.

The Board of Directors has determined that, of the directors on this committee, Gerald M. Lieberman (chair) and Roberto A. Mignone are “audit committee financial experts” as defined by applicable SEC regulations.

Human Resources and Compensation Committee

The Israeli Companies Law requires publicly held Israeli companies to appoint a compensation committee. As a NYSE-listed company, Teva’s HR and Compensation Committee must be comprised solely of independent directors, as defined by the SEC and NYSE regulations.

The HR and Compensation Committee is responsible for establishing annual and long-term performance goals and objectives for our executive officers, as well as reviewing our compensation philosophy and policies (including our Compensation Policy).

The HR and Compensation Committee is responsible for reviewing plans for the succession of our chief executive officer and other senior members of executive management.

The HR and Compensation Committee also evaluates the performance of our chief executive officer and other executive officers, makes recommendations to the Board of Directors regarding the compensation of our executive officers and directors, reviews any organizational restructuring pertaining to the roles, responsibilities and selection of executive officers and oversees our labor practices.

All of the HR and Compensation Committee members have been determined to be independent as defined by SEC and NYSE regulations.

Corporate Governance and Nominating Committee

The NYSE Listed Company Manual requires publicly listed companies to appoint a corporate governance / nominating committee composed entirely of independent directors, as defined by NYSE regulations.

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Corporate Governance and Director Compensation

The role of our Corporate Governance and Nominating Committee is to (i) identify individuals who are qualified to become directors; (ii) recommend to the Board of Directors director nominees for each annual meeting of shareholders; and (iii) assist the Board of Directors in establishing and reviewing Teva’s statement of corporate governance principles and promoting good corporate governance in Teva.

All of the Corporate Governance and Nominating Committee members have been determined to be independent as defined by NYSE regulations.

Finance and Investment Committee

The role of our Finance and Investment Committee is to assist the Board of Directors in fulfilling its responsibilities with respect to our financial and investment strategies and policies, including determining policies on these matters and monitoring implementation. It is also authorized to approve certain financial transactions (such as material loans and other financing arrangements), review our financial risk management policies and evaluate the execution, financial results and integration of Teva’s completed acquisitions, as well as various other finance-related matters, including our global tax structure and allocation policies. According to the committee’s charter, at least one of the committee’s members must be qualified as a financial and accounting expert under SEC regulations and/or the Israeli Companies Law.

The Board of Directors has determined that, of the directors on this committee, Gerald M. Lieberman and Roberto A. Mignone (chair) are financial and accounting experts under Israeli law.

A majority of committee members must be determined to be independent as defined by NYSE regulations.

Compliance Committee

The role of our Compliance Committee is to oversee our: (i) policies and practices for complying with laws, regulations and internal procedures; (ii) policies and practices regarding issues that have the potential to seriously impact our business and reputation; (iii) global public policy positions; (iv) strategy and governance of ESG matters and to advise the Board on ESG matters; and (v) implementation of our culture of integrity.

A majority of committee members must be determined to be independent as defined by NYSE regulations. The chairperson of the Audit Committee shall be invited by the committee chairperson to participate in the Compliance Committee, as deemed relevant to the committee’s agenda.

Science and Technology Committee

The Science and Technology Committee oversees our overall strategic direction and investment in research and development and technological and scientific initiatives. As part of this responsibility, it reviews scientific and R&D strategy and priorities, scientific aspects of business development activities and technological trends. It assists the Board of Directors in risk management oversight relating to R&D and our intellectual property, advises on our intellectual property strategy, reviews new technology in which Teva is, or is considering, investing and reviews the efficacy and safety profile of new pharmaceuticals.

All of the committee members must be determined to have scientific, medical or other related expertise. A majority of committee members must be determined to be independent as defined by NYSE regulations.

Code of Business Conduct

Teva has adopted a code of business conduct applicable to its directors, executive officers, and all other employees. A copy of the code is available to every Teva employee on Teva’s internet site, upon request to its human resources department, and to investors and others on Teva’s website at www.tevapharm.com or by contacting Teva’s investor relations department, legal department or the internal auditor. If we make any

20	Teva Pharmaceutical Industries Ltd. 2022 Proxy Statement

Corporate Governance and Director Compensation

amendment or grant any waiver to this code that applies to our chief executive officer, chief financial officer, chief accounting officer or controller, or persons performing similar functions, and that relates to an element of the SEC’s “code of ethics” definition, then we will disclose the nature of the amendment or waiver on Teva’s website. The Board of Directors has approved a whistleblower policy which functions in coordination with Teva’s code of business conduct and provides an anonymous means for employees and others to communicate with various departments of Teva, including the Audit Committee. Teva has also implemented a training program for new and existing employees concerning the code of business conduct and whistleblower policy.

Principles of Corporate Governance

We have adopted a set of corporate governance principles, which is available on our website at www.tevapharm.com. We place great emphasis on maintaining high standards of corporate governance and continuously evaluate and seek to improve our governance standards. These efforts are expressed in our corporate governance principles, our committee charters and the policies of our Board of Directors. Teva is in compliance with all corporate governance standards currently applicable to Teva under Israeli and U.S. laws, SEC regulations and NYSE listing standards.

Insider Trading Policy

Our directors, executive officers and employees, as well as their immediate family members, persons living in their home and entities controlled by any of the foregoing persons are subject to Teva’s insider trading policy (the “Policy”). The Policy prohibits insider trading and certain speculative transactions (including short sales, buying put and selling call options and other hedging or derivative transactions in Teva’s securities), and establishes a regular blackout period schedule during which directors, executive officers and certain employees may not trade in Teva’s securities. In addition, the Policy establishes pre-clearance procedures that directors and executive officers must observe prior to effecting any transaction in Teva’s securities. The Policy applies not only to Teva’s ADSs and ordinary shares, but also to its debt securities and other securities for which Teva securities serve as underlying assets.

Board Evaluation Process

Our Board of Directors is committed to continuous improvement and recognizes the fundamental role a robust Board of Directors and committee evaluation process play in ensuring that our Board of Directors maintains optimal composition and functions effectively.

In the annual self-evaluation process, the members of the Board of Directors conduct a confidential oral assessment of the performance, risk oversight and composition of the Board and any committees of which he or she is a member with the Company Secretary. As part of the evaluation process, the Board of Directors, in conjunction with the Corporate Governance and Nominating Committee, reviews the effectiveness and overall composition, including director tenure, board leadership structure, diversity and skill sets, of the Board of Directors to ensure the Board of Directors serves the best interests of shareholders and positions the company for future success. The results of the oral assessments are then communicated back to each committee, committee chair and the entire Board of Directors during an executive session. After the evaluations, each committee, committee chair and the entire Board of Directors and management work to improve upon any issues presented during the evaluation process and to identify opportunities that may lead to further improvement. The Corporate Governance and Nominating Committee also uses this process to assess and determine the characteristics and skills required of prospective candidates for election to the Board of Directors.

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Shareholder Engagement

In late 2021 and early 2022, the Board conducted discussions with shareholders, as part of our regular, ongoing, annual commitment to strong corporate governance and continuous dialogue with our stakeholders, which we believe enables us to better understand their perspectives.

During this time, we contacted our top 25 shareholders, which represent approximately 37% of our outstanding shares and a significant majority of identified institutional holders, as well as the research teams at proxy advisory firms Institutional Shareholder Services Inc. and Glass Lewis & Co. The majority of shareholders we contacted responded that they did not seek to engage at this time or did not respond to our request. Several of these holders have engaged with us and provided feedback in prior rounds of engagement. We participated in discussions with the shareholders that agreed to engage with us and with one of the proxy advisory firms. Our Chairman of the Board, the Chair of our HR and Compensation Committee and a member of the Compliance Committee who presented on ESG matters, participated in relevant discussions with shareholders.

The discussions covered a broad array of matters, including:

∎

our ESG materiality assessment, our issuance of sustainability-linked bonds in November 2021, our compliance and ethics program, our continued enhancement of ESG transparency and the resulting improvements in ESG ranking indices;

∎	inclusion and diversity at Teva;

∎	board and executive succession planning; and

∎	changes to our executive compensation program over recent years.

Feedback from our shareholders was shared and discussed with the HR and Compensation Committee, the Corporate Governance and Nominating Committee, the Compliance Committee and the Board.

The Board and management continue to engage regularly in dialogue with many of the Company’s largest shareholders, and the HR and Compensation Committee will continue to consider shareholder feedback and the results of the advisory vote on executive compensation in connection with its determinations of executive compensation. Through our shareholder outreach, we have established important feedback channels that provide a valuable way to receive ongoing input from our shareholders.

See also “Executive Compensation—Compensation Discussion & Analysis—2021 Say-on-Pay Vote and Shareholder Engagement.”

Human Capital Management

Our employees are the heart of our company. We seek to make Teva an inclusive, diverse and safe workplace, with meaningful compensation, benefits and wellness programs, and offering training and leadership development programs that foster career growth.

Our HR and Compensation Committee, Compliance Committee and Board play key roles in overseeing human capital management at Teva and devote time throughout the year to its strategy and execution.

The Board and executive management view inclusion and diversity as essential to our ability to innovate and grow our business. We strive to create and sustain an inclusive and diverse work environment.

We foster an inclusive work environment that allows all people to express themselves and realize their full potential. Our Inclusion and Diversity (“I&D”) framework, governed by our I&D task force, provides a foundation for embedding I&D across our business. We focus on gender pay equity, and increase manager awareness by providing relevant training in connection with our annual performance and compensation cycle. In addition, we support recruitment, development and retention of individuals with diverse backgrounds.

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Human Capital Management

As of December 31, 2021, Teva’s work force consisted of 37,537 employees. We have employees in 58 countries around the world, representing a wide range of nationalities. Employees identifying as female represent 46% of our global employee population, 48% of managers and 29% of senior management as of December 31, 2021.

We seek to support our inclusive and diverse culture through employee resource groups, mentoring programs and training, among other things. For instance, we developed a global mentoring program for women, aimed at advancing women to senior leadership positions. In the U.S., the Teva Employee Resource Group Network represents ten distinct ERGs, which have a key role in creating a culture of inclusion and bring together employees with shared characteristics and life experiences to foster opportunities for networking, mentoring, collaboration, community outreach, career development, leadership training and cultural exchanges. In addition, we provided mandatory training for all employees globally on unconscious bias and include an inclusive leadership module in all Teva leadership development programs.

We prioritize the safety and well-being of our employees as they face both mental and physical challenges related to the COVID-19 pandemic. Our employees have demonstrated great resilience during the pandemic and we continue to provide resources to support their well-being. At the onset of the pandemic, we quickly established a comprehensive management system to control risks and support employees. During 2021, in countries where it was safe and appropriate, we took a gradual and cautious approach to returning employees to office locations, generally with a hybrid “capsule” approach. A limited number of employees would come to the office on the same set days per week to mitigate exposure and to enable social distancing. In addition, in countries where it was safe and appropriate to return fully to the office, we updated our global remote work policy, for relevant employees, allowing employees to work remotely for up to two days per week, instead of one day per week.

We invest in employee career growth and development at Teva in order to remain competitive in our industry. Our programs also benefit employees individually by providing them with the resources they need to enhance their professional and management abilities, develop leadership skills and achieve their career aspirations. Our Teva Grow program for employees provides development in essential soft skills, success in a global setting and company knowledge. For our managers, we refreshed our development programs to develop the skills, capabilities and mindset required of managers, taking into account the challenges of a disruptive environment. We focus on succession planning through global and local talent review processes that identify and accelerate successors’ readiness to fill senior positions across Teva.

We have been monitoring employee morale during this time in many ways, including by conducting our annual employee survey. Results of the 2021 survey show that employee engagement levels continue to be high. Employees are feeling connected with Teva’s mission and values, are confident in Teva’s positive

Teva Pharmaceutical Industries Ltd. 2022 Proxy Statement	23

Human Capital Management

impact on society and believe they are treated with respect. In addition, they feel they are able to be themselves at work, they are treated fairly regardless of personal background or characteristics, and that Teva promotes a culture of diversity and inclusiveness.

For further information, see “Item 1—Business— Human Capital Management” in our Annual Report on Form 10-K for the year ended December 31, 2021.

Environmental, Social and Governance

Teva views ESG as core to our business and our ESG strategy reflects how we plan to address environmental and social issues, while also bringing value to Teva and its stakeholders. In 2020, we conducted a materiality assessment to identify the ESG topics that matter most to our stakeholders and our business. Throughout 2021, we continued our efforts to enhance transparency by reporting annually on how we manage these 21 topics (outlined in the graphic below), as well as by reporting in accordance with GRI standards and by striving to align our reporting with SASB and with the TCFD framework. In 2022, Teva intends to update its ESG materiality assessment, while taking into consideration stakeholder priorities and emerging issues and opportunities.

Ten of the core 21 topics (in bold in the graphic below) represent areas where we believe Teva can have the greatest impact on stakeholders, and which could have the greatest impact on our business. Each of these priority topics has a designated task force, working group or committee to guide our management’s approach, goal setting, activities and reporting.

At the end of 2021, Teva executed the largest-ever SLB at $5 billion. We became the first pharmaceutical company to issue an SLB tied to both access and environmental targets, reflecting our commitment to implement our ESG strategy, and to increasing the reach of our medicines in low-and-middle-income countries (“LMICs”) and further reduce the impact of our operations on the planet. Teva plans to obtain external assurance and report on related progress and performance in our annual ESG Progress Report (with the 2021 report expected to be published on our website in May 2022).

Environmental

With 53 manufacturing sites around the world as of December 31, 2021, we believe that we have a responsibility to lessen our impact on the environment. With the launch of Teva’s sustainability-linked

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Environmental, Social and Governance

financing framework in 2021, we formally set targets to reduce absolute scope 1 and 2 greenhouse gas emissions by 25% by 2025 and by 46% by 2030 (compared to a 2019 baseline). These targets, set according to the Science Based Target (SBT) methodology in line with best practices, enhance our contribution to global efforts to meet the Paris Climate Agreement to limit mean global temperature rises to well below 2°C above pre-industrial levels, and preferably 1.5°C. In 2021, we also set additional long-term 2030 environmental targets, including reducing absolute scope 3 greenhouse gas emissions by 25%, increasing electricity purchased or generated from renewable sources to 50% and increasing energy efficiency by 10%.

Social

As the world’s leading provider of generic medicines, we are a committed global health partner addressing unmet needs, increasing the reach of affordable medicines and expanding our generic and innovative medicines portfolio. Our efforts to create quality, affordable medicines for more people around the world are governed by our Access to Medicines steering committee and guided by Teva’s Position on Access to Medicines. In 2020, our generic medicines were responsible for more than $40 billion in savings across 12 countries and, in the U.S., we saved the healthcare system nearly $32 billion, all according to an Economic Impact Report from July 2021. In 2021, we donated $487 million worth of medicines to patients in need. We received marketing authorizations for 915 generic medicines and 163 specialty medicines. We engaged partners to advance access initiatives, help reduce healthcare costs and create cost-effective solutions, respond to drug shortages and participated in global health tenders in an effort to make treatments easily accessible and affordable for all.

Our recently-issued SLB is tied to two 2025 targets related to access to medicines—increasing the cumulative number of new regulatory submissions in LMICs on the World Health Organization’s Essential Medicines List (EML) by 150% and increasing access to medicines programs product volume by 150% through four access to medicines programs in LMICs.

Governance

Conducting business with integrity is non-negotiable for Teva. Our compliance vision is for business to be gained the right way. At Teva, compliance and ethics is everyone’s responsibility. Over the last six years, Teva has strengthened its compliance and ethics program across the globe, with an emphasis on policies, training and support that meet the business in areas related to compliance. Our Compliance Committee oversees our policies and practices for legal, regulatory and internal compliance and is updated on a regular basis by our Chief Compliance Officer. Our Global Compliance & Ethics (GC&E) department is structured to ensure our business partners have a consistent and dedicated partner at all levels of work.

One way we cultivate a culture of compliance and accountability is by seeking to reflect our values in our policies and procedures. Primary among these is Teva’s Code of Conduct, which outlines our values and foundational compliance and ethics expectations for all employees. In 2021, we published four new policies and positions, including on talent recruitment and development, pricing, quality manufacturing and compassionate use. These position statements are available on our website at https://www.tevapharm.com/our-company/corporate-governance/corporate-governance-documents/. Information on our website is not part of, and is not incorporated into, this Proxy Statement.

We established new compliance and ethics goals, including:

∎	Train or retrain 100% of active employees on applicable Teva’s compliance policies by 2023

∎	Train or retrain 100% of active sales employees on compliance policies related to marketing practices by 2023

∎	Train new employees and retrain 100% of active employees on how to report concerns through Teva’s Office of Business Integrity hotline by 2023

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Environmental, Social and Governance

∎	Strengthen Teva’s culture of compliance, maintaining our Gartner global index at parity with or greater than industry benchmark

∎	Maintain 100% evaluation of submitted high-risk third-party business partners through Teva’s Third-Party Due Diligence tool

Teva has a risk-based global compliance training and communications program. Every role at Teva is assigned a risk designation based on interactions with members of the healthcare community or government officials, and the personnel in those roles receive relevant compliance trainings. In 2021, more than 20,000 employees were trained on ethics with a 99.6% completion rate.

ESG Governance

Our executive management and Board of Directors provide oversight of our ESG activities. Our Executive Management provide strategic guidance on a bi-annual basis, approve all global commitments and targets and review Teva’s annual ESG Progress Report. Teva’s Board of Directors oversees our ESG activities and provides strategic guidance and direction, and the Compliance Committee oversees our ESG strategy and receives updates on ESG matters. In 2021, the Compliance Committee held a session on ESG together with the Board.

We have recently strengthened our ESG governance by forming our ESG Steering Committee, led by our CEO, which guides and manages strategic ESG topics as well as our ESG forum, which brings together the ESG leaders from various business units to discuss emerging ESG issues, risks and opportunities.

Teva 2021 ESG Performance

We continue to enhance ESG transparency, which has contributed to further improvements in ESG ranking indices in 2021, as evidenced by the chart below:

For more details on Teva’s ESG performance, please see our 2021 ESG Progress Report (expected to be published in May 2022). Information on our website is not part of, and is not incorporated into, this Proxy Statement.

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Executive Officers

The following table sets forth information regarding our executive officers as of March 8, 2022:

Name	Age	Executive Officer Since	Position

Kåre Schultz	60	2017	President and Chief Executive Officer

Richard Daniell	55	2017	Executive Vice President, European Commercial

Dr. Sven Dethlefs	53	2017	Executive Vice President, North America Commercial

Eric Drapé	60	2019	Executive Vice President, Global Operations

Galia Inbar	47	2021	Executive Vice President, Chief Human Resources Officer and Global Communications and Brand

Dr. Hafrun Fridriksdottir *	60	2017	Executive Vice President, Global R&D

Eli Kalif	49	2019	Executive Vice President, Chief Financial Officer

Mark Sabag	52	2013	Executive Vice President, International Markets Commercial

Eli Shani	57	2021	Executive Vice President, Global Marketing and Portfolio

David M. Stark	53	2016	Executive Vice President, Chief Legal Officer
*	Dr. Fridriksdottir will be leaving Teva and will remain in her role until June 20, 2022.

Kåre Schultz President and Chief Executive Officer	The biography of Kåre Schultz, our President and Chief Executive Officer, and one of our directors, appears under “—Directors” above.

Richard Daniell Executive Vice President, European Commercial	Mr. Daniell was appointed Executive Vice President, European Commercial in 2017. From 2016 to 2017, he served as President and CEO, Teva Europe Generics. From 2015 to 2016, he served as Chief Integration Officer, leading the integration of the Actavis Generics business into Teva. From 2015 to 2016, he served as Chief Operating Officer, International Markets. From 2011 to 2015, he served as Cluster General Manager, United Kingdom and Ireland. Mr. Daniell received a B.Sc. degree in chemistry from the University of Auckland, New Zealand.

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Executive Officers

Dr. Sven Dethlefs Executive Vice President, North America Commercial	Dr. Dethlefs was appointed Executive Vice President, North America Commercial in August 2021. From 2017 to 2021, Dr. Dethlefs served as Executive Vice President, Global Marketing & Portfolio and from May 2021 to August 2021, he also assumed the role of International Markets Commercial. From 2016 to 2017, he served as Global Head of Respiratory Medicines, for Teva’s Global Specialty Medicines business. From 2013 to 2016, he served as Chief Operating Officer, Teva Global Operations. Dr. Dethlefs joined Teva as General Manager, Teva Germany, in 2008. Prior to joining Teva, he was a partner at McKinsey & Company. Dr. Dethlefs received his Ph.D. in biochemistry from the FU Berlin/Pasteur Institute Paris.

Eric Drapé Executive Vice President, Global Operations	Mr. Drapé was appointed Executive Vice President, Global Operations in 2019. From 2015 to 2019, he served as Teva’s Chief Quality Officer. From 2014 to 2017, he also served as head of Teva’s Biologics Operations, and from 2014 to 2015, he served as Senior Vice President, Technical Operations Steriles, Respiratory and Biologics at Teva. Prior to joining Teva, Mr. Drapé served as Executive Vice President, Technical Operations of Ipsen Pharma and in several leading positions at Novo Nordisk. Mr. Drapé holds a Doctorate degree in Pharmacy and a DESS in Analytical Control of Drugs from the Université Paris XI. He also received his Executive MBA from the Scandinavian International Management Institute in Copenhagen.

Galia Inbar Executive Vice President, Chief Human Resources Officer and Global Communications and Brand	Ms. Inbar was appointed Executive Vice President, Chief Human Resources Officer and Global Communications and Brand in August 2021. From 2019 to 2021, Ms. Inbar was Senior Vice President, Global People Operations, leading Teva’s global Human Resources operations. Prior to joining Teva, Ms. Inbar held several senior global human resources and operations roles at Amdocs and other leading technology companies. Ms. Inbar holds a BSc in Industrial Engineering from Tel-Aviv University.

Dr. Hafrun Fridriksdottir Executive Vice President, Global R&D	Dr. Fridriksdottir was appointed Executive Vice President, Global R&D in 2017. Dr. Fridriksdottir will be leaving Teva and will remain in her role until June 20, 2022. From February 2017 to November 2017, she served as Executive Vice President, President of Global Generics R&D, after serving as Senior Vice President and President of Global Generics R&D from 2016. Prior to joining Teva, Dr. Fridriksdottir served as Senior Vice President and President of Global Generics R&D in Allergan plc from 2015 to 2016. From 2002 to 2015, she held positions of increasing responsibility within the Actavis Group, including Senior Vice President, R&D. From 1997 to 2002, Dr. Fridriksdottir served as Divisional Manager of Development at Omega Pharma, until its merger with Actavis. Dr. Fridriksdottir received an MS degree in pharmacy and a Ph.D. in physical pharmacy from the University of Iceland.

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Executive Officers

Eli Kalif Executive Vice President, Chief Financial Officer	Mr. Kalif was appointed Executive Vice President, Chief Financial Officer in 2019. From 2001 to 2019 he held various leadership and senior executive finance positions at Flex Ltd., a Nasdaq listed global technology, design and manufacturing service provider. From 2010 to 2019, Mr. Kalif served as Flex Ltd.’s Senior Vice President, Finance, leading its finance organization. From 1996 to 2001, Mr. Kalif worked for Deloitte Israel in various positions as a certified public accountant. Mr. Kalif received his bachelor degree in accounting and economics from the College of Management Academic Studies in Israel and is a Certified Public Accountant.

Mark Sabag Executive Vice President, International Markets Commercial	Mr. Sabag was appointed Executive Vice President, International Markets Commercial, in August 2021. Prior to that, he held several executive and senior positions at Teva, including, Executive Vice President, Chief Human Resources Officer and Global Communication and Brand from 2019 to 2021, Executive Vice President, Global Human Resources from 2013 to 2019, Global Deputy Vice President, Human Resources from 2012 to 2013, Vice President, Human Resources for Teva’s International Group and Vice President, Global Human Capital and M&A from 2006 to 2012. Prior to joining Teva, Mr. Sabag held several senior global human resources roles at Intel Corporation. Mr. Sabag received a B.A. in economics and business management from Haifa University.

Eli Shani Executive Vice President, Global Marketing and Portfolio	Mr. Shani was appointed Executive Vice President, Global Marketing and Portfolio in August 2021. From 2018 to 2021, he served as SVP, Business Development and Alliance Management. Prior to that, he held several senior leadership roles at Teva including, Senior Vice President, Strategic Initiatives, International Markets, Chief Operating Officer of a joint venture formed by Teva and Procter & Gamble and Vice President in Teva’s Corporate Business Development group. Before joining Teva, Mr. Shani held several senior leadership roles in healthcare and investment banks. He holds a joint degree in law and accounting from the University of Tel Aviv and an MBA from the University of Chicago.

David M. Stark Executive Vice President, Chief Legal Officer	Mr. Stark was appointed Executive Vice President, Chief Legal Officer in 2017. From 2016 to 2017, he served as Group Executive Vice President, Chief Legal Officer. From 2014 to 2015, Mr. Stark was Senior Vice President and General Counsel, Global Specialty Medicines. Since joining Teva in 2002, Mr. Stark served in a series of roles with increasing responsibilities in Teva North America and Teva Americas, including as Senior Director, Deputy General Counsel, and Vice President and General Counsel. Prior to joining Teva, Mr. Stark was an associate attorney in the litigation departments at Willkie Farr & Gallagher LLP between 1998 and 2002, Chadbourne & Parke between 1997 and 1998 and Haight, Gardner, Poor & Havens between 1994 and 1997. Mr. Stark received a J.D. from New York University School of Law and a B.A. in political science from Northeastern University, summa cum laude.

Teva Pharmaceutical Industries Ltd. 2022 Proxy Statement	29

Executive Compensation

COMPENSATION DISCUSSION AND ANALYSIS

This compensation discussion and analysis (“CD&A”) describes the philosophy, objectives, process, components and additional aspects of our 2021 executive compensation program. This CD&A is intended to be read in conjunction with the tables that immediately follow this section, which provide further historical compensation information for the following named executive officers (“NEOs”):

Name	Position

Kåre Schultz	President and Chief Executive Officer (“CEO”)

Eli Kalif	Executive Vice President, Chief Financial Officer (“CFO”)

Dr. Sven Dethlefs (1)	Executive Vice President, North America Commercial

Eric Drapé	Executive Vice President, Global Operations

Mark Sabag (2)	Executive Vice President, International Markets Commercial
(1)	Dr. Dethlefs was appointed to this role in August 2021 after serving as Executive Vice President, Global Marketing & Portfolio and International Markets Commercial.
(2)	Mr. Sabag was appointed to this role in August 2021 after serving as Executive Vice President, Chief Human Resources Officer and Global Communications and Brand.

Quick CD&A Reference Guide

I. BUSINESS AND COMPENSATION OVERVIEW

Compensation Objectives

In order to accomplish our key corporate objectives, we must attract, motivate and retain highly skilled and experienced people to execute our corporate strategy and lead our team. To that end, our executive officer compensation program is designed to:

(i)	link pay to performance;

(ii)	align executive officers’ interests with those of Teva and its shareholders over the long term;

(iii)	provide competitive compensation to attract and retain talent; and

(iv)	encourage performance without excessive risk.

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Executive Compensation

2021 Select Business Highlights

In 2021, despite challenges due to COVID-19, we made meaningful progress in executing on our strategic plan and delivered solid results, generating strong cash flow and improving our profitability, as detailed below.

Strategic Developments

∎

In November 2021, in line with our Environmental, Social, and Governance (“ESG”) strategy, we issued $5 billion of sustainability-linked bonds, the largest offering of its kind to-date, to refinance debt. These are the first such bonds in the pharmaceutical industry to include both environmental and social targets, namely reducing greenhouse gas emissions and improving access to medicines by 2025.

∎

While COVID-19 continued to impact patient behavior and global prescribing patterns, we continued to optimize our supply chain and manufacturing capabilities to provide essential medicines to the millions of patients who rely on us throughout the world, while focusing on the health, safety and well-being of our employees as a top priority.

∎

Sales of AUSTEDO for Huntington’s disease and tardive dyskinesia continue to grow, with $802 million in North American revenues in 2021, an increase of 26% compared to 2020. AUSTEDO was launched in China in early 2021.

∎

Sales of AJOVY for the preventive treatment of migraines in adults continued to grow, with $313 million in global revenues in 2021 (including a milestone payment). In North America, revenues were $176 million, an increase of 31% compared to 2020 and in Europe, revenues were $87 million, an increase of 184% compared to 2020. AJOVY reached 28% market share in Europe and 21% in the U.S. AJOVY was launched in Japan in August 2021.

∎

In August 2021, our New Drug Application for Risperidone LAI for patients with schizophrenia was accepted by the U.S. Food and Drug Administration, and we expect that the FDA will act on this application in the second half of 2022.

∎	We continued to grow the market share of Truxima® to approximately 28% in the U.S., our first oncology biosimilar product in that market and the first rituximab biosimilar to be approved in the U.S.

∎	Our biosimilar pipeline increased to 13 products, including 7 of our own and 6 with partners and including Lucentis, which is expected to launch in Europe in 2022.

∎

We generated improvement in several ratings that we receive from a wide range of organizations that evaluate the performance of companies with respect to ESG matters. As described above, we issued $5 billion of sustainability-linked bonds, the largest such issuance to date.

∎

In July 2021, Teva’s Economic Impact Report was released, based on an independent study by economic policy experts at Matrix Global Advisors (“MGA”), detailing a total of $43.1 billion saved by Teva’s generic medicines across major markets and the Company’s contributions to economies in 2020.

∎	We reduced our net debt by an additional $2.8 billion to a total of $20.9 billion at the end of 2021.

Financial Results

∎

Our revenues in 2021 were $15,878 million, a decrease of 5% in U.S. dollars, or 6% in local currency terms, compared to 2020, mainly due to lower revenues from COPAXONE, generic products in the U.S., generic products in Japan resulting from the divestment of a majority of the generic and operational assets of our Japanese business venture, and Anda, partially offset by higher revenues from AUSTEDO and AJOVY. Revenues continued to be affected by the ongoing impact of the COVID-19 pandemic on markets and on customer stocking and purchasing patterns.

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Executive Compensation

∎	Operating income was $1,716 million in 2021, compared to operating loss of $3,572 million in 2020.

∎

As of December 31, 2021, our debt was $23,043 million, compared to $25,919 million as of December 31, 2020. This decrease was mainly due to $4,008 million repurchased upon consummation of a cash tender offer, $3,167 million senior notes repaid at maturity and $710 million exchange rate fluctuations, partially offset by $4,973 million of issued sustainability-linked senior notes net of issuance costs.

∎

GAAP net income attributable to Teva and GAAP diluted earnings per share were $417 million and $0.38, respectively, compared to net loss of $3,990 million and diluted loss per share of $3.64 in 2020. Non-GAAP net income attributable to Teva and non-GAAP diluted earnings per share (“EPS”) were $2,855 million and $2.58, respectively, compared to $2,830 million and $2.57 in 2020. Please see “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Supplemental Non-GAAP Income Data” of our Annual Report on Form 10-K for the year ended December 31, 2021 for a reconciliation of non-GAAP EPS.

∎

During 2021, we generated free cash flow of $2,196 million, which we define as comprising: $798 million in cash flow generated from operating activities, $1,648 million in beneficial interest collected in exchange for securitized accounts receivables and $311 million in proceeds from divestitures of businesses and other assets, partially offset by $562 million in cash used for capital investments.

Taking ESG to the Next Level and Achieving Solid Results

Teva is dedicated to advancing the health of its patients, the planet and its business. As a company focused on improving patients’ lives, ESG has been a central concern to Teva. Over the last few years, we’ve laid strong foundations for ESG. In pursuing our goal of ESG leadership, we formalized our ESG strategy, priorities and targets, and we enhanced our reporting and disclosure. We have greatly expanded our reporting, in part, to meet the growing expectations of shareholders, other stakeholders and ESG rating entities for disclosing more qualitative and quantitative information in accordance with the relevant global ESG standards.

In November 2021, in line with our ESG strategy, we issued $5 billion of sustainability-linked bonds, the largest offering of its kind to date, to refinance debt. These are the first such bonds in the pharmaceutical industry to include both environmental and social targets, namely reducing greenhouse gas emissions and improving access to medicines, by 2025. In addition, in 2021, the HR and Compensation Committee and the Board set for the CEO and other executive officers objective and measurable goals directly related to our renewed ESG strategy, including on environmental, access to medicines, employee engagement, antimicrobial resistance and other objectives. These serve as examples of how our purpose and our financial and sustainability objectives are linked.

In 2020, we began transitioning our business for further growth, and in 2021, we sought to continue our growth, driven in part by increases in sales and market share of recently launched products. Consistent with this strategic shift, in 2021, the HR and Compensation Committee and the Board set ambitious goals in our annual incentive plan, increasing the target for Non-GAAP EPS by 5% over the 2020 actual result and by 6% over the 2020 goal, and increasing the target for Free Cash Flow by 10% over the 2020 actual result and by 15% over the 2020 goal. No adjustments were made to these goals due to the global pandemic. Even amidst the headwinds and operational impacts of the global pandemic, our CEO and other executive officers led the Company to achieve solid results in 2021, generating strong cash flows and improving our profitability. The Company improved its gross and operating margins and reduced net debt, keeping us on our path to achieve our 2023 long-term goals.

See “—Key Aspects of 2021 Executive Compensation—3. 2021 Targets Increased and Rigorous; No Adjustments Due to COVID-19” below for additional information on the target and achievement levels of performance for these metrics.

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Executive Compensation

Key Aspects of 2021 Executive Compensation

1.	2021 CEO Compensation: Majority Performance-Based (Total and Long-Term Incentive Equity)

Identical to 2020, approximately 86% of our CEO’s 2021 compensation was variable and at-risk, with the substantial majority being performance-based. In addition, 70% of our CEO’s long-term incentive equity grant was in the form of performance share units (“PSUs”). The PSUs are subject to three-year performance metrics tied to our key goals and there is a relative Total Shareholder Return (“TSR”) modifier (+/- 20%). The PSUs will vest, if at all, at the end of the performance period. The other 30% of our CEO’s long-term incentive equity grant was in the form of time-based restricted share units (“RSUs”), which vest over four years. There was no increase to the CEO’s compensation, which was the level approved by our shareholders, as compared to 2020.

2021 CEO Target Total Direct Compensation

Executive	Principal Position	Base Salary	Target Annual Incentive	Target Long-Term Incentive: PSUs (*)	Target Long-Term Incentive: RSUs (*)	Total (*)

Kåre Schultz	CEO	$2,000,000	$2,800,000	$7,000,000	$3,000,000	$14,800,000

% of Total		14%	19%	47%	20%	100%

% of Long-Term Incentive				70%	30%
(*)	Equity values have been rounded to the nearest $10,000.

2.	2021 Long-Term Incentives: 70% Performance-Based Equity for CEO, 50% for all other NEOs; High Threshold Performance Level; Three-Year Performance Goal

In addition to 70% of the CEO’s target equity grant in the form of PSUs, similar to 2020, 50% of the value of the target equity grant for our other executive officers is subject to performance-based vesting conditions in the form of PSUs, and the other 50% is in the form of time-based RSUs. This enhances the strong link between pay and performance for our NEOs and the alignment of the interests of the NEOs with those of Teva and its shareholders.

A minimum of 85% of target performance must be achieved in order to earn any PSUs for a particular metric, which is a rigorous and challenging level. In addition, the HR and Compensation Committee and the Board established three-year goals for the performance period.

3.	2021 Targets Increased and Rigorous; No Adjustments Due to COVID-19

No Adjustments Due to COVID-19. The HR and Compensation Committee and the Board did not make any adjustments to the targets and did not exercise any discretion to make adjustments to our annual or long-term incentive plan goals due to COVID-19, demonstrating our strong performance relative to those goals despite challenging circumstances.

Annual Cash Incentives. At the beginning of 2021, we established annual cash incentive plan targets for Non-GAAP EPS and Free Cash Flow that were aligned to the high end of the range of our outlook as communicated to investors in February 2021. These goals were considered rigorous, aggressive and challenging, attainable only with strong performance, and took into account the relevant opportunities and risks, including the significant continuing headwinds we were facing.

The 2021 Non-GAAP EPS goal was set at $2.70, 5% higher than our actual 2020 performance and 6% higher than the 2020 goal, and the Free Cash Flow goal was set at $2.3 billion, 10% higher than our

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actual 2020 performance and 15% higher than the 2020 goal, based on the assumptions communicated to investors in February 2021, including:

∎	Anticipated continued decline in COPAXONE revenue from $1.3 billion in 2020 to approximately $1.1 billion in 2021 due to an expected increase in generic competition;

∎	Anticipated continued increase of AUSTEDO revenue in the U.S. from $638 million in 2020 to $950 million in 2021; and

∎	Anticipated continued increase of global AJOVY revenue from $183 million in 2020 to $300 million in 2021.

In spite of the challenges we faced in 2021, we achieved very solid results. For the 2021 annual incentive plan, the HR and Compensation Committee and the Board determined that the Company’s achievement was 96% of our 2021 Non-GAAP EPS target, and 95% of our 2021 Free Cash Flow target. Based on achievement of these corporate objectives, along with determination of the NEOs’ individual performance achievement (which represented 25% of the target total opportunity), the HR and Compensation Committee and the Board approved an annual incentive plan payout of 72% of target for the CEO and between 96% and 102% of target for the other NEOs.

Long-Term Incentives. For the 2019-2021 PSUs, the HR and Compensation Committee and the Board determined that the achievement for the combined three-year performance period was 98% of the target for Net Debt, resulting in an earning percentage of 91%, and achievement of 103% of the target for Non-GAAP Operating Profit, resulting in an earning percentage of 113%. The average of these earning percentages, 102%, was then subject to a relative TSR modifier, which adjusted the earning percentage downward by 20%, resulting in a modified earning percentage of 82% of the target number of PSUs.

Realizable Pay Demonstrates Pay for Performance Alignment

As described in more detail below, a core component of our compensation philosophy is to incentivize our executive officers by creating a strong link between their performance and compensation. To show the alignment of pay outcomes with performance, it is useful to illustrate the amounts realizable as of December 31, 2021 relative to the target amounts of CEO compensation set by the HR and Compensation Committee, the Board, and shareholders for the relevant year.

Realizable pay shows this relationship because it reflects the actual value of annual incentives and equity awards received or to be received by our CEO, and fluctuates with financial metric performance and with increases or decreases in share price. For this reason, contrasting target pay with realizable pay provides a meaningful demonstration of the pay for performance alignment of Teva’s executive compensation program.

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The following charts demonstrate the relationship between the target and realizable pay values, in each of the past three years, of our CEO’s: (1) annual incentive, and (2) annual equity grants, including PSUs and RSUs.

When the Company does not meet performance targets and/or the share price decreases, the CEO’s realizable pay is affected.

The realizable value shown for the annual cash incentive reflects actual Non-GAAP EPS, Free Cash Flow and individual performance for the applicable year, and when contrasted with target value, underscores the link of the pay outcome to actual performance. We calculated the realizable value of annual equity grants by multiplying the number of 1) actual earned shares (for the completed 2019-2021 performance period) based on actual three-year non-GAAP operating profit, net debt reduction and relative TSR performance, 2) target shares for each other PSU grant, and 3) the number of vested and unvested RSUs for each RSU grant, by the stock price per share on the last trading day of 2021. Because of the decrease in the share price that is a key component of the equity value, the realizable equity value represented substantially less than the target value, demonstrating the direct link between performance and pay outcomes.

2021 Say-on-Pay Vote and Shareholder Engagement

At the 2021 annual meeting of shareholders, our shareholders approved, on an advisory basis, in our Say-on-Pay proposal, the compensation of our NEOs, with approximately 76% of the votes cast on the matter “For” such approval.

In late 2021 and early 2022, the Board conducted discussions with shareholders, as part of our regular, ongoing, annual commitment to strong corporate governance and continuous dialogue with our stakeholders, which we believe enables us to better understand their perspectives.

During this time, we contacted our top 25 shareholders, which represent approximately 37% of our outstanding shares and a significant majority of identified institutional holders, as well as the research teams at proxy advisory firms Institutional Shareholder Services Inc. and Glass Lewis & Co. Shareholders representing approximately 34% of our outstanding shares responded that they did not seek to engage at this time or did not respond to our request. Several of these holders have engaged with us and provided feedback in prior rounds of engagement. We participated in discussions with the shareholders that agreed to engage and with one of the proxy advisory firms. Our Chairman of the Board, the Chair of our HR and

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Executive Compensation

Compensation Committee and a member of the Compliance Committee who presented on ESG matters participated in relevant discussions with shareholders.

The discussions covered a broad array of matters as presented in the table below.

Topics Raised	Teva Response
Changes to executive compensation program over recent years

The Chair of our HR and Compensation Committee raised the topic of our executive compensation program. Shareholder commentary on the subject was limited, and ultimately, there were no common themes. (Given the opportunity to determine the topics of discussion, most shareholders focused on the other topics set forth below.) Following engagement with shareholders over the past few years, the HR and Compensation Committee has taken the following actions:

∎  Increased the proportion of long-term incentive equity grants that are performance-based from 50% to 70% for the CEO (2020) and from 33% to 50% for all other NEOs (2019);

∎  Introduced a relative TSR modifier in our long-term performance-based awards (2017);

∎  Enhanced disclosure to show the threshold, target and maximum performance levels and payout opportunities for the annual cash incentive plan and for PSUs, the performance period of which has ended (2018);

∎  Eliminated overlapping metrics in short- and long-term performance-based awards (2019);

∎  Updated peer group criteria by reducing the revenue range to $10-$40 billion from $10-$70 billion, which resulted in the removal of five of the largest companies by revenue, to reflect current organizational status (2019);

∎  Enhanced stock ownership guidelines by increasing the ownership guideline for the CEO to 6x base salary (from 4x) and for the other executive officers to 3x base salary (from 2x), adopted ownership guidelines for members of the Board of Directors equal to 5x the annual cash retainer fee for Board membership (excluding committee fee) and discontinued including unvested PSUs toward satisfaction of the ownership guidelines (2019); and

∎  Requested and obtained shareholder approval to decrease compensation for the Chairman of the Board and revise the compensation for other directors to provide greater alignment with shareholders (2019).

Environmental, Social, and Governance

The Board and the executive management team firmly believe that ESG is critical to our long-term sustainability and success.

Teva’s ESG approach is underpinned by several fundamentals:

∎  Materiality assessment. A 2020 assessment led to the identification of ten priority areas.

∎  Tangible and ambitious long-term goals, reinforced by ESG policies and positions. In 2021, we established targets on environment, access to medicines, responsible supply chain and ethics and compliance.

∎  Oversight of ESG governance by the Board. Our Compliance Committee of the Board oversees ESG policies, programs, and initiatives.

∎  Executive compensation linked to ESG. In 2021, the CEO and several executives had individual performance goals directly tied to Teva’s ESG strategy.

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Topics Raised	Teva Response

∎  ESG targets linked to our financing strategy. Teva’s issuance of sustainability-linked bonds in November 2021 is an example of how our purpose and our financial and sustainability objectives are linked. The bond targets two of the most critical challenges for the world: access to medicines and climate change.

∎  Compliance and ethics. We continue to prioritize our compliance and ethics program across the globe, with an emphasis on policies and training. Teva strives to create a culture of compliance by reflecting its values in policies and procedures, including Teva’s Code of Conduct and Teva’s Policy on the Prevention of Corruption. Employees are assigned relevant compliance trainings and receive frequent communications from Board members and senior management about the importance of integrity.

∎  Reporting. Teva continues to enhance transparency, by reporting in accordance with Global Reporting Initiative (GRI) standards and striving to align reporting with other robust international standards, such as the Sustainability Accounting Standards Board (SASB) and with the Task Force on Climate-Related Financial Disclosures (TCFD) framework.

Inclusion and diversity

The Board and executive management view inclusion and diversity as essential to our ability to innovate and grow our business. It is our desire to create and sustain an inclusive and diverse work environment.

Employees identifying as female represent 46% of our global employee population, 48% of managers, 29% of senior management, and 25% of directors as of December 31, 2021.

Our Inclusion and Diversity (“I&D”) framework, governed by our I&D task force, provides a foundation for embedding I&D across our business. We focus on gender pay equity and increase manager awareness by providing relevant training in connection with our annual performance and compensation cycle. In addition, we support recruitment, development and retention of individuals with diverse backgrounds. We seek to support our inclusive and diverse culture through employee resource groups (“ERGs”), mentoring programs, sponsorship, and training, among other things. In addition, we provided mandatory training for all employees globally on unconscious bias and include an inclusive leadership module in all Teva leadership development programs.

Executive succession planning	The HR and Compensation Committee and the Board view succession planning as a top priority. Our succession planning covers the CEO as well as our executive management team. The goal of succession planning is to ensure we have the highest caliber talent pool to lead our strategic growth in a collaborative environment. Both internal and external candidates will be considered but we are highly encouraged by our commitment to develop internal talent. The CEO is fully engaged in this process.

Feedback from our shareholders was shared and discussed with the HR and Compensation Committee, the Corporate Governance and Nominating Committee, the Compliance Committee and the Board.

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Executive Compensation

The Board and management continue to engage regularly in dialogue with many of the Company’s largest shareholders, and the HR and Compensation Committee will continue to consider shareholder feedback and the results of the advisory vote on executive compensation in connection with its determinations of executive compensation as depicted in our annual shareholder engagement cycle below. Through our shareholder outreach, we have established important feedback channels that provide a valuable way to receive ongoing input from our shareholders.

II. COMPENSATION PHILOSOPHY AND OBJECTIVES

Compensation Philosophy

∎

Pay-for-performance: We aim to incentivize our executive officers by creating a strong link between their performance and compensation. Therefore, a significant portion of the total compensation package provided to our executive officers is based on measures that reflect both our short- and long-term goals and performance, as well as the executive officer’s individual performance and impact on shareholder value.

∎

Alignment of executive officers’ interests with those of Teva and its shareholders: In order to promote retention and motivate executive officers to focus on long-term objectives and the performance of Teva’s shares, a significant portion of the compensation packages of our executive officers is granted in the form of equity-based compensation, which creates a direct link between the interests of executive officers and the interests of Teva and its shareholders. By making executive officers shareholders with a personal stake in the value of Teva, we are motivating them to create, and enabling them to share in, Teva’s growth and success, while also fostering an ownership culture among executive officers.

∎

Competitive compensation to attract and retain talent: We compete with global companies to attract and retain highly talented professionals with the necessary capabilities to promote creativity, encourage high achievement, manage our complex business and worldwide operations and execute our strategy. The HR and Compensation Committee and the Board reference, among other things, the amounts and structures of the compensation of executive officers in the companies in our peer group in determining competitive pay levels, and generally target total direct compensation at the median range of comparable positions at these companies.

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∎

High standards of corporate governance, compliance and risk management: We are committed to transparent and ethical business practices. Maintaining high standards of corporate governance and legal compliance are key factors in our success. This allows us to create long-term value for our shareholders as well as all of our other stakeholders, including employees, customers, suppliers and, above all, patients worldwide. Compensation is structured in a manner that creates an incentive to deliver high performance (both short- and long-term) while taking into account our compliance and risk management philosophy and avoiding undue pressure on executive officers to take excessive risks, thereby encouraging a balanced and effective risk-taking approach.

Compensation Policy under the Israeli Companies Law

Due to our unique position as an Israeli company with an extensive global footprint, we aim to adopt compensation policies and practices that match those of similar global companies, but we must also comply with applicable Israeli law, including the requirement that Israeli publicly-traded companies adopt a compensation policy which is submitted periodically for shareholder approval and contains certain limits on elements of compensation. Executive compensation decisions must generally be consistent with that policy.

As approved at our 2019 annual meeting of shareholders, and as required by the Israeli Companies Law, we have adopted a Compensation Policy regarding the terms of office and employment of our “Office Holders” (as defined under the Israeli Companies Law, which includes directors, the CEO, other executive officers and any other managers directly subordinate to the CEO), including cash compensation, equity-based awards, releases from liability, indemnification and insurance, severance, and other benefits (the “Terms of Office and Employment”). Each of our NEOs is an Office Holder within the meaning of the Israeli Companies Law. The Compensation Policy is reviewed from time to time by the HR and Compensation Committee and the Board to ensure its alignment with our compensation philosophy and objectives and to consider its appropriateness for Teva. Under the Israeli Companies law, we are required to submit the compensation policy to shareholders at least once every three years for approval. Because three years have elapsed since our shareholders last approved the Compensation Policy in 2019, and as further described in “Proposal 3: Approval of Teva’s Compensation Policy” set forth below, Teva is submitting to shareholders a proposal to re-approve the current Compensation Policy.

Compensation Governance

The HR and Compensation Committee assesses the effectiveness of our compensation program periodically and reviews risk mitigation and governance matters. We do this by maintaining the following best practices:

What We Do
Shareholder Engagement	We reach out to shareholders to understand and address their perceptions and concerns regarding our executive compensation program.
Shareholder-Approved Compensation Policy	We must generally comply with the provisions of our shareholder-approved Compensation Policy in all decisions in connection with executive compensation.
Majority Variable Pay	The majority of total executive compensation is variable and at-risk, and a meaningful percentage is performance-based.
Balance Short- and Long-Term Compensation	The allocation of incentives among the annual incentive plan and the long-term incentive plan does not over-emphasize short-term performance at the expense of achieving long-term goals.

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Executive Compensation

What We Do
Combination of Balanced Performance Metrics	We use a diverse set of performance metrics in our incentive plans to ensure that no single measure affects compensation disproportionately.
Equity for Long-Term Incentives

We use PSUs with a three-year performance period and RSUs that vest over four years to motivate long-term performance, align the interests of executive officers and shareholders and provide an incentive for retention.

Independent Compensation Consultant	Our HR and Compensation Committee has engaged an independent compensation consultant to provide information and advice for use in Committee decision-making.
Peer Data	We review compensation benchmark data from peer companies whose industry, revenues, and global footprint share similarities with Teva.
Stock Ownership Guidelines	We maintain guidelines for executive officers and directors to maintain meaningful levels of stock ownership.
Clawback	We maintain a clawback policy to recoup cash and equity-based incentives paid to executive officers based on erroneously prepared financial statements or other misconduct.
Risk Assessment	We conduct an annual risk assessment of our compensation program.
Cap Bonus, Equity Grant Fair Values and PSU Payouts	We cap annual cash incentive payouts, annual equity grant date fair values at target, and the number of PSUs that may be earned under an award, pursuant to the Compensation Policy.
Double Trigger Change-in-Control Provisions

If there is a change in control, outstanding equity awards will vest only if there is both a change-in-control and a termination of employment (a “double trigger”). A change-in-control alone will not trigger vesting.

What We Don’t Do
No Dividends on Unearned Awards	Under our equity plan, we do not pay dividends or dividend equivalents on shares that a participant has not yet earned or that have not vested.
No Hedging or Pledging of Company Securities	We prohibit executive officers and non-employee directors from engaging in hedging, pledging or short sale transactions in Company securities.
No Repricing of Underwater Stock Options	Our equity plan does not permit the repricing of stock options where the strike price exceeds the then-current fair market value without shareholder approval.
No Excise Tax Gross-Ups	We do not provide excise tax gross-ups in employment agreements.
No Guaranteed Bonuses	We do not provide guaranteed performance bonuses to our executive officers.
No Backdating, or Discounting Stock Options	We do not backdate stock options or provide discounted stock options.

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III. COMPENSATION DETERMINATION PROCESS

Key Participants

The roles and responsibilities of all parties involved with the compensation determination process are set forth below:

Participant	Responsibilities
Shareholders

∎  Approve the Compensation Policy as required under the Israeli Companies Law, including caps for cash incentives and equity, at least once every three years, and any changes thereto

∎  Cast advisory vote on proposal(s) regarding executive compensation under U.S. law

∎  Approve any compensation that deviates from the Compensation Policy

∎  Approve compensation of the CEO

∎  Approve compensation of directors

∎  Approve equity plans, material changes to equity plans and share reserve increases

∎  Provide direct feedback and input to Teva and our Board

Board of Directors

∎  Evaluate performance of the CEO and executive officers, including the NEOs

∎  Review and approve (subject to shareholder approval in certain cases):

∎  Equity plans, material changes to equity plans and share reserve increases

∎  CEO and executive officer compensation, with input and recommendation from, and prior approval of, the HR and Compensation Committee

∎  Changes to the Compensation Policy

Human Resources and Compensation Committee

∎  Consider shareholder feedback and all other factors to help align our executive compensation program with the interests of Teva and our shareholders and long-term value creation

∎  Review and approve (subject to Board and shareholder approval in certain cases):

∎  CEO and executive officer compensation, including adjustments to executive officers’ base salaries, cash incentives and equity compensation, as well as other components of compensation

∎  Performance-based metrics and goals under the annual cash incentive plan and PSU plan

∎  Achievement of performance-based goals under the annual cash incentive plan and associated with PSUs

∎  Equity plans and awards

∎  The Compensation Policy and its continued appropriateness (periodically)

∎  The CD&A and the compensation tables and accompanying narrative descriptions

Independent Compensation Consultant

∎  Advise the HR and Compensation Committee on various director and executive officer compensation and governance topics, including:

∎  Compensation Policy, pay philosophy, best practices and market trends

∎  Selection of peer group companies

∎  Director and executive officer compensation practices and levels at peer group companies

∎  Design of annual cash incentive plan and performance and other equity plans, and awards and grants under each plan

∎  Stock ownership guidelines

∎  Review and provide an independent assessment of the data and materials presented by management to the HR and Compensation Committee

∎  Participate in HR and Compensation Committee meetings as requested

CEO

∎  Evaluate the performance of other executive officers, including the other NEOs, and recommend adjustments to base salaries, annual cash incentives and long-term equity compensation

∎  Develop business goals, which are evaluated and incorporated by the HR and Compensation Committee and the Board in the design of our executive officer compensation program

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Executive Compensation

Role of Independent Compensation Consultant

The HR and Compensation Committee has the authority to retain independent compensation consultants to assist it in the performance of its duties and responsibilities without consulting or obtaining the approval of management of the Company. The HR and Compensation Committee has retained Semler Brossy Consulting Group LLC (“Semler Brossy”) as its independent compensation consultant. Semler Brossy reported directly to, and was directly accountable to, the HR and Compensation Committee. While the HR and Compensation Committee took into consideration the review and recommendations of this independent advisor when making decisions about the Company’s executive officer and director compensation practices and governance related topics, the HR and Compensation Committee ultimately made its own independent decisions about these matters.

The HR and Compensation Committee assessed the independence of Semler Brossy pursuant to the rules of the SEC and the NYSE. In doing so, the HR and Compensation Committee considered the factors set forth by the SEC and NYSE with respect to a compensation consultant’s independence. The HR and Compensation Committee also considered the nature and amount of work performed for the HR and Compensation Committee and the fees paid for those services in relation to the firm’s total revenues. After these reviews, the HR and Compensation Committee concluded that there were no conflicts of interest, and that Semler Brossy was independent pursuant to SEC and NYSE rules.

Compensation Peer Group and Peer Selection Process

The HR and Compensation Committee believes that obtaining relevant market and benchmark data is very important to making determinations about executive compensation. This information provides a solid reference point for making decisions and very helpful context even though, relative to other companies, there are differences and unique aspects of the Company.

The HR and Compensation Committee takes into consideration the structure and components of, and the amounts paid under, the executive compensation programs of other, comparable peer companies, as derived from public filings and other sources when making decisions about the structure and component mix of our executive compensation program. The HR and Compensation Committee also considers broader industry practices and our competitors for talent.

The HR and Compensation Committee has developed and maintained a relevant group of peer companies (the “Peer Group”) generally using the following criteria:

∎	Industry: Pharmaceutical sector/subsector;

∎	Company size: $10 billion to $40 billion of revenues, market capitalization of $10 billion to $160 billion, and a similar number of employees as Teva; and

∎

Global presence and geography: Global footprint and breadth, with focus on U.S. and European markets; the HR and Compensation Committee made a conscious decision to include both U.S. and non-U.S. companies (in terms of headquarters and country of primary exchange listing) in order to reflect Teva’s international presence and competition in the global talent market.

The HR and Compensation Committee believes that the Peer Group companies are the companies with which we compete for talent. In general, the HR and Compensation Committee accords less weight to market capitalization due in part to the number of factors that can influence and cause volatility in the spot price of the common stock of a company.

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Executive Compensation

The Peer Group established for setting 2021 compensation consisted of the following companies:

Company	Headquarters	Revenues (1) ($ in millions)	Market Cap (1) ($ in millions)	Employees (1)

AbbVie, Inc.	United States	$33,266	$150,187	30,000

Amgen, Inc.	United States	$23,362	$126,296	22,000

Astellas Pharma, Inc.	Japan	$12,089	$25,488	16,243

AstraZeneca Plc	United Kingdom	$24,384	$132,036	61,100

Biogen, Inc.	United States	$14,378	$38,789	7,400

Bristol-Myers Squibb Co.	United States	$26,145	$131,742	23,300

Eli Lilly & Co.	United States	$22,320	$118,273	38,815

Gilead Sciences, Inc.	United States	$22,449	$72,904	11,800

GlaxoSmithKline Plc	United Kingdom	$44,704	$83,307	99,437

Merck KGaA	Germany	$18,126	$64,424	57,451

Mylan NV (2)	United Kingdom	$11,501	$7,516	35,000

Novo Nordisk A/S	Denmark	$18,325	$149,318	43,158

Sanofi	France	$42,230	$113,280	100,409

Takeda Pharmaceutical Co., Ltd.	Japan	$30,587	$48,420	49,578

	Revenues ($ in millions)	Market Cap ($ in millions)	Employees

Teva Pharmaceutical Industries Ltd. Percentile Rank	21st	2nd	60th

Median	$22,906	$98,294	36,908
(1)	Source (revenue, market capitalization and employee number information): Dow Jones (October 2020).
(2)	Subsequent to the HR and Compensation Committee’s selection of Mylan NV as a Peer Group company, the company became Viatris Inc.

The HR and Compensation Committee periodically reviews the Peer Group to ensure that the companies included continue to meet the primary selection criteria outlined above. The HR and Compensation Committee decided to keep the same Peer Group as the prior year except for Allergan Plc which was removed due to being acquired.

The HR and Compensation Committee and the Board consider data from the Peer Group companies as a reference point in reviewing market pay levels, allocations and practices. Other factors considered when setting the compensation of our CEO and executive officers include sustained performance, criticality of contributions to Teva, and the executive officer’s role, skills, experience and development. The HR and Compensation Committee retains discretion in determining the nature and extent of the use of Peer Group data.

Internal Considerations. The HR and Compensation Committee also reviews relevant internal ratios between executive officer compensation and the compensation of other employees, specifically the average and median values of other employee compensation, and its potential effect on the Company’s labor relations in connection with the review and approval of compensation to executive officers.

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Executive Compensation

IV. COMPONENTS OF OUR COMPENSATION PROGRAM

2021 Components in General

The HR and Compensation Committee, Board and shareholders each participated in the selection of the components of compensation set forth in the chart below to achieve our stated executive compensation program objectives. The majority of the compensation of each executive officer is variable and at-risk and a significant portion is subject to the achievement of performance goals in order to be earned. The HR and Compensation Committee and the Board review all components of the compensation of executive officers in order to verify that each executive officer’s total compensation is consistent with our compensation philosophy and objectives and within the parameters set by our shareholder-approved Compensation Policy.

Element	Description	Additional Detail
Base Salary	Fixed cash compensation Determined based on each executive officer’s role, individual skills, experience, performance, external market value and internal equity	Base salaries are intended to provide stable compensation to executive officers, allow Teva to attract and retain qualified global executive talent and maintain a stable leadership team
Short-Term Incentives: Annual Cash Incentive Opportunities

Variable cash compensation based on the level of achievement relative to Company and individual performance objectives that are pre-determined annually

Weighted performance against goals must be at least 85% of target (90% for the CEO) and other predetermined thresholds must be met in order for any payout to occur

Cash incentives are capped at a maximum of 200% of base salary if achievement level is at least 120% of performance goal

Per the Compensation Policy, a target cash award as a percentage of base salary is capped at 100% (150% for the CEO)

Annual cash incentive opportunities are designed to ensure that our executive officers are incentivized to reach Teva’s annual goals; payout levels are determined based on actual financial and operational results, as well as individual performance

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Element	Description	Additional Detail
Long-Term Incentives: Annual Equity-Based Compensation

Variable equity-based compensation

Performance Share Units (“PSUs”): Restricted share units that are earned only upon the attainment of 3-year performance goals

Corporate performance against goals must be at least 85% of target in order for award to be earned for that metric

Awards are capped at 240% of target number of shares if achievement level is at least 120% of performance goal and 75th percentile relative TSR

Restricted Share Units (“RSUs”): Restricted share units that are time-based

Per the Compensation Policy, the maximum monetary grant value of the annual equity award is $11.0 million at target for the CEO and $4.5 million at target for executive officers

Equity-based compensation is used to foster a long-term link between executive officers’ interests and the interests of Teva and its shareholders, as well as to attract, motivate and retain executive officers for the long term

In 2021, the CEO received 70% of the value granted in the form of PSUs and 30% in the form of RSUs; all other executive officers received 50% of the value granted in the form of PSUs and 50% in the form of RSUs

2021 Target Pay Mix

The target pay mix supports the core principles of our executive officer compensation philosophy of compensating for performance and aligning executive officers’ interests with those of Teva and its shareholders, by emphasizing short- and long-term incentives.

The following charts outline the HR and Compensation Committee and the Board’s allocation of annual target total direct compensation payable to the CEO and to other NEOs. The HR and Compensation Committee and the Board allocated compensation among (i) base salary, (ii) short-term annual cash incentive opportunity and (iii) long-term annual equity.

A sizeable majority of target total direct compensation is variable, at-risk pay, consistent with our pay-for-performance philosophy. Specifically, in 2021, 86% of our CEO’s target total direct compensation was at-risk compensation, and 78%, on average, of the target total direct compensation of our other NEOs was at-risk compensation. We consider compensation to be “at risk” if it is subject to performance-based payment or vesting conditions or if its value depends on stock price appreciation.

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Executive Compensation

Target Pay Mix

The percentages of target total direct compensation as calculated above are based on the annualized 2021 base salary, the 2021 annual cash incentive compensation opportunity (assuming achievement at the target level), and the grant date fair value of the annual equity grants. Each compensation element is outlined in more detail in the 2021 Summary Compensation Table and 2021 Grants of Plan-Based Awards table.

Base Salary

Base salaries provide stable compensation to executive officers, allow Teva to attract and retain qualified global executive talent and maintain a stable management team. Base salaries vary among executive officers, and are individually determined according to each executive officer’s areas of responsibility, role and experience based on a variety of considerations, which may include, inter alia, professional background (education, skills, expertise, professional experience and achievements and previous compensation arrangements, as relevant), external competitiveness, job criticality and internal fairness.

For 2021, there were no changes made to the annual base salary for our CEO compared to 2020. The HR and Compensation Committee adjusted the annual base salary of our CFO and EVP, Global Operations, to bring them more in line with the market levels.

Executive	Annualized 2020 Base Salary ($)	Annualized 2021 Base Salary ($)(1)	2020-2021 % Change

Kåre Schultz	$2,000,000	$2,000,000	0%

Eli Kalif	$681,281	$754,343	11% (2)

Dr. Sven Dethlefs	N/A (3)	$816,000	N/A

Eric Drapé	$708,010	$763,583	8% (4)

Mark Sabag	N/A (3)	$772,637	N/A
(1)	Annualized base salary as of December 31, 2021 converted from local currency, where relevant, using a 2021 annual average exchange rate.
(2)	Mr. Kalif and Mr. Sabag are paid in Israeli shekels. The change in salary shown for Mr. Kalif is due to a 4% salary increase and fluctuations in exchange rates.
(3)	Dr. Dethlefs and Mr. Sabag were not NEOs in 2020.
(4)	Mr. Drapé is paid in Euros. The change in salary shown is due to a 4% salary increase and fluctuations in exchange rates.

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Annual Cash Incentives

The annual cash incentive component aims to ensure that our executive officers are incentivized to reach our annual goals. Annual cash incentives are designed to provide a significant pay-for-performance element of our executive compensation package, as payout eligibility and levels are determined based on actual financial and operational performance, as well as individual performance.

Pursuant to our Compensation Policy, which serves as a shareholder approved framework, executive officer target annual cash incentive opportunity is capped at 100% of annual base salary, and for the CEO, target annual cash incentive opportunity is capped at 150% of annual base salary. In addition, the maximum annual cash incentive payout cannot exceed 200% of target annual cash incentive.

The 2021 annual cash incentive plan offers incentives to the executive officers to accomplish certain short-term financial results that the HR and Compensation Committee and Board view as key steps in the execution of our overall business strategy, with the intent ultimately of increasing shareholder value.

The amount of the payout, if any, under the annual cash incentive plan is determined as follows:

Eligible Salary	X	Target Incentive %	X	Overall Performance Factor %

=

Annual Cash Incentive Plan Payout

Target Opportunities

The HR and Compensation Committee and the Board determine the target annual cash incentive opportunity available to each NEO by taking the individual’s base salary and multiplying it by the individual’s target incentive percentage. The HR and Compensation Committee and the Board did not change the target incentive percentages for our NEOs from 2020 levels.

Executive	2021 Target Annual Cash Incentive (% of Base Salary)

Kåre Schultz	140%

Eli Kalif	100%

Dr. Sven Dethlefs	100%

Eric Drapé	100%

Mark Sabag	100%

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Executive Compensation

Performance Measures

The HR and Compensation Committee and the Board used the same performance measure categories, Company Financial and Individual, and weightings as in 2020:

Category	Weighting	Metric Weighting

Company Financial	75%	50% Non-GAAP EPS

		25% Free Cash Flow

Individual	25%	See Below

Company Financial Measures. The HR and Compensation Committee and the Board believe that certain financial measures are key performance indicators of the present and future prospects of our business and key drivers of shareholder value, and selected the following financial measures for use in the annual cash incentive plan:

∎

Non-GAAP Earnings Per Share: This measure of income is calculated as net income attributable to ordinary shareholders divided by the weighted average number of shares outstanding (fully diluted) and represents profitability. It focuses managers on expense control in addition to revenue generation and is viewed as a strong indicator of sustained performance over the short- and long-term.

∎

Free Cash Flow: This measure is calculated as the cash flow generated from operating activities, net of capital expenditures used and cash received for beneficial interest collected in exchange for securitized trade receivables. It serves to focus employees on generating cash in the short- and long-term to fund operations and pay debt. It focuses managers on expense control in addition to revenues and on improvement in working capital.

These performance measures were selected because they focus management on metrics that align with our most critical strategic priorities of servicing debt, controlling expenses and improving profitability, and give a clear line of sight into how achieving operating goals drives Teva performance and generates rewards.

The HR and Compensation Committee and the Board used the Non-GAAP measures that are used for investor guidance as performance metrics in structuring our annual cash and our performance-based long-term equity incentive programs. The use of these measures is not intended to replace comparable GAAP measures as set forth in our consolidated financial statements. We believe that these Non-GAAP measures are helpful to management and investors as measures of operating performance because they exclude various items that do not relate to or are not indicative of operating performance.

Target, Threshold and Maximum Company Performance Levels. The HR and Compensation Committee and the Board set the 2021 threshold, target and maximum performance levels at levels that were considered rigorous, aggressive and challenging, attainable only with strong performance, and that took into account the relevant risks and opportunities.

The HR and Compensation Committee and the Board increased the target for Non-GAAP EPS by 5% over the 2020 actual result and by 6% over the 2020 goal, and increased the target for Free Cash Flow by 10% over the 2020 actual result and by 15% over the 2020 goal.

The HR and Compensation Committee and the Board did not make any adjustments to the targets during the year and did not exercise any discretion as a result of the COVID-19 pandemic.

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In developing our 2021 business plan and corresponding incentive plan performance metric targets, which were based on the business plan and were aligned to the ranges of our outlook as communicated to investors in February 2021, the HR and Compensation Committee and the Board made key assumptions, including:

∎	Anticipated continued decline in COPAXONE revenue from $1.3 billion in 2020 to approximately $1.1 billion in 2021 due to an expected increase in generic competition;

∎	Anticipated continued increase of AUSTEDO revenue in the U.S. from $638 million in 2020 to $950 million in 2021; and

∎	Anticipated continued increase of global AJOVY revenue from $183 million in 2020 to $300 million in 2021.

After setting the targets, the HR and Compensation Committee and the Board also set the threshold and maximum performance levels. To achieve threshold performance, 85% of target performance for each Company performance metric must be achieved, which is a rigorous and challenging level of achievement that must be met. An achievement percentage of less than 85% of target for either Non-GAAP EPS or Free Cash Flow would result in no annual cash incentive payment for executive officers. The HR and Compensation Committee and the Board set the maximum level of performance at 120% of target for each Company performance metric, a level that presented a significant challenge requiring exceptionally strong performance.

In spite of the challenges we faced in 2021, we achieved 96% of our 2021 Non-GAAP EPS target and 95% of our 2021 Free Cash Flow target.

Weighting	Performance Metric	Threshold (85%)	Target (100%)	Maximum (120%)	Actual Results	% Achievement

50%	Non-GAAP EPS	$2.30	$2.70	$3.24	$2.58	96%

25%	Free Cash Flow	$2.0B	$2.3B	$2.8B	$2.2B	95%

Individual Measures. The remaining 25% of the measures under the 2021 annual cash incentive plan were individual performance measures established by the HR and Compensation Committee and the Board early in the year. These measures included components specific to the nature of each executive officer’s position and area of responsibility. The HR and Compensation Committee and the Board evaluated performance with respect to the individual measures by determining an individual performance rating and individual performance achievement percentage, which was then used as a component for determining the overall performance factor.

Executive	Individual Goals	% Achievement
Kåre Schultz	∎ Achieving global sales targets and sales targets for new generic and specialty products ∎ Achieving ESG targets related to environment, access to medicine, antimicrobial resistance and other objectives ∎ Achieving key generic and specialty products approval targets and R&D strategy milestones ∎ Achieving employee engagement, voluntary attrition and senior management succession targets ∎ Achieving other strategic initiatives	100%
Eli Kalif	∎ Achieving financial targets ∎ Achieving employee engagement, voluntary attrition and senior management succession targets ∎ Achieving other strategic initiatives	110%

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Executive Compensation

Executive	Individual Goals	% Achievement
Dr. Sven Dethlefs	EVP, Global Marketing & Portfolio and International Markets Commercial ∎ Achieving regional sales and operating profit targets and sales targets for new generic and specialty products ∎ Achieving employee engagement, voluntary attrition and senior management succession targets ∎ Achieving other strategic initiatives EVP, North America Commercial (1) ∎ Achieving regional sales and operating profit targets and sales targets for new generic and specialty products ∎ Achieving employee engagement, voluntary attrition and senior management succession targets ∎ Achieving other strategic initiatives	115%
Eric Drapé	∎ Achieving global gross margin and business unit targets ∎ Achieving ESG targets related to environment, access to medicine, antimicrobial resistance and other objectives ∎ Achieving targets related to quality, Environmental, Health and Safety, and customer service ∎ Achieving employee engagement, voluntary attrition and senior management succession targets ∎ Achieving other strategic initiatives	110%
Mark Sabag

EVP, Chief Human Resources Officer and Global Communications and Brand

∎  Achieving ESG targets related to environment, access to medicine, antimicrobial resistance and other objectives

∎  Achieving employee engagement, voluntary attrition and senior management succession targets

∎  Achieving other strategic initiatives

EVP, International Markets Commercial (2)

∎  Achieving regional sales and operating profit targets and sales targets for new generic and specialty products

∎  Achieving ESG targets related to environment, access to medicine, antimicrobial resistance and other objectives

∎  Achieving employee engagement, voluntary attrition and senior management succession targets

∎  Achieving other strategic initiatives

		110%
(1)	Dr. Dethlefs was appointed to this role in August 2021 after serving as Executive Vice President, Global Marketing & Portfolio and International Markets Commercial.
(2)	Mr. Sabag was appointed to this role in August 2021 after serving as Executive Vice President, Chief Human Resources Officer and Global Communications and Brand.

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Compliance Modifier. Strong individual goals performance by the CEO and NEOs, as measured by the various components, is fully rewarded only if there are no substantial compliance events. Individual goals performance achievement may be decreased by up to 10% if there is a substantial compliance event.

Embedding ESG in Individual Measures. The Compensation Committee and the Board set the individual goals for executive officers to ensure greater alignment with key strategic priorities. In addition to continuing to include items that align with other strategic objectives, one area of augmented focus was ESG. In recent years, investors have brought ESG issues to the fore, and, as described above, they were a predominant topic during our shareholder engagement. The CEO and several other executive officers were given objective and measurable goals directly related to our renewed ESG strategy including our environment, access to medicine, employee engagement, antimicrobial resistance and other objectives.

Overall Performance Factor and Payout Calculation

Overall Performance Factor. The HR and Compensation Committee and the Board calculated an overall performance factor for each executive officer by taking the weighted average of the achievement percentages of the Company financial measures and the individual measures and converting that weighted average to an overall performance factor based on the table below.

Weighted Average Level of Achievement of Objectives	Overall Performance Achievement % (1) (2)	Overall Payout Performance Factor: Potential Annual Cash Incentive as a % of Annual Base Salary (3)

Below Threshold	Below 85% (below 90% for CEO)	0% (no annual cash incentive payment)

Threshold	85% (90% for CEO)	25%

Target	100%	100% (140% for CEO)

Maximum Cash Incentive	120%	200%
(1)

Payouts for performance for the CEO are determined linearly based on a straight-line interpolation of the applicable payout range (i.e., 11.5% for each percentile change in weighted average performance between threshold and target and 3.0% for each percentile change in performance between target and maximum). No additional payout is made for weighted average performance achievement in excess of 120%.

(2)

Payouts for performance for other executive officers are determined linearly based on a straight-line interpolation of the applicable payout range (i.e., 5.0% for each percentile change in performance between threshold and maximum). No additional payout is made for performance achievement in excess of 120%.

(3)

Payout as a percentage of target for the CEO at threshold is 18% and at maximum is 143%. Payout as a percentage of target for other executive officers is the same as the percentage of base salary as detailed in the table above because their target annual cash incentive is 100% of base salary.

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Executive Compensation

The HR and Compensation Committee and the Board reviewed Company financial and individual performance against objectives in order to make determinations regarding whether any payouts were due under our annual incentive plan. The table below sets forth the calculation of the overall performance achievement percentage and performance factor for our CEO and other NEOs:

Executive	Non-GAAP EPS % Achievement (50% weighting)	Free Cash Flow % Achievement (25% weighting)	Individual Performance % Achievement (25% weighting)	Overall Performance Achievement %	Overall Payout Performance Factor %

Kåre Schultz	96%	95%	100%	97%	72%

Eli Kalif	96%	95%	110%	99%	96%

Dr. Sven Dethlefs	96%	95%	115%	100%	102%

Eric Drapé	96%	95%	110%	99%	96%

Mark Sabag	96%	95%	110%	99%	96%

Payout Calculation. The HR and Compensation Committee and the Board then took the target award opportunity and applied the overall payout performance factor to determine the total 2021 annual incentive plan payout for the CEO and each NEO. This amount is reflected in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table presented below under the “Additional Compensation Information” section.

Executive	Eligible Base Salary ($) (1)	Target Annual Cash Incentive (% of Base Salary)	Target Award ($)	Overall Payout Performance Factor (2)	Payout ($)

Kåre Schultz	$2,000,000	140%	$2,800,000	72%	$2,029,440

Eli Kalif	$747,175	100%	$747,175	96%	$715,340

Dr. Sven Dethlefs	$816,000	100%	$816,000	102%	$832,320

Eric Drapé	$756,108	100%	$756,108	96%	$724,106

Mark Sabag	$765,294	100%	$765,294	96%	$732,686
(1)	Eligible base salary is generally defined as actual base salary earned during the year. Dr. Dethlefs’ eligible base salary was $816,000, his annualized salary when he moved to his current position.
(2)	Percentages have been rounded to the nearest whole percentage.

Long-Term Incentive Equity-Based Compensation

The third and largest main component of the executive compensation program is long-term equity incentives.

Equity-based compensation is intended to incentivize and reward for future long-term performance, as reflected by the market price of our shares and/or other performance criteria, and is used to foster a long-term link between executive officers’ interests and the interests of Teva and its shareholders. Equity-based compensation is also intended to attract, motivate and retain executive officers for the long term by (i) providing them with a meaningful interest in Teva’s share performance; (ii) linking equity-based compensation to potential and sustained performance; and (iii) spreading benefits over a longer performance cycle through the vesting period mechanism.

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Pursuant to our Compensation Policy, which serves as a shareholder approved framework, the minimum full vesting period of all equity-based awards is three years from the date of grant (partial vesting can occur before), the maximum monetary grant date fair value of annual equity-based awards granted to the CEO cannot exceed $11 million at target and to any other executive officer $4.5 million at target, and the maximum number of shares settled for a performance-based equity award shall not exceed 250% of the target number of shares granted.

Equity Vehicles and Mix

The HR and Compensation Committee and the Board used the equity vehicles and mix set forth in the following table:

Type of Long- Term Incentive Vehicle	Proportion of Long- Term Incentive Grant	Vesting Schedule	Performance Metrics (Weighting)	Rationale for Use of Performance Metric
			1) 2021-2023 Net Revenue (50%)	1) Primary measure of top line growth
Performance Share Units	70% for CEO; 50% for other executive officers	Three-year cliff vesting	2) 2021-2023 Non-GAAP Operating Profit (50%)	2) Leading indicator of profitability, expense control and sustained long-term performance
3) 2021-2023 Relative TSR (Modifier)

3) Strong performance, as measured by the other two operating metrics, is fully rewarded only if it also results in above median shareholder returns. The relative TSR modifier for the 2021 award decreases or increases the average earning percentage by up to 20%

Restricted Share Units	30% for CEO; 50% for other executive officers	Four equal tranches vesting on the first, second, third and fourth anniversaries of the date of grant	N/A	N/A

The HR and Compensation Committee and the Board have structured the mix of equity vehicles and the relative weight assigned to each type to motivate performance against long-term targets, stock price appreciation over the long term and to encourage ownership and retention while aligning executive officers’ interests with those of our shareholders. The RSUs are complementary to the PSUs because they have upside potential but deliver some value even during periods of market or stock price underperformance, providing a retention incentive and reinforcing an ownership culture and commitment to Teva.

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Executive Compensation

Performance Metrics

Financial Measures

The 2021-2023 PSU performance measures were selected because:

∎	Net Revenue focuses management on growing our top line, particularly as we look to pivot to more of a growth phase;

∎	Non-GAAP Operating Profit aligns with our most critical strategic priorities of controlling expenses and improving profitability; and

∎

Relative TSR is an important measure because TSR ties executive officer compensation to shareholder value creation, aligns the interests and experience of executive officers with those of Teva and its shareholders and filters out macroeconomic and other factors that are not within management’s control.

All metrics give recipients a clear line of sight into how achieving operating goals drives Teva performance and generates rewards.

Before the conclusion of the three-year performance period, we do not publicly disclose our specific performance measure targets and the corresponding minimums and maximums because of the potential for competitive harm from such disclosure. These measures are competitively sensitive and would reveal information about our view of our anticipated trajectory, which is not otherwise public. The HR and Compensation Committee and the Board believe that they have set performance goals at rigorous and challenging levels so as to require significant effort and achievement by our executive officers to be attained, and that such goals have been established in light of our internal forecast as well as the macroeconomic and industry environments. After the end of the performance period, the targets and achievement relative to such targets will be disclosed.

Target, Threshold and Maximum Performance Levels. Similar to the annual cash incentive plan, for the PSUs, the HR and Compensation Committee and the Board defined payout levels representing the number of PSUs to be earned by executive officers based on the level of actual performance relative to the three-year targets.

For each of the two measures, Net Revenue and Non-GAAP Operating Profit, the HR and Compensation Committee determines the Company’s performance achievement percentage for the three-year period. The performance achievement percentage is then converted to an earning percentage as set forth below.

Level of Achievement of Objectives (*)	Performance Achievement %	Earning Percentage

Below Threshold	Below 85%	0%

Threshold	85%	25%

Target	100%	100%

Maximum	120%	200%
(*)	Linear interpolation will be used to determine the applicable earning percentage between levels.

The HR and Compensation Committee then calculates the average of the earning percentages for the two performance measures.

Relative TSR Modifier. The HR and Compensation Committee and the Board view the inclusion of Total Shareholder Return as critical because it ties executive officer compensation to the shareholder experience and the creation of shareholder value, and it aligns the interests of executive officers with those of Teva and

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its shareholders. By measuring our stock performance relative to peers, it mitigates the impact of macroeconomic factors, both positive and negative, that affect the industry and/or stock price performance and are beyond the control of management, and it provides rewards that are more directly aligned with performance through different economic cycles.

The average of the earning percentages is multiplied by a modifier that has been determined based on our relative TSR performance for the three-year period as set forth below. The Company’s TSR is ranked relative to our Peer Group; the HR and Compensation Committee and the Board believe that the Peer Group is an appropriate comparator group that is broadly representative in terms of its size, industry, geographic footprint and employee base. See “—III. Compensation Determination Process—Compensation Peer Group and Peer Selection Process” for a list of the peer group companies used for this purpose.

Level of Achievement of Relative TSR (*)	Relative TSR Ranking	Modifier

Threshold	Up to 25th percentile	80% (i.e., 20% less than unmodified average of the earning percentages)

Target	50th percentile	100%

Maximum	75th percentile or above	120%
(*)	Linear interpolation will be used to determine the applicable modifier.

The product of (1) the average of the earning percentages and (2) the relative TSR modifier is multiplied by the target number of PSUs granted to each of the executive officers to determine the final number of PSUs earned by each individual. For example, if the Company’s TSR rank is less than or equal to the 25th percentile, then the average of the earning percentages is multiplied by 80% (equivalent to a reduction of 20%) to determine the final performance factor and then multiplied by the target number of PSUs to determine the final number of earned PSUs. If the Company’s TSR rank is at the 75th percentile or above, then the average of the earning percentages is multiplied by 120% (equivalent to an increase of 20%) and then incorporated into the calculation.

Ultimately, the HR and Compensation Committee approves and presents the performance achievement percentages, the calculation of the average earning percentage and the TSR modifier, and the determination of the number of PSUs earned by each executive officer to the Board for its review and approval.

2021 Grants of PSUs and RSUs

In making determinations about 2021 long-term equity incentive grants to executive officers, the HR and Compensation Committee and the Board considered, among other things: sustained performance; criticality of contributions to Teva; comparison against our Peer Group; the executive officer’s role, skills, experience and development; internal fairness among executive officers; current value of prior granted equity and pay mix. The sizes of the grants to executive officers vary based on these factors as well as information regarding the absolute levels and allocations at the companies in the Peer Group. The portion of executive officer compensation that is composed of these equity vehicles is “at risk” and directly aligned with shareholder value creation.

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Executive Compensation

The following table sets forth the 2021 annual grant date fair values at target approved by the HR and Compensation Committee, the Board and shareholders for the CEO and by the HR and Compensation Committee and the Board for the other NEOs.

Executive	PSUs ($) (*)	RSUs ($) (*)	Total ($) (*)

Kåre Schultz	$7,000,000	$3,000,000	$10,000,000

Eli Kalif	$900,000	$900,000	$1,800,000

Dr. Sven Dethlefs	$1,050,000	$1,050,000	$2,100,000

Eric Drapé	$950,000	$950,000	$1,900,000

Mark Sabag	$1,000,000	$1,000,000	$2,000,000
(*)	Equity values have been rounded to the nearest $10,000.

Consistent with historical practice, the dollar value allocated to PSUs was converted to a number of units, based on the grant date fair value as determined in accordance with the Financial Accounting Standards Board Accounting Standards Codification Topic 718. The dollar amount allocated to RSUs was converted to a number of shares using the fair market value on the grant date.

2019-2021 Performance Share Unit Payout

As disclosed previously, in 2019 we eliminated overlapping metrics in short- and long-term performance-based awards by using Net Debt Reduction and Non-GAAP Operating Profit in the PSU. In 2019, the HR and Compensation Committee and the Board granted PSUs with performance-based vesting requirements for the three-year performance period of 2019-2021. In connection with the 2019 PSU grants, the number of PSUs earned by the NEOs who were executive officers at the time of the grants has been determined in two steps as follows.

In step one, there were two Company financial performance measures, 2019-2021 Non-GAAP Operating Profit and 2019-2021 Net Debt Reduction, each of which was weighted 50%. For each of these two measures, the HR and Compensation Committee and the Board determined the Company’s performance achievement percentage for the three-year period. The performance achievement percentage was then converted to an earning percentage based on the following:

Level of Achievement of Objectives (*)	% Achievement of Target	Earning Percentage

Below Threshold	Below 85%	0%

Threshold	85%	25%

Target	100%	100%

Maximum	120%	200%
(*)	Linear interpolation was used to determine the applicable earning percentage between levels.

The HR and Compensation Committee and the Board then calculated the average of the earning percentages for the two performance measures.

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In step two, this average of the earning percentages was multiplied by a modifier that was determined based on our TSR performance relative to the companies included in the peer group used as a reference point for 2019 compensation decisions for the three-year period, as set forth below.

Level of Achievement of Relative TSR (*)	Relative TSR Ranking	Modifier

Threshold	Up to 25th percentile	80% (i.e., 20% less than unmodified average of the earning percentages)

Target	50th percentile	100%

Maximum	75th percentile	120%
(*)	Linear interpolation was used to determine the applicable modifier.

The product of (1) the average of the earning percentages and (2) the relative TSR modifier was multiplied by the target number of PSUs granted to the NEOs, to determine the final number of PSUs earned by each individual, except that the number of PSUs to be issued could not exceed 240% of the target number of PSUs.

The HR and Compensation Committee and the Board approved an average earning percentage of 102% which was then subject to a relative TSR modifier, which adjusted the earning percentage downward by 20%, resulting in a modified earning percentage of 82%.

Weighting	Performance Metric	Threshold (85%) ($B) Excluding FX Effect (*)	Target (100%) ($B) Excluding FX Effect (*)	Maximum (120%) ($B) Excluding FX Effect (*)	Actual Results ($B)	% Achievement	Earning %

50%	Non-GAAP Operating Profit	10.7	12.6	15.1	12.9	103%	113%

50%	Net Debt Reduction	24.1	20.5	17.1	20.9	98%	91%

Weighted Average:							102%

Relative TSR Modifier (-20%, reflecting <25th percentile)							80%

Final Earning %							82%
(*)	We applied actual foreign exchange rates throughout the period when determining performance achievement.

Based on this outcome, the NEOs earned Teva PSUs in respect of their 2019-2021 PSU awards as follows:

Executive	Target Award (# of PSUs)	Final Earning Percentage (1)	Final Award (# of PSUs)

Kåre Schultz	198,938	82%	162,593

Eli Kalif (2)	N/A	N/A	N/A

Dr. Sven Dethlefs	46,419	82%	37,939

Eric Drapé	39,787	82%	32,518

Mark Sabag	53,050	82%	43,358

(1)	Percentages have been rounded to the nearest whole percentage.
(2)	Mr. Kalif was hired subsequent to the 2019 grant date.

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Executive Compensation

Supplemental Non-GAAP Income Data

We utilize certain Non-GAAP financial measures to evaluate performance, in conjunction with other performance metrics. The following are examples of how we utilize the Non-GAAP measures:

∎	our executives and Board use Non-GAAP measures to evaluate our operational performance, to compare against work plans and budgets, and ultimately to evaluate the performance of our executives;

∎	our annual budgets are prepared on a Non-GAAP basis; and

∎

senior executive officers’ annual compensation is derived, in part, using these Non-GAAP measures. While qualitative factors and judgment also affect annual cash incentives, the principal quantitative elements in the determination of the annual cash incentives are the various performance targets tied to the work plan.

Non-GAAP financial measures have no standardized meaning and accordingly have limitations in their usefulness to investors. We provide this non-GAAP data because our executives believe that the data provide useful information to investors. However, investors are cautioned that, unlike financial measures prepared in accordance with U.S. GAAP, non-GAAP measures may not be comparable with the calculation of similar measures for other companies.

For the definitions of Non-GAAP financial measures and a reconciliation of these items to the most directly comparable financial measures calculated and presented in accordance with GAAP, reference is made to the section captioned “Supplemental Non-GAAP Income Data” in the Company’s Form 10-K for the year ended December 31, 2021.

Other Elements of Compensation

We generally provide to our executive officers the same benefits that are provided to all employees, including certain health and welfare benefits and other benefits. In addition, our executive officers are provided with certain additional benefits, intended to be competitive with the practices of companies in our Peer Group.

Health and Welfare Benefits

We offer health and welfare benefits to all eligible employees, including all executive officers, which are tailored to each location’s competitive market. Health and welfare benefits may include medical, dental, prescription drug, vision, life insurance, accidental death and dismemberment, short- and long-term disability coverage and an employee assistance program.

Retirement and Other Local Benefits

Israel

Israeli law generally requires severance pay equal to one month’s salary for each year of employment upon the termination of an employee’s employment due to retirement, death, termination without cause and other circumstances as defined under Israeli law. We make monthly contributions on behalf of our executive officers on Israel payroll to pension plans. These funds provide a combination of pension allowance and/or insurance and severance pay benefits to the executive officers. We contribute 7.5% of an NEO’s monthly salary to the pension component (including disability insurance) and 8.33% of the NEO’s monthly salary to the severance component, and the employee contributes an amount between 6% and 7% of the monthly salary to the pension component. The contributions to the severance component are on account of Teva’s obligation to pay severance upon termination as referenced above. Our CEO and EVP, Global Operations

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are entitled to similar contributions on behalf of the Company as a pension contribution and on account of severance. Accordingly, a substantial part of our statutory severance obligation is covered by these monthly contributions.

Generally, in addition, our NEOs on Israel payroll (excluding those on relocation), like all of our employees in the country, are entitled to participate in a study fund plan, pursuant to which each employee who participates in the plan contributes an amount equal to 2.5% of his or her monthly salary to the study fund and Teva contributes to this fund or pays 7.5% of his or her monthly salary.

North America

Our North American subsidiaries mainly provide various defined contribution plans for the benefit of their employees. Under these plans, contributions are based on specified percentages of pay. In addition, Teva USA offers a supplemental deferred compensation plan to eligible employees. The plan is a nonqualified plan which is intended to work as a complement to the qualified 401(k) Retirement Savings Plan. The plan has been designed to address the “retirement gap” that many senior level employees face, primarily due to IRS-imposed limits on qualified plans and IRAs.

Expatriate Benefits / International Assignment and Relocation Benefits

Teva provides benefits to our employees who either accept an expatriate assignment or relocate internationally. The benefits are designed to provide ongoing assignment management and physical relocation support services. These benefits can vary depending on the nature of the assignment or relocation, but generally include a housing allowance, transportation support, a cost of living allowance (where applicable), home leave, global health insurance, and Company-paid education for approved dependents in locations where public education is not suitable. Additionally, we provide tax preparation and tax support services, dependent on the nature of the assignment (e.g., tax equalization for home-based assignments or tax gross up of relocation benefits and ongoing assignment allowances for host-based assignments), as well as immigration services to manage compliance within all global jurisdictions. The purpose of these benefits is to keep our expatriate employees “economically neutral” for the costs associated with living and working outside their home country, with the goal that they are not financially advantaged or disadvantaged as a result of relocating to another country and incurring associated taxes.

Details regarding benefits and perquisites specific to each NEO can be found in the footnotes to the 2021 Summary Compensation Table set forth below under “Additional Compensation Information.”

V. ADDITIONAL COMPENSATION POLICIES AND PRACTICES

Stock Ownership Guidelines

Teva and its shareholders are best served by executives and directors that manage the business with a long-term perspective. Therefore, we adopted stock ownership guidelines, as we believe stock ownership is an important tool to strengthen the alignment of interests among our executive officers and directors and our shareholders, to reinforce executive officers’ commitment to Teva and to demonstrate Teva’s commitment to sound corporate governance.

The policy provides that Teva expects the applicable level of stock ownership to be satisfied by our executive officers within five years, and by our directors within six years, of the later of the date the guidelines were adopted or the date of appointment as an executive officer or director. If an executive officer’s holding requirement increases because of a change in annual base salary, or if a director’s holding requirement increases because of a change in annual cash retainer, the executive officer is expected to achieve the higher holding requirement within one year, and the director within two years, of the date of the increase.

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Executive Compensation

The HR and Compensation Committee receives periodic reports of the ownership achieved by each executive officer and director. For purposes of determining compliance with the guidelines, the value of an executive officer or director’s share holdings is based on the closing price of Teva’s American Depositary Shares reported on the principal U.S. national securities exchange on which the shares are listed (currently the NYSE) on the last trading day of the year.

The ownership guidelines are as follows:

Current Position	Multiple of Base Salary/Retainer

CEO	6x

All other executive officers	3x

Directors	5x annual cash fee(*)
(*)	Excluding committee fees.

The value of all of the following types of Teva shares or stock options owned by, or granted to, an executive officer or director qualifies toward the attainment of the target multiple of pay:

∎	shares owned outright by the executive officer or director or jointly with, or separately by, his or her immediate family members residing in the same household;

∎	shares held in a grantor trust or under a similar arrangement for the economic benefit of the executive officer or director or his or her immediate family members residing in the same household;

∎	shares held in any Teva retirement plan;

∎	unvested time-based restricted shares and RSUs; and

∎	the intrinsic value of vested but unexercised in-the-money stock options.

At the last measurement date, all NEOs are in compliance with our stock ownership guidelines, or fall within the period to attain the guideline level of stock ownership.

Clawback Policy

Our executive officers are required to return any compensation paid to them on the basis of results included in financial statements that turned out to be erroneous and that were subsequently restated, during the three-year period following filing thereof. In such cases, compensation amounts will be returned net of taxes that were withheld thereon, unless the executive officer has reclaimed or is able to reclaim such tax payments from the relevant tax authorities (in which case the executive officer will also be obligated to return such tax amounts). We will publicly disclose the general circumstances of any repayment or forfeiture of compensation from our executive officers under our clawback policy, and the aggregate amounts repaid or forfeited, if required by applicable law or regulation, or if we have previously disclosed the underlying event giving rise to the repayment or forfeiture, unless such disclosure would, as determined by our HR and Compensation Committee or Board, raise legal or privacy concerns with respect to those individuals involved or would not be in the best interests of our shareholders.

In addition, in the event that it is discovered that an executive officer engaged in conduct that resulted in a material inaccuracy in Teva’s financial statements or caused severe financial or reputational damage to Teva, or in the event that it is discovered that an executive officer breached confidentiality and/or non-compete obligations to Teva (as determined by the Company), the Company has broad remedial and disciplinary authority. Such disciplinary action or remedy would vary depending on the facts and circumstances, and may include, without limitation, (i) terminating employment, (ii) initiating an action for breach of fiduciary duty, and (iii) seeking reimbursement of performance-based or incentive compensation

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paid or awarded to the executive officer, including by means of an offset to, or cancellation of, outstanding grants or opportunities. The Company will determine applicable terms to enforce repayment of clawback amounts and may modify this clawback policy in accordance with applicable law and regulations.

Anti-Hedging and Anti-Pledging Policies

Our directors and executive officers are prohibited from hedging their equity-based awards and any other Teva securities held by them (whether they are subject to transfer restrictions or not), such as purchasing or selling options on Teva securities, purchasing or selling puts, calls, straddles, equity swaps or other derivative securities linked to Teva’s securities, or engaging in “short” sales on Teva securities. This policy applies to each director and each executive officer until one year after the director’s or executive officer’s termination or retirement. Our employees are also strongly discouraged from participating in any transaction in which profit is earned through a decline in value of Teva securities, such as short sales or hedges. Directors and executive officers are prohibited from pledging or using their equity-based awards and any other Teva securities held by them (whether they are subject to transfer restrictions or not) as collateral for loans.

Risk Considerations and Assessment

Our compensation elements are designed to include mechanisms that reduce incentives to expose Teva to imprudent risks that may harm the Company or our shareholders in the short- and long-term. This is achieved by using tools such as (i) placing maximum limits on short- and long-term incentives; (ii) measuring performance using key performance indicators that are designed to reduce incentives to take excessive risks; (iii) using compensation vehicles with diverse performance measures; (iv) granting a mix of equity-based compensation types that have long-term vesting schedules, which tie the awards to a longer performance cycle; (v) requiring clawback of compensation payments in certain circumstances; and (vi) requiring compliance with meaningful stock ownership guidelines.

While the Board and the Audit Committee have overall responsibility for risk oversight, each of the standing committees of the Board regularly assesses risk in its area of oversight in connection with executing its responsibilities. Thus, the HR and Compensation Committee assesses the potential risks arising from our compensation program, policies and practices. The HR and Compensation Committee coordinates with our legal, human resources and other departments, considers shareholder feedback and interests and consults with its compensation consultant. The HR and Compensation Committee reviewed and discussed the assessment for 2021. The HR and Compensation Committee determined that our compensation program, policies and practices do not create risks that are reasonably likely to have a material adverse effect on Teva.

Compensation Policy Requirements

Pursuant to the Israeli Companies Law, arrangements between Teva and its Office Holders must generally be consistent with the Compensation Policy. However, under certain circumstances, we may approve an arrangement that is not consistent with the Compensation Policy, if the arrangement is approved by a majority of our shareholders who participate and vote, provided that (i) the majority includes a majority of the votes cast by shareholders who participate and vote (abstentions are disregarded) who (A) are not controlling shareholders and (B) do not have a personal interest in the matter, or (ii) the votes cast against the arrangement by shareholders who are not controlling shareholders and who do not have a personal interest in the matter who participate and vote constitute two percent or less of the voting power of the Company (a “disinterested majority”).

In addition, pursuant to the Israeli Companies Law, the Terms of Office and Employment of Office Holders generally require the approval of the HR and Compensation Committee and the Board. The Terms of Office and Employment as applicable to directors, including with respect to other positions in the

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Company, further require the approval of the shareholders by a simple majority. The Terms of Office and Employment with respect to a CEO (who is not a director) generally require the approval of the shareholders by the disinterested majority referenced in the immediately preceding paragraph.

Under certain circumstances, if the Terms of Office and Employment of Office Holders who are not directors are not approved by the shareholders, where such approval is required, the HR and Compensation Committee and the Board may nonetheless approve such terms. In addition, non-material amendments of the Terms of Office and Employment of Office Holders who are not directors may be approved by the HR and Compensation Committee only and non-material amendments of the Terms of Office and Employment of Office Holders who are not directors and excluding the CEO may be approved by the CEO only, provided such approvals are permitted under the Compensation Policy and consistent therewith.

Accordingly, pursuant to our Compensation Policy, our CEO is authorized to approve changes in terms for any other executive officer with respect to any calendar year, provided that it does not exceed the value of such executive officer’s one-month base salary, unless determined otherwise by the HR and Compensation Committee and the Board.

Tax Deductibility

Generally, a public company cannot deduct compensation in excess of $1 million paid in any year to a Company’s chief executive officer, chief financial officer and the three other most highly compensated officers. Traditionally, certain “qualified performance-based compensation” was not subject to this $1 million limitation. The 2017 U.S. tax reform, however, eliminated the “qualified performance-based compensation” exemption. Nevertheless, our HR and Compensation Committee continues to view pay for performance as an important part of our executive compensation program. The HR and Compensation Committee, after considering the potential impact of the application of this Section 162(m) of the Code, may provide compensation to executive officers that may not be tax deductible if it believes that providing that compensation is in the best interests of the Company and its shareholders.

HR and Compensation Committee Report

The HR and Compensation Committee has reviewed and discussed this “Compensation Discussion and Analysis” section of this Proxy Statement with our executives. Based upon this review and discussions, the HR and Compensation Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

This HR and Compensation Committee Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933, as amended (the “Securities Act”) or the U.S. Securities Exchange Act of 1934, as amended, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

Members of the HR and Compensation Committee:

Rosemary A. Crane, Chair

Gerald M. Lieberman

Nechemia (Chemi) J. Peres

Janet S. Vergis

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ADDITIONAL COMPENSATION INFORMATION

2021 Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($) (4)	Total ($)
Kåre Schultz President and Chief Executive Officer	2021	2,000,000	0	9,999,994	0	2,029,440	0	652,338	14,681,772
	2020	2,000,000	0	9,999,970	0	3,055,920	0	668,628	15,724,518
	2019	2,000,000	0	5,999,977	0	2,869,720	0	726,867	11,596,564

Eli Kalif Executive Vice President, Chief Financial Officer	2021	747,175	0	1,799,996	0	715,340	0	282,472	3,544,983
	2020	681,281	0	1,949,974	0	826,599	0	265,961	3,723,815
	2019	18,130	0	0	0	0	0	2,425	20,555

Dr. Sven Dethlefs Executive Vice President, North America Commercial	2021	742,731	0	2,099,982	0	832,320	0	142,344	3,817,377
Eric Drapé Executive Vice President, Global Operations	2021	756,108	0	1,899,989	0	724,106	0	432,056	3,812,259
	2020	708,010	0	1,799,994	0	859,028	0	481,569	3,848,601

Mark Sabag Executive Vice President, International Markets Commercial	2021	765,294	0	1,999,991	0	732,686	0	290,770	3,788,741

Salary

(1)

The Company paid the salaries of Mr. Kalif and Mr. Sabag in Israeli shekels. The U.S. dollar amounts in the table above for Mr. Kalif and Mr. Sabag were converted from Israeli shekels using a 2021 monthly average exchange rate for the month of each salary payment, ranging from 3.12 to 3.31 shekels per U.S. dollar. The Company paid the salary of Mr. Drapé in euros. The U.S. dollar amount in the table above for Mr. Drapé was converted from euros using a 2021 monthly average exchange rate for the month of each salary payment, ranging from 0.82 to 0.88 euros per U.S. dollar.

Stock Awards

(2)

The amounts shown in the Stock Awards column represent the aggregate grant date fair value of the PSUs and RSUs awarded to our NEOs, computed in accordance with Topic 718. For information regarding assumptions, factors and methodologies used in our computations pursuant to Topic 718, see note 14b. to our consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2021. For more information on these and other share awards granted during 2021, see the table entitled “2021 Grants of Plan-Based Awards” and related narrative and footnotes.

The grant date fair value of PSUs included above is determined based upon achievement of performance at the “target” level, which is the probable outcome of the performance metrics associated with each award of PSUs. If performance were to be achieved at “maximum” level, the grant date fair value of the 2021 PSU awards as of the respective grant dates would have been as follows: Mr. Schultz: $16,799,991; Mr. Kalif: $2,160,001; Dr. Dethlefs: $2,519,984; Mr. Drapé: $2,279,980; and Mr. Sabag: $2,399,987.

Non-Equity Incentive Awards

(3)

The amounts shown in the Non-Equity Incentive Plan Compensation column are comprised of amounts paid in respect of the executive officer annual cash incentive plan, as determined by the HR and Compensation Committee and the Board in accordance with the plan and the awards thereunder. Payments pursuant to the executive officer annual cash incentive plan are generally made early in the year following the year in which they are earned. The Company paid the amounts reported in 2021 for Mr. Kalif and Mr. Sabag in Israeli shekels. The 2021 U.S. dollar amounts in the table above were converted from Israeli shekels using a 2021 annual average exchange rate of 3.23 shekels per U.S. dollar. The Company paid the amount reported in 2021 for Mr. Drapé in euros. The 2021 U.S. dollar amount in the table above was converted from euros using a 2021 annual average exchange rate of 0.85 euros per U.S. dollar.

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All Other Compensation

(4)

Name	Defined Contribution and Israeli Separation Plan Contributions ($) (a)	Automobile ($) (b)	Housing and Relocation Expenses and Allowances ($) (c)	Tax Gross-Ups ($) (d)	Other ($) (e)	Total ($)

Kåre Schultz (*)	316,175	62,680	204,376	64,195	4,912	652,338

Eli Kalif (*)	118,401	57,021	—	47,044	60,006	282,472

Dr. Sven Dethlefs	115,848	24,000	—	66	2,430	142,344

Eric Drapé (*)	197,717	50,551	124,924	51,667	7,197	432,056

Mark Sabag (*)	121,149	56,444	—	46,677	66,500	290,770

(*)

The U.S. dollar amounts in the table above were converted from local currency, where needed, using the relevant 2021 monthly average exchange rates of 3.12 to 3.31 Israeli shekels per U.S. dollar and 0.82 to 0.88 euros per U.S. dollar.

(a)

Amounts disclosed in this column reflect Company contributions and/or payments related to tax-qualified and non-qualified retirement plans and Israeli separation plan contributions, which include pension and severance, pursuant to Israeli law.

(b)	Amounts disclosed in this column reflect automobile allowances, participation in the Company’s car lease program, or use of a Company car and/or reimbursement of non-business automobile expenses.
(c)

Amounts disclosed in this column reflect expenses related to relocation such as housing accommodation costs for Mr. Schultz ($148,584) and Mr. Drapé ($80,942), travel costs for Mr. Schultz ($30,492), tax services for Mr. Schultz ($13,808) and Mr. Drapé ($30,809), general allowance payments, and other related costs.

(d)

Amounts disclosed in this column reflect tax gross-ups paid to our NEOs as follows: Mr. Schultz—gross-ups are provided for the income associated with accommodation in Israel, travel costs associated with travel allowance, other items related to his relocation (paid in accordance with Teva’s relocation policy), and costs associated with the Company-provided or leased automobile and cell phone, offset by tax return amounts paid back to the Company for prior years; Mr. Kalif and Mr. Sabag—gross-ups are provided for costs associated with the Company-leased automobile and/or automobile allowance and cell phone; Mr. Drapé —gross-ups are provided for the income associated with accommodation in Israel, payments for French social security contributions, other items related to his relocation to Israel (paid in accordance with Teva’s relocation policy), and costs associated with the Company-leased automobile and/or automobile allowance and cell phone. In addition, gross-ups are provided to all applicable NEOs for miscellaneous fringe benefits, as are generally provided to other eligible employees in their relevant countries.

(e)

Amounts disclosed in this column reflect study fund contributions or payments for Mr. Kalif ($56,038) and Mr. Sabag ($57,397), as provided to all Israel-based employees (excluding those on relocation), life insurance premium payments made by the Company on behalf of the NEOs, and miscellaneous cash and other fringe benefits provided generally to all eligible employees in applicable countries.

Employment Agreements

We have entered into employment agreements with all of our NEOs. The employment agreements provide for, among other things, the term of employment, the position and duties, the compensation and benefits payable during the term of the agreement and certain restrictive covenants. The agreements also set forth the terms in the event that the NEO’s employment is terminated under various conditions. The material provisions pertaining to termination of employment of the NEOs are set forth below under “—2021 Potential Payments Upon Termination or Change in Control.”

Kåre Schultz

On September 7, 2017, we entered into an employment agreement with Mr. Schultz to serve as our CEO which was amended on June 9, 2020. The employment agreement provides for an employment term of six years, subject to automatic renewal for subsequent one-year periods (or until the second anniversary following a change in control of the Company, if later than the otherwise applicable term end date) until a notice of non-renewal is provided or other termination circumstances occur.

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Under the employment agreement, Mr. Schultz receives an annual base salary of $2 million, a performance-based target annual incentive opportunity equal to 140% of his annual base salary (and a maximum opportunity of 200% of his annual base salary) and annual long-term equity incentives with a total target grant date fair value of $10 million with vesting terms similar to other senior executive officers, 70% of which are performance-based. Mr. Schultz is eligible for benefit plans provided to similarly situated executive officers, including medical, dental, group life and other programs, pension and severance contributions pursuant to Israeli law, relocation benefits in accordance with our policy, housing reimbursement up to 40,000 Israeli shekels per month ($12,382 using a 2021 average monthly exchange rate of 3.23 shekels per U.S. dollar) and personal travel reimbursement up to $100,000 per year. Under the agreement, Mr. Schultz is also provided with a company or leased car.

The agreement also contains noncompetition and nonsolicitation covenants for 24 months after the term of the agreement, a nondisparagement covenant for 10 years after the term of the agreement, a nondisclosure covenant and an assignment of inventions.

Eli Kalif

On November 6, 2019, we entered into an employment agreement with Mr. Kalif. The agreement provides that Mr. Kalif will be employed as Executive Vice President and CFO, until his death, disability, termination with or without cause or resignation with or without good reason. The agreement provides for an initial annual base salary of 2,343,200 Israeli shekels (approximately $725,338 using a 2021 average monthly exchange rate of 3.23 shekels per U.S. dollar).

Mr. Kalif is eligible to be considered for an annual cash incentive with a target of 100% of his then-current base salary, and for equity-based awards under our equity compensation plan. Under the agreement, Mr. Kalif is also provided with a company or leased car (grossed-up for applicable taxes), certain pension and severance fund contributions pursuant to Israeli law (by both the Company and Mr. Kalif), and group life insurance and other benefits customary for executives in Israel.

In addition, Mr. Kalif received a sign-on equity award in February 2020 in the form of restricted stock units with a grant date fair value of $250,000 in consideration of certain equity grants with Mr. Kalif’s prior employer that were forfeited upon his resignation. These RSUs will vest in three equal installments on the second, third, and fourth anniversaries of the grant date, subject to his continued employment through the applicable vesting dates.

The agreement also contains noncompetition and nonsolicitation covenants for 6 months after the term of the agreement and nondisclosure and nondisparagement covenants and assignment of inventions.

Dr. Sven Dethlefs

On June 5, 2018, we entered into an executive employment agreement with Dr. Dethlefs. The agreement provides that Dr. Dethlefs will serve as Executive Vice President, Global Marketing & Portfolio until his death, disability, termination with or without cause or resignation with or without good reason. The agreement provides for an initial annual base salary of $582,000.

Dr. Dethlefs is eligible to be considered for an annual cash incentive with a target of 100% of his then-current base salary, and for equity-based awards under our equity compensation plan. He is eligible for benefit plans provided to similarly situated executive officers, including medical, disability, dental, life, 401(k) plan, deferred compensation and other programs. Under the agreement, Dr. Dethlefs is also provided with a car allowance.

The agreement also contains noncompetition and nonsolicitation covenants for 12 months after the term of the agreement and nondisclosure and nondisparagement covenants and assignment of inventions.

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Executive Compensation

Effective August 15, 2021, we appointed Dr. Dethlefs to the position of Executive Vice President, North American Commercial with an initial base salary of $816,000 which would be used as eligible base salary for the 2021 bonus calculation. His employment remains subject to the terms of his employment agreement.

Eric Drapé

On March 12, 2020, we entered into an executive employment agreement with Mr. Drapé. The agreement provides that Mr. Drapé will serve as Executive Vice President, Teva Global Operations until his death, disability, termination with or without cause or resignation with or without good reason. The agreement provides for an initial annual base salary of 620,500 euros (approximately $734,237 using a 2021 average monthly exchange rate of 0.85 euros per U.S. dollar).

Mr. Drapé is eligible to be considered for an annual cash incentive with a target of 100% of his then-current base salary, and for equity-based awards under our equity compensation plan. Mr. Drapé is eligible for benefit plans provided to similarly situated executive officers, including medical, dental, group life and other programs, and pension and severance contributions pursuant to Israeli law, of which the pension portion and any supplement thereof is provided to Mr. Drapé as reimbursement of an amount equal to the required monthly French contribution, to be paid by Mr. Drapé to French social security to enable continued coverage. Under the agreement, Mr. Drapé is also provided with a company or leased car (grossed-up for applicable taxes). In conjunction with Mr. Drapé’s relocation to Israel, he is entitled to relocation benefits in accordance with the terms of our relocation policy. He is entitled to a housing allowance of up to 25,000 Israeli shekels per month ($7,739 using a 2021 average monthly exchange rate of 3.23 shekels per U.S. dollar).

The agreement also contains noncompetition and nonsolicitation covenants for 6 months after the term of the agreement and nondisclosure and nondisparagement covenants and assignment of inventions.

Mark Sabag

On December 22, 2013, we entered into an executive employment agreement with Mr. Sabag. The agreement provides that Mr. Sabag will serve as Group Executive Vice President, Human Resources until his death, disability, aged retirement, termination with or without cause or resignation with or without good reason. The agreement provides for an initial annual base salary of 1,518,000 Israeli shekels (approximately $469,897 using a 2021 average monthly exchange rate of 3.23 shekels per U.S. dollar).

Mr. Sabag is eligible to be considered for an annual cash incentive and for equity-based awards under our equity compensation plan. Mr. Sabag is also provided with a company or leased car (grossed-up for applicable taxes), certain pension and severance fund contributions pursuant to Israeli law (by both the Company and Mr. Sabag), and group life insurance and other benefits customary for executives in Israel.

The agreement also contains a noncompetition covenant for 12 months after termination, nondisclosure and nondisparagement covenants and an assignment of inventions.

Effective as of August 15, 2021, we appointed Mr. Sabag to the position of Executive Vice President, International Markets Commercial. His employment remains subject to the terms of his employment agreement.

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2021 Grants of Plan-Based Awards

				Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Approval Date	Grant Date	Award Type	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Share Awards: Number of Shares or Share Units (#) (3)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Share and Option Awards ($)
Kåre Schultz			Annual Incentive	500,000	2,800,000	4,000,000
	2/9/2021	3/5/2021	PSU				147,867	739,332	1,774,397				6,999,995
	2/9/2021	3/5/2021	RSU							285,171			2,999,999
Eli Kalif			Annual Incentive	186,794	747,175	1,494,350
	2/9/2021	3/5/2021	PSU				19,012	95,057	228,137				900,000
	2/9/2021	3/5/2021	RSU							85,551			899,997
Dr. Sven Dethlefs			Annual Incentive	204,000	816,000	1,632,000
	2/9/2021	3/5/2021	PSU				22,180	110,899	266,158				1,049,992
	2/9/2021	3/5/2021	RSU							99,809			1,049,991
Eric Drapé			Annual Incentive	189,027	756,108	1,512,216
	2/9/2021	3/5/2021	PSU				20,068	100,337	240,809				949,991
	2/9/2021	3/5/2021	RSU							90,304			949,998
Mark Sabag			Annual Incentive	191,324	765,294	1,530,588
	2/9/2021	3/5/2021	PSU				21,124	105,618	253,484				999,991
	2/9/2021	3/5/2021	RSU							95,057			1,000,000

Annual Incentive Plan

(1)

The amounts disclosed in these columns reflect the threshold, target and maximum annual cash incentive opportunities for 2021 under the executive officer annual incentive plan. The amounts of the annual cash incentive opportunities depend on the eligible base salary of the NEO for the year. Annual cash incentive opportunities are subject to achievement relative to three performance measures: Non-GAAP EPS, Free Cash Flow, and individual performance, weighted 50%, 25%, and 25% respectively. Each performance measure has specified threshold, target and maximum performance levels such that weighted performance below the threshold level results in no annual cash incentive payment, weighted performance at threshold level results in a payout of 25% of base salary, weighted performance at target level results in a payout of 140% of base salary for the CEO and 100% of base salary for the other NEOs, and weighted performance at or above the maximum level results in a payout of 200% of base salary. Linear interpolation will be used to determine the applicable payout amount between threshold and target and between target and maximum. In addition, the annual incentive plan design includes additional thresholds, pursuant to which achievement percentages of less than 85% of the target level of either of non-GAAP EPS or Free Cash Flow would result in no annual cash incentive payout.

Performance Share Units (PSUs)

(2)

Amounts disclosed in these columns reflect the potential threshold, target and maximum number of PSUs that may be earned in respect of the PSUs awarded in 2021 to each NEO. The PSUs have a three-year performance period and vest in full on the third anniversary of the date of grant. The PSUs vest subject to the achievement of two performance measures: Non-GAAP Operating Profit and Net Revenue, each of which is weighted 50%. Each performance measure has specified threshold, target and maximum performance levels such that performance below the threshold level results in an earning percentage of 0%, performance at threshold level results in an earning percentage of 25%, performance at target level results in an earning percentage of 100%, and performance at or above the maximum level results in an earning percentage of 200%. Linear interpolation will be used to determine the applicable earning percentage between levels. In order to determine the total payout for the PSUs, the HR and Compensation Committee and the Board will calculate the average of the earning percentages for the two performance measures and will multiply it by an 80% to 120% modifier determined based on the percentile rank of the Company’s TSR performance for the three-year period ending in 2023 relative to its peer group. See “Compensation Discussion and Analysis—III. Compensation Determination Process—Compensation Peer Group and Peer Selection Process” for a list of the peer group companies used for this purpose. The resulting percentage will be multiplied by the target number of PSUs to determine the final number of shares to be earned by each NEO in respect of the applicable performance period, except that the number of shares to be earned may not exceed 240% of the target number of PSUs. Valuations of PSUs disclosed in this table were determined based on the fair market value of a Teva share on the grant date, less the net present value of dividends, as relevant, and then applying a discount factor. Generally, the aggregate grant date fair value is the amount that the Company expects to expense in its financial statements over the award’s vesting schedule. The threshold amount in the table above assumes threshold performance for each performance metric and a TSR modifier of 80%. The maximum amount in the table above assumes maximum performance for each performance metric and a TSR modifier of 120%.

Restricted Share Units (RSUs)

(3)

Amounts disclosed in this column reflect the number of RSUs granted to our NEOs in 2021. The RSUs granted as part of the executive officer annual equity grant vest in equal annual installments on the first, second, third and fourth anniversaries of the grant date. Valuations of RSUs were determined based on the fair market value of a Teva share on the grant date, less the net present value of dividends, as relevant.

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2021 Outstanding Equity Awards at Fiscal Year-End

			Option Awards				Stock Awards
Name	Award Type	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Shares That Have Not Vested (#) (3)	Market Value of Shares or Units of Shares That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That have Not Vested ($) (6)	Vesting Schedule (7)
Kåre Schultz	Options	11/3/2017	591,719		11.40	11/3/2027					vested
		2/9/2018	136,988	68,494	18.61	2/9/2028					33% in 2020, 2021 and 2022
	RSUs	11/3/2017					116,389	932,276			33% in 2020, 2021 and 2022
		2/9/2018					26,867	215,205			33% in 2020, 2021 and 2022
		3/4/2019					119,403	956,418			33% in 2021, 2022 and 2023
		2/28/2020					195,143	1,563,095			25% in 2021, 2022, 2023 and in 2024
		3/5/2021					285,171	2,284,220			25% in 2022, 2023, 2024, and 2025
	PSUs	11/3/2017							375,752	3,009,774	100% in 2022, subject to performance
		3/4/2019					162,593	1,302,370			100% in 2022
		2/28/2020							289,100	2,315,691	100% in 2023, subject to performance
		6/9/2020							351,802	2,817,934	100% in 2023, subject to performance
		3/5/2021							184,833	1,480,512	100% in 2024, subject to performance
Eli Kalif	RSUs	2/13/2020					19,888	159,303			33% in 2022, 2023 and 2024
		2/28/2020					55,290	442,873			25% in 2021, 2022, 2023 and 2024
		3/5/2021					85,551	685,264			25% in 2022, 2023, 2024, and 2025
	PSUs	2/28/2020							81,911	656,107	100% in 2023, subject to performance
		3/5/2021							23,765	190,358	100% in 2024, subject to performance
Dr. Sven Dethlefs	Options	2/24/2012	12,005		44.59	2/24/2022					vested
		12/13/2012	12,503		38.84	12/13/2022					vested
		2/24/2013	12,506		38.08	2/24/2023					vested
		3/12/2014	25,003		48.76	3/12/2024					vested
		3/12/2015	25,005		60.21	3/12/2025					vested
		3/17/2016	25,006		53.50	3/17/2026					vested
		3/3/2017	30,001		34.70	3/3/2027					vested
		9/18/2017	8,721		16.99	9/18/2027					vested
		2/9/2018	66,970	33,487	18.61	2/9/2028					33% in 2020, 2021 and 2022
	RSUs	2/9/2018					13,135	105,211			33% in 2020, 2021 and 2022
		3/4/2019					27,861	223,167			33% in 2021, 2022 and 2023
		2/28/2020					52,038	416,824			25% in 2021, 2022, 2023 and 2024
		3/5/2021					99,809	799,470			25% in 2022, 2023, 2024, and 2025
	PSUs	3/4/2019					37,939	303,891			100% in 2022
		2/28/2020							77,093	617,515	100% in 2023, subject to performance
		3/5/2021							27,725	222,077	100% in 2024, subject to performance

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			Option Awards				Stock Awards
Name	Award Type	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Shares That Have Not Vested (#) (3)	Market Value of Shares or Units of Shares That Have Not Vested ($) (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That have Not Vested ($) (6)	Vesting Schedule (7)
Eric Drapé	Options	12/9/2013	25,005		40.15	12/9/2023					vested
		3/12/2014	15,002		48.76	3/12/2024					vested
		2/12/2015	54,623		57.35	2/12/2025					vested
		2/12/2016	54,950		55.75	2/12/2026					vested
		2/14/2017	62,364		34.90	2/14/2027					vested
		9/18/2017	33,339		16.99	9/18/2027					vested
		2/9/2018	33,486	16,745	18.61	2/9/2028					33% in 2020, 2021 and 2022
	RSUs	2/9/2018					6,568	52,610			33% in 2020, 2021 and 2022
		3/4/2019					23,880	191,279			33% in 2021, 2022 and 2023
		2/28/2020					58,543	468,929			25% in 2021, 2022, 2023 and 2024
		3/5/2021					90,304	723,335			25% in 2022, 2023, 2024, and 2025
	PSUs	3/4/2019					32,518	260,469			100% in 2022
		2/28/2020							86,730	694,707	100% in 2023, subject to performance
		3/5/2021							25,085	200,931	100% in 2024, subject to performance
Mark Sabag	Options	2/24/2012	3,201		44.59	2/24/2022					vested
		12/13/2012	4,501		38.84	12/13/2022					vested
		2/24/2013	4,502		38.08	2/24/2023					Vested
		11/11/2013	100,002		37.26	11/11/2023					Vested
		3/12/2014	73,933		48.76	3/12/2024					Vested
		2/12/2015	67,035		57.35	2/12/2025					Vested
		2/12/2016	64,940		55.75	2/12/2026					Vested
		2/14/2017	90,710		34.90	2/14/2027					Vested
		2/9/2018	79,148	39,576	18.61	2/9/2028					33% in 2020, 2021 and 2022
	RSUs	2/9/2018					15,523	124,339			33% in 2020, 2021 and 2022
		3/4/2019					31,841	255,046			33% in 2021, 2022 and 2023
		2/28/2020					61,795	494,978			25% in 2021, 2022, 2023, and 2024
		3/5/2021					95,057	761,407			25% in 2022, 2023, 2024, and 2025
	PSUs	3/4/2019					43,358	347,298			100% in 2022
		2/28/2020							91,548	733,299	100% in 2023, subject to performance
		3/5/2021							26,405	211,504	100% in 2024, subject to performance

(1)

Amounts disclosed in this column reflect the number of options granted to our NEOs that were subject to time-based vesting and have vested. The options generally expire ten years from the date of grant, and have an exercise price of no less than 100% of the fair market value of a Teva share on the date of grant. See “2021 Potential Payments Upon Termination or Change in Control” for information on the treatment of options upon retirement, death, disability, termination or change in control.

(2)	Amounts disclosed in this column reflect the number of options granted to our NEOs that were subject to time-based vesting that had not vested as of December 31, 2021.
(3)

Amounts disclosed in this column reflect the number of unvested RSUs granted that were subject to time-based vesting and unvested PSUs granted for the 2019-2021 performance period. The number of PSUs reported in this column reflects the PSUs vested in March 2022 for the 2019-2021 performance period at their actual payout percentage. As of December 31, 2021, the relevant performance period had been completed and in February 2022 the HR and Compensation Committee and Board determined the performance results and the awards fully vested thereafter. See “2021 Potential Payments Upon Termination or Change in Control” for information on the treatment of RSUs and PSUs upon retirement, death, disability, termination or change in control.

(4)

Amounts disclosed in this column reflect the market value of the RSUs and PSUs reported in the preceding column using the closing price of a Teva share as reported on the NYSE on December 31, 2021, the last trading day of the year, multiplied by the number of shares underlying each award. This column does not include the value of dividends paid on our ordinary shares during the performance period as no dividends accrue on unvested RSUs and PSUs.

(5)

Amounts disclosed in this column reflect the number of unearned and unvested PSUs held by our NEOs, based on achievement of all applicable performance goals at target level for the open performance cycle ending in 2022 (except the CEO 5-year sign-on PSU grant that reflects threshold level) and at threshold level for the open performance cycle ending in 2023. PSUs generally vest following completion of the year indicated and following the date on which the HR and Compensation Committee and Board certify whether the performance conditions have been achieved. The actual number of PSUs that will be earned in respect of these unvested awards, if any, will be determined at the end of each performance cycle and might be less or more than the number shown in this column. See footnote (2) to “2021 Grants of Plan-Based Awards” above for information regarding the nature of the performance measures incorporated in the 2021-2023 PSU grant. See “2021 Potential Payments Upon Termination or Change in Control” for information on the treatment of PSUs upon retirement, death, disability, termination or change in control.

(6)

Amounts disclosed in this column reflect the market value of the unvested PSUs held by our NEOs and reported in the preceding column using the closing price of a Teva share as reported on the NYSE on December 31, 2021, the last trading day of the year, multiplied by the number of shares underlying each award. This column does not include the value of dividends paid on our ordinary shares during the performance period as no dividends accrue on unvested PSUs.

(7)	This column discloses the vesting dates of outstanding awards held by our NEOs at year end which generally occur on the relevant anniversary of the date of grant.

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2021 Option Exercises and Stock Vested

The table below shows the number of shares each of our NEOs acquired and the values they realized upon the vesting of PSUs and RSUs during 2021. Values are shown before payment of any applicable withholding taxes or brokerage commissions. There were no stock options exercised by the NEOs in 2021.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Kåre Schultz	557,788	6,244,792
Eli Kalif	18,430	201,256
Dr. Sven Dethlefs	101,098	1,228,572
Eric Drapé	107,474	1,210,598
Mark Sabag	160,976	1,882,462
(1)

Amounts disclosed in this column reflect the number of PSUs and RSUs that vested during 2021. This column does not include the value of dividends paid on our ordinary shares during the performance period as no dividends accrue on unvested PSUs or RSUs.

(2)

Amounts disclosed in this column reflect the value realized upon vesting of the PSUs and RSUs, as calculated based on the price of a Teva share on the vesting date, multiplied by the number of shares underlying each award.

2021 Pension Benefits

None of our NEOs participate in or have accrued benefits under qualified or non-qualified defined benefit plans sponsored by us.

2021 Nonqualified Deferred Compensation

Name	Plan Name	Executive Contributions in Last FY ($) (1)	Company Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FY ($) (4)
Dr. Sven Dethlefs	Supplemental Deferred Compensation Plan	132,649	74,010	188,709	0	1,279,777
(1)

Amounts disclosed in this column reflect elective deferrals made by our NEOs and are included in the amounts reported as “Salary” and “Non-Equity Incentive Plan Compensation,” as relevant, in the Summary Compensation Table above.

(2)	Amounts disclosed in this column are included within the amount reported in the “All Other Compensation” column of the Summary Compensation Table above.
(3)

Amounts disclosed in this column include earnings on the relevant plans as well as changes in the values of the underlying accounts. None of the amounts disclosed in this column were reported in the Summary Compensation Table because the Company does not credit above-market or preferential earnings on deferred compensation.

(4)

Amounts disclosed in this column reflect the cumulative value of the applicable NEO’s contributions and Company matching contributions, which have been included in the amounts reported as “Salary,” “Non-Equity Incentive Plan Compensation,” and “All Other Compensation,” as appropriate, in the applicable Summary Compensation Tables, and investment earnings thereon.

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Teva’s North American subsidiaries provide a tax qualified defined contribution 401(k) Retirement Savings Plan for the benefit of employees. Under this plan, contribution amounts have been determined based on specified percentages of pay. The Code limits the benefits that may be contributed into the 401(k) plan. As a complement to this plan, the Company maintains a supplemental retirement plan, the Supplemental Deferred Compensation Plan, to bridge the gap between legally mandated limits on qualified plan benefits and the retirement benefits offered at comparable public companies, and to provide participants with supplemental benefits. While the Company has formally funded the 401(k) plan match contribution, the Supplemental Deferred Compensation Plan is not formally funded.

Supplemental Deferred Compensation Plan

The Supplemental Deferred Compensation Plan is a nonqualified, unfunded deferred compensation plan under which certain eligible employees may defer up to 75% of base salary, annual bonuses and sales bonuses. The Company matches 100% of the first 6% of all eligible compensation deferred above the IRS qualified compensation limit, and makes restorative matching contributions to restore the Company match that were lost to the participant under the Retirement Savings Plan. Participants are vested in 100% of Company contributions once three years of service are completed. There are 26 investment options within the Supplemental Deferred Compensation Plan, and participants may change their investment allocations. Contributions plus earnings are paid out of the general assets of the Company. Participants that are age 55 with at least 15 years of service or age 65 with five years of service are retirement eligible, and may receive payment from the Plan in a lump sum or in annual installments for up to 20 years beginning on the first distribution date (January or July) that is at least 13 months after their retirement. Participants that terminate employment prior to retirement receive a lump sum beginning on the first distribution date that is at least six months after termination. Participants may change their distribution election at least 12 months prior to the originally scheduled payment date and as long as the change results in the payment date being delayed at least five years.

2021 Potential Payments Upon Termination or Change in Control

In connection with any termination of employment, including if there is a termination in connection with a change in control of the Company, our NEOs would be eligible to receive certain payments, benefits and treatment of the various forms of equity that the NEO holds (provided, in some cases, that certain conditions are met).

The amounts that the NEOs would receive are set forth below for the following types of termination of employment: termination for cause, death, disability, retirement, termination without cause, resignation for good reason, resignation without good reason and a change in control of the Company.

In accordance with SEC rules, we have used certain assumptions in determining the amounts shown. We have assumed that the termination of employment or change in control occurred on December 31, 2021, and that the value of a Teva share on that day was $8.01, the closing price on the NYSE on December 31, 2021, the last trading day of 2021.

Under these SEC rules, the potential payments upon termination do not include certain distributions or benefits which are not enhanced by a qualifying termination of employment or change in control. These payments and benefits are referred to as “vested benefits” and include:

∎	Amounts payable when employment terminates under programs generally applicable to the Company’s salaried employees;

∎	Vested benefits accrued under the 401(k) and pension plans; and

∎

Vested benefits under the Supplemental Deferred Compensation Plan provided to the NEOs on the same basis as all other employees eligible for such plans, as previously described in the section entitled “2021 Nonqualified Deferred Compensation.”

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Kåre Schultz

Mr. Schultz’s employment terms generally require the Company and Mr. Schultz to provide three months’ notice of termination of employment, other than in connection with a non-renewal, which provides for one year notice, and in connection with termination for cause, death or disability. We may waive Mr. Schultz’s services during the notice of termination period or any part thereof, or accelerate the termination date upon mutual agreement, on the condition that we pay him his monthly base salary and all additional compensation and benefits in respect of such waived period.

Mr. Schultz’s employment terms provide that in connection with his termination of employment, Mr. Schultz will be entitled to receive payments associated with termination as required pursuant to applicable Israeli law and certain accrued obligations. Upon termination by the Company without cause or by Mr. Schultz with good reason, Mr. Schultz will generally be entitled to receive cash severance, together with severance amounts accumulated in his severance account, equal to the product of 12 times his monthly base salary (or the minimum amount required under applicable law, if greater). Mr. Schultz is also entitled to receive an amount equal to 24 times his monthly base salary, in consideration for, and conditioned upon, his undertaking not to compete with Teva for two years following termination and other restrictive covenants, and his compliance with such undertaking, which amount would be paid in connection with terminations other than in the event of his termination by the Company for cause, non-renewal or his death. In the event that his employment is terminated by the Company without cause or by Mr. Schultz with good reason within one year following certain mergers and as a result thereof, Mr. Schultz will be entitled to an additional lump sum cash payment equal to his current annual salary.

Upon his termination by the Company without cause, resignation by Mr. Schultz with good reason, non-renewal by the Company, and non-renewal by Mr. Schultz due to his retirement, Mr. Schultz will receive continued vesting of outstanding awards in accordance with their terms. Upon his termination by the Company without cause and resignation by Mr. Schultz with good reason, Mr. Schultz will receive accelerated vesting of his sign-on RSU award on the date of termination. Upon his termination due to death and disability, default plan treatment will apply as described below except that Mr. Schultz will receive continued vesting of his sign-on PSU award (which will ultimately be settled based on actual performance through the end of the applicable five-year performance period). In the event of a change in control before the terminations listed above, Mr. Schultz’s sign-on PSU award will be treated as earned based on the price paid per share to shareholders (or if none, then based on the last per share trading price before the change in control). The award may then either continue as a time-vested award over the remainder of the required vesting period or, if not assumed, settled upon the change in control. If the sign-on PSU award is assumed and continues as a time-vested award, it will be immediately settled upon termination following the change in control due to death, disability, termination without cause, resignation with good reason, non-renewal by the Company and non-renewal by Mr. Schultz due to his retirement.

All termination payments and benefits in excess of those required to be paid pursuant to applicable law are subject to the execution of a release of claims, and shall immediately terminate without further obligation of Teva, in the event that he breaches his restrictive covenants. In addition, in the event of continuous and willful breach of his restrictive covenants, the Company shall be entitled to a repayment of such termination payments, including forfeiture of any post-termination equity vesting.

Eli Kalif

Mr. Kalif’s employment terms generally require the Company and Mr. Kalif to provide six months’ notice of termination of employment, other than in connection with a termination for cause, death or disability. We may waive Mr. Kalif’s services during such notice period or any part thereof, or accelerate the termination date, on the condition that we pay him his monthly base salary and all additional compensation and benefits in respect of such waived period.

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Mr. Kalif’s employment terms provide that in connection with his termination of employment, Mr. Kalif will be entitled to receive payments associated with termination as required pursuant to applicable Israeli law and certain accrued obligations. Upon termination by the Company without cause or by Mr. Kalif with good reason, Mr. Kalif will generally be entitled to receive cash severance, together with severance amounts accumulated in his severance account, equal to twice his monthly base salary multiplied by the number of years of employment, up to a maximum payment of 18 times his monthly base salary (or the minimum amount required under applicable law, if greater). In the event that his employment is terminated by the Company without cause within one year following a change in control event (as such term is defined in the Compensation Policy as in effect on the date hereof), Mr. Kalif will be entitled to an additional lump sum cash payment equal to $1.5 million.

All termination payments and benefits in excess of those required to be paid pursuant to applicable law are subject to the execution of a release of claims, and shall immediately terminate without further obligation of Teva, and Mr. Kalif shall repay Teva any such payments or benefits provided, in the event that he breaches his restrictive covenants, including an undertaking not to compete with Teva for six months following termination.

Dr. Sven Dethlefs

Dr. Dethlefs’ employment terms generally require the Company and Dr. Dethlefs to provide six months’ notice of termination of employment, other than in connection with a termination for cause, death or disability. We may waive Dr. Dethlefs’ services during such notice period or any part thereof, or accelerate the termination date, on the condition that we pay him his monthly base salary and all additional compensation and benefits in respect of such waived period.

Upon termination by the Company without cause or by Dr. Dethlefs for good reason, Dr. Dethlefs will generally be entitled to receive cash severance equal to the product of six times his monthly base salary and payment of certain costs associated with continued medical insurance for 18 months. Dr. Dethlefs is also entitled to receive an amount equal to 12 times his monthly base salary, in consideration for, and conditioned upon, his undertaking not to compete with Teva for one year following termination and other restrictive covenants. In the event that his employment is terminated without cause within one year following certain mergers and as a result thereof, Dr. Dethlefs will be entitled to an additional lump sum cash payment of $1.5 million.

All termination payments and benefits in excess of those required to be paid pursuant to applicable law are subject to the execution of a release of claims, and shall immediately terminate without further obligation of Teva, and Dr. Dethlefs shall promptly repay Teva any such payments or benefits provided, in the event that he breaches his restrictive covenants.

Eric Drapé

Mr. Drapé’s employment terms generally require the Company and Mr. Drapé to provide six months’ notice of termination of employment, other than in connection with a termination for cause, death or disability. We may waive Mr. Drapé’s services during such notice period or any part thereof, or accelerate the termination date, on the condition that we pay him his monthly base salary and all additional compensation and benefits in respect of such waived period.

Mr. Drapé’s employment terms provide that in connection with his termination of employment, Mr. Drapé will be entitled to receive payments associated with termination as required pursuant to applicable Israeli law and certain accrued obligations. Upon termination by the Company without cause or by Mr. Drapé with good reason, Mr. Drapé will generally be entitled to receive cash severance, together with severance amounts accumulated in his severance account, equal to the product of 15 times his monthly base salary (or the minimum amount required under applicable law, if greater). Mr. Drapé is also entitled to receive an

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amount equal to three times his monthly base salary, in consideration for, and conditioned upon, his undertaking not to compete with Teva for six months following termination and other restrictive covenants, and his compliance with such undertaking, which amount would be paid in connection with terminations other than in the event of his termination by the Company for cause, his death or disability. In the event that his employment is terminated by the Company without cause within one year following a change in control event (as such term is defined in the Compensation Policy as in effect on the date hereof), Mr. Drapé will be entitled to an additional lump sum cash payment equal to $1.5 million.

All termination payments and benefits in excess of those required to be paid pursuant to applicable law are subject to the execution of a release of claims, and shall immediately terminate without further obligation of Teva, and Mr. Drapé shall repay Teva any such payments or benefits provided, in the event that he breaches his restrictive covenants.

Mark Sabag

Mr. Sabag’s employment terms generally require the Company and Mr. Sabag to provide nine months’ notice of termination of employment, other than in connection with a termination for cause, death or disability. We may waive Mr. Sabag’s services during such notice period or any part thereof, or accelerate the termination date, on the condition that we pay him his monthly base salary and all additional compensation and benefits in respect of such waived period.

Mr. Sabag’s employment terms provide that in connection with his termination of employment, Mr. Sabag will be entitled to receive payments associated with termination as required pursuant to applicable Israeli law. In the event of retirement to pension at the statutory age, termination due to death or disability, termination without cause, or resignation for good reason, Mr. Sabag will be entitled to a make-up payment equal to his then monthly base salary multiplied by the number of his years of service, that together with severance amounts accumulated in his pension insurance fund account cannot exceed twice his then monthly base salary multiplied by the number of his years of service. In the event of a resignation without good reason, the make-up payment will be equal to half his then monthly base salary multiplied by the number of his years of service, that together with severance amounts accumulated in his pension insurance fund account cannot exceed 1.5 times his then monthly base salary multiplied by the number of his years of service.

Mr. Sabag is also entitled to receive an amount equal to 12 times his monthly base salary, in consideration for and conditioned upon his undertaking not to compete with Teva for one year following termination. This amount would not be paid upon termination upon death and the Company has the sole discretion to determine if it is paid upon termination for cause. In the event that his employment is terminated without cause within one year following certain mergers and as a result thereof, Mr. Sabag will be entitled to an additional lump sum payment of $1.5 million. The non-compete payment is subject to compliance with the non-compete covenant. In the event of a material breach, payment will cease and the Company will be entitled to reclaim amounts already paid.

Mr. Sabag is also entitled to continued vesting of equity-based awards for 24 months following termination without cause. In addition, in the event that his employment is terminated without cause within one year following certain mergers and as a result thereof, Mr. Sabag will be entitled to accelerated vesting of unvested equity upon termination.

Potential Payments Upon Termination or Change In Control

The following tables summarize the payments the NEOs would receive upon termination and completion of the required notice period at December 31, 2021. The U.S. dollar amounts in the tables below were converted from local currency, where needed, using the December monthly average exchange rate of 3.13 Israeli shekels per U.S. dollar and 0.88 euros per U.S. dollar.

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Payments Resulting From Termination without Cause or Resignation with Good Reason

Category	Kåre Schultz	Eli Kalif	Dr. Sven Dethlefs	Eric Drapé	Mark Sabag
Severance payments (1)	1,233,361	124,573	408,000	792,608	1,015,856
Non-compete payments (2)	4,000,000	0	816,000	182,348	796,590
Accrued vacation	21,103	117,671	0	102,953	172,018
Health benefits continuation	0	0	45,733	0	0
Post-termination equity vesting (3)(4)	24,328,805	0	0	0	2,170,662
Total amount without change in control	$29,583,269	$242,244	$1,269,733	$1,077,909	$4,155,126
Post-change in control cash termination payment (5)	2,000,000	1,500,000	1,500,000	1,500,000	1,500,000
Additional post-change in control equity acceleration (6)	0	0	0	0	1,391,705
Total amount with change in control	$31,583,269	$1,742,244	$2,769,733	$2,577,909	$7,046,831
(1)

In addition to the amounts reported above, Mr. Schultz would receive $766,639, Mr. Kalif would receive $138,576, Mr. Drapé would receive $119,133, and Mr. Sabag would receive $1,023,269 which amounts are already held in severance accounts on their behalf. For Mr. Sabag, the severance amount in the table would also be payable upon retirement to pension at the statutory age, or termination due to death or disability. Upon resignation without good reason, Mr. Sabag would be entitled to a severance payment amount of $506,075 in addition to the amount accumulated in his severance accounts.

(2)

For Mr. Schultz and Mr. Drapé, the non-compete payment would be paid, assuming their compliance with the non-compete covenant, in connection with terminations other than their termination by the Company for cause, death, or non-renewal (for Mr. Schultz). For Mr. Sabag, the non-compete payment is also paid upon retirement to pension at the statutory age, termination due to disability, or resignation without good reason, and the Company has the sole discretion to determine if it is paid upon termination for cause.

(3)

Amounts reported are based on the price of a Teva share on December 31, 2021, the last trading day of 2021 ($8.01) and, with respect to PSUs, target performance, except for 2019-2021 PSUs, for which actual performance was used.

(4)

For Mr. Schultz, the equity vesting also applies in the event of non-renewal by the Company or non-renewal by Mr. Schultz due to retirement. For Mr. Sabag, the equity vesting does not apply to resignation with good reason.

(5)

For Mr. Schultz, Dr. Dethlefs and Mr. Sabag, change in control is defined as certain mergers followed by a termination without cause, or by Mr. Schultz with good reason. For Mr. Kalif and Mr. Drapé, change in control is defined in the Compensation Policy as in effect on the date thereof.

(6)

Mr. Sabag’s employment agreement provides for equity acceleration upon a post-merger involuntary termination without cause, which is the only change in control trigger for this equity acceleration. Amounts reported are based on the end of year stock price ($8.01) and, with respect to PSUs, target performance. The amount reported would be in addition to the amount reported under post-termination equity vesting.

Accelerated Equity Vesting Upon Death or Disability

Under our 2015 and 2020 Long-Term Equity-Based Incentive Plan, upon death or disability, performance awards, such as PSUs, will immediately vest and pay out based on the target level of performance as of the

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Executive Compensation

date of termination, RSUs will immediately be vested and settled and options will immediately vest and remain exercisable through the original expiration date. For treatment of Mr. Schultz’s sign-on equity awards upon death or disability, see the summary of his termination terms above.

Category	Kåre Schultz	Eli Kalif	Dr. Sven Dethlefs	Eric Drapé	Mark Sabag
Value (1)	$24,328,805	$2,704,953	$3,354,380	$3,195,029	$3,562,367
(1)

Amounts reported are based on the price of a Teva share on December 31, 2021, the last trading day of 2021 ($8.01) and, with respect to PSUs, target performance, except for 2019-2021 PSUs, for which actual performance was used.

2021 Pay Ratio

We have estimated the compensation of the 2021 median employee to be $75,944. The annual total compensation of our CEO was $14,681,772. The ratio of the annual total compensation of our CEO to that of the annual total compensation of our median employee was 193 to 1.

Our “median employee” is a full-time, salaried employee located in Israel. We totaled all of the elements of the employee’s compensation for 2021 in the same manner as the CEO and in accordance with SEC Summary Compensation Table disclosure requirements, which resulted in an annual total compensation of $75,944, of which $32,591 is base salary, $4,732 is non-equity incentive compensation, and $38,621 is comprised of Company contributions to a pension fund, as is required by Israeli law, other compensation such as overtime pay and other cash allowances, and Company contributions to a study fund, as is common practice for Israel-based employees of the Company.

The CEO pay ratio rule permits the use of a median employee for up to three years unless there has been a meaningful change to a company’s employee population. We determined that there was no meaningful change to our employee population and therefore we used the same median employee as was used in 2020 for pay ratio purposes.

Because the SEC rules for identifying the median of the annual total compensation of our employees and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices, the pay ratio reported by other companies may not be comparable to the pay ratio for our Company, as other companies have headquarters offices in different countries, have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

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HR and Compensation Committee Interlocks and Insider Participation

The HR and Compensation Committee currently consists of Rosemary A. Crane (chair), Gerald M. Lieberman, Nechemia (Chemi) J. Peres and Janet S. Vergis. During fiscal year 2021, no member of the HR and Compensation Committee was an employee, officer or former officer of Teva or any of its subsidiaries. During fiscal year 2021, no member of the HR and Compensation Committee had a relationship that must be described under the SEC rules relating to disclosure of related party transactions. During fiscal year 2021, none of our executive officers served on the Board of Directors or compensation committee of any entity that had one or more of its executive officers serving on Teva’s Board of Directors or HR and Compensation Committee.

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Proposal 2: Advisory Vote on Compensation of Named Executive Officers

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) and Schedule 14A of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), we are providing our shareholders with the opportunity to approve, by advisory vote, the compensation of our NEOs, as disclosed in this Proxy Statement in accordance with the rules of the SEC.

This proposal, commonly referred to as the “say-on-pay” vote, gives our shareholders the opportunity to express their views on the compensation of our NEOs. This vote is not intended to address any specific item of compensation or any specific NEOs, but rather the overall compensation of our NEOs and our executive compensation philosophy, objectives and program, as described in this Proxy Statement. Accordingly, we ask our shareholders to approve the compensation of our NEOs, as disclosed pursuant to Item 402 of Regulation S-K of the Exchange Act in the section entitled “Executive Compensation” of this Proxy Statement, including the CD&A, the compensation tables and the related narrative disclosure, by casting a non-binding advisory vote “FOR” the following resolution:

“RESOLVED, that the shareholders of Teva Pharmaceutical Industries Limited approve, on a non-binding advisory basis, the compensation of its named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

As an advisory vote, the result will not be binding on the Board or the HR and Compensation Committee. The say-on-pay vote will, however, provide us with important feedback from our shareholders about our executive compensation philosophy, objectives and program. Our Board and the HR and Compensation Committee value the opinions of our shareholders and expect to take into account the outcome of the vote when considering future executive compensation decisions and when evaluating our executive compensation program. Following our 2022 Annual Meeting, the next advisory vote on named executive officer compensation is expected to occur at the 2023 annual meeting, unless the Board of Directors modifies its policy on the frequency of holding such advisory votes.

The Board of Directors recommends that shareholders vote FOR the approval, on a non-binding advisory basis, of the compensation of Teva’s named executive officers, as disclosed in this Proxy Statement.

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Proposal 3: Approval of Teva’s Compensation Policy

Pursuant to the Israeli Companies Law, Israeli publicly traded companies are required to adopt a compensation policy regarding the terms of office and employment of their office holders. The compensation policy must be reviewed from time to time by the compensation committee and board of directors to ensure its alignment with the company’s compensation philosophy and to consider its appropriateness. The compensation policy must further be approved once every three years by the board of directors, after it considers the recommendations of the compensation committee, and then by a Disinterested Majority of shareholders. A “Disinterested Majority” of shareholders means: (i) at least a majority of the holders of ordinary shares who are not controlling shareholders and who do not have a personal benefit or other interest in the matter who are present and voting (abstentions are disregarded) or (ii) the holders of ordinary shares who are not controlling shareholders and who do not have a personal benefit or other interest in the matter who were present and voted against the approval of such proposals hold, in the aggregate, two percent or less of the voting power in the company. To the extent a compensation policy is not approved by the shareholders, then generally, following re-discussion of the matter, the compensation committee and board of directors may nonetheless approve the compensation policy based on detailed reasoning, provided such approval is in the company’s best interest. Revisions to the compensation policy require the same approval process, unless otherwise provided by applicable Israeli law. We note that this approval vote of the compensation policy is due to Israeli law requirements and in addition to and not in lieu of the annual advisory “say-on-pay” vote that we are required to hold as a U.S. domestic issuer, which appears above in Proposal 2.

Teva’s Compensation Policy was approved at our 2013 annual general meeting of shareholders and amendments thereto were approved by shareholders at our 2015, 2016 and 2019 annual general meetings of shareholders. In 2019, in order to create a relevant and appropriate compensation framework to meet Teva’s needs, shareholders approved substantial changes and updates to the policy. Pursuant to our Compensation Policy, the compensation that may be granted to an executive officer may include: base salary, cash bonuses, equity-based compensation, benefits and retirement and termination of service arrangements. The cash bonus component aims to ensure that Teva’s executive officers are incentivized to reach Teva’s annual goals. The equity-based compensation component is intended to incentivize and reward for future long-term performance, to foster a long-term link between executive officers’ interests and the interests of Teva and its shareholders, and to attract, motivate and retain executive officers for the long term. Our Compensation Policy includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm us in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer and minimum vesting periods for equity-based compensation. In addition, our Compensation Policy contains compensation recovery provisions which allow us under certain conditions to recover bonuses paid in excess, enables our President and CEO to approve an immaterial change in the terms of employment of an executive officer (provided that the changes of the terms of employment are in accordance with our Compensation Policy) and allow us to exculpate, indemnify and insure our executive officers and directors to the maximum extent permitted by Israeli law subject to certain limitations set forth therein. Our Compensation Policy also provides for compensation to the members of our board of directors in accordance with the principles determined in our Compensation Policy.

Unlike “say-on-pay,” which is a retrospective shareholder advisory vote based on actual executive compensation granted in the previous year, the Compensation Policy serves as a shareholder-approved prospective framework for the HR and Compensation Committee and the Board of Directors when making compensation decisions generally for the following three-year period, which sets caps and other limitations. The HR and Compensation Committee and the Board of Directors generally cannot approve any compensation that does not fall within the framework of Teva’s Compensation Policy, without seeking shareholder approval. Therefore, and in light of our previous experience, we believe that Teva’s Compensation Policy must maintain flexibility to address Teva’s various human capital needs and

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Proposal 3: Approval of Teva’s Compensation Policy

challenges, including special circumstances that may arise during the respective three-year period. The compensation elements, caps and other limitations set forth in the Compensation Policy do not create an obligation or a promise to actually grant such compensation. The actual executive compensation design and amounts granted to our NEOs in the previous year are reflected in the CD&A and presented for a shareholder advisory vote under Proposal 2.

As noted above, under the Israeli Companies law, we are required to submit the Compensation Policy to shareholders at least once every three years for approval. Because three years have elapsed since our shareholders last approved the Compensation Policy in 2019, Teva is submitting to shareholders a proposal to re-approve the current Compensation Policy.

Our existing Compensation Policy reflects our unique status, being subject to both Israeli compensation policy requirements and U.S. compensation disclosure and “say-on-pay” requirements as well as providing us with a competitive compensation framework. Based on our positive experience in implementing the existing Compensation Policy over the past three years, and in consultation with the Compensation Committee’s independent compensation consultant, Semler Brossy, the Board of Directors recommends re-approval of our existing Compensation Policy.

Following the recommendation of the HR and Compensation Committee, the Board of Directors has re-approved, and recommends that shareholders re-approve, our existing Compensation Policy adopted at our 2019 shareholder meeting, substantially in the form attached to this Proxy Statement as Appendix A. The Compensation Policy submitted for shareholder approval under this Proposal 3 addresses the requirements under the Israeli Companies Law and shall be in effect in accordance with the Israeli Companies Law, as long as such requirements are applicable to Teva.

The Board of Directors recommends that shareholders vote FOR the approval of the Compensation Policy for Executive Officers and Directors, substantially in the form attached to this Proxy Statement as Appendix A.

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Proposal 4: Approval of Amendments to Teva’s Articles of Association

Our Board of Directors believes that in light of the COVID-19 pandemic, limited travel and health and safety concerns which are anticipated to continue, there is an increasing need to allow for flexibility in relation to holding in-person meetings, which have proven to be less critical than in the past. In addition, in order to enable the Company to retain highly qualified and experienced leadership, while maintaining the center of management in Israel, the Company’s Articles of Association should be less restrictive in relation to physical and territorial requirements.

Therefore, the Board of Directors recommends to the shareholders to approve an amendment to Teva’s Articles of Association, which would eliminate the requirement for a minimum number of in-person meetings of the Board of Directors, and would further provide the Chairman of the Board of Directors with discretion to determine, with respect to each year, whether a majority of the in-person meetings of the Board of Directors shall be convened in Israel and which will further provide that the CEO shall lead the management team and manage the Company from its headquarters in Israel.

In addition, it is further proposed to amend certain additional provisions of the Company’s Articles of Association, including (i) that the English language version of the Articles of Association shall be the binding version, in light of the Company’s global operation and shareholder base, (ii) clarifying that the Board shall set the maximum number of directors to be appointed at each general meeting, and (iii) amending or removing certain additional provisions that either are obsolete or no longer desirable due to changes in Teva’s governance structure or amendments to the Israeli Companies Law (in the latter case, generally due to the Israeli Companies Law no longer requiring such governance provisions or providing that such provisions apply mandatorily under the law without the need for express inclusion in a company’s articles), (iv) to address Teva’s unique status as a company subject to both applicable Israeli and U.S. laws, rules and regulations, and (v) correcting minor ambiguities.

Following the recommendation of the Corporate Governance and Nominating Committee and the Board of Directors, shareholders are asked to approve the proposed amendments to the Articles of Association as reflected in the amended articles of association, in the form attached to this Proxy Statement as Appendix B. A comparison of the proposed amended Articles of Association against the English version of the existing Articles of Association is attached to this Proxy Statement as Appendix C; the words proposed to be added are underlined, and the words proposed to be deleted are indicated by a strikethrough.

The Board of Directors recommends that shareholders vote FOR the amendments to Teva’s Articles of Association as reflected in the form attached hereto as Appendix B.

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Proposal 5: Appointment of Independent Registered Public Accounting Firm

The Audit Committee recommends that, as required under Israeli law, shareholders appoint Kesselman & Kesselman, an independent registered public accounting firm in Israel and a member of PricewaterhouseCoopers International Limited (“PwC”), as Teva’s independent registered public accounting firm until Teva’s 2023 annual meeting of shareholders. PwC has been our independent registered public accounting firm since at least 1976.

Pursuant to Teva’s Articles of Association, the Board of Directors is authorized to determine the remuneration of Teva’s independent registered public accounting firm.

Representatives of PwC are expected to be present at the Annual Meeting and will also be available to respond to questions from shareholders. They also will have the opportunity to make a statement if they desire to do so.

Audit Committee Report

The Audit Committee has reviewed and discussed with management Teva’s audited consolidated financial statements as of and for the year ended December 31, 2021.

The Audit Committee has also discussed with Kesselman & Kesselman the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301, Communications with Audit Committees.

The Audit Committee has received and reviewed the written disclosures and the letter from Kesselman & Kesselman required by the applicable requirements of the PCAOB regarding Kesselman & Kesselman’s communication with the Audit Committee concerning independence and has discussed with Kesselman & Kesselman their independence.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in Teva’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC.

Audit Committee of the Board of Directors

Gerald M. Lieberman, Chair

Amir Elstein

Roberto A. Mignone

Dr. Tal Zaks

Policy on Pre-Approval of Audit and Non-Audit Services of Independent Auditors

Teva’s Audit Committee is responsible for overseeing the work of its independent auditors. The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by PwC and other members of PricewaterhouseCoopers International Limited. These services may include audit services, audit-related services, tax services and other services, as further described below. The Audit Committee sets forth the basis for its pre-approval in detail, listing the particular services or categories of services which are pre-approved, and setting forth a specific budget for such services. Other services are approved by the Audit Committee on an individual basis. Once services have been pre-approved, PwC and management then report to the Audit Committee on a periodic basis regarding the extent of services actually provided in accordance with the applicable pre-approval, and regarding the fees for the services performed. Such fees for 2021 and 2020 were pre-approved by the Audit Committee in accordance with these procedures.

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Proposal 5: Appointment of Independent Registered Public Accounting Firm

Principal Accountant Fees and Services

Teva incurred the following fees for professional services rendered by Kesselman & Kesselman and other PwC member firms, for the years ended December 31, 2021 and 2020:

	2021	2020
	(U.S. $ in thousands)
Audit fees	$13,488	$15,682
Audit-related fees	180	571
Tax fees	2,588	3,820
All other fees	20	4
Total	$16,276	$20,077

The audit fees for the years ended December 31, 2021 and 2020 included professional services rendered for the integrated audit of Teva’s annual consolidated financial statements and internal control over financial reporting as of December 31, 2021 and 2020, review of consolidated quarterly financial statements, statutory audits of Teva and its subsidiaries, issuance of comfort letters, consents and assistance with review of documents filed with the SEC and other services that can only be provided by the independent auditor.

The audit-related fees for the years ended December 31, 2021 and 2020 included sale side due diligence related to dispositions, accounting consultations, employee benefit plan audits, agreed upon procedures that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.

Tax fees for the years ended December 31, 2021 and 2020 included services related to tax compliance including the preparation of tax returns and claims for refund, tax planning and tax advice including assistance with tax audits and appeals, advice related to mergers and acquisitions, tax services for employee benefit plans and assistance with respect to requests for rulings from tax authorities.

All other fees for the years ended December 31, 2021 and 2020 were mainly for providing benchmarking data, as well as for license fees for the use of accounting research tools and training regarding general financial reporting developments.

The Audit Committee believes that the provision of all non-audit services rendered is compatible with maintaining PwC’s independence.

The Board of Directors recommends that shareholders vote FOR the approval of the appointment of Kesselman & Kesselman, a member of PwC, as Teva’s independent registered public accounting firm until Teva’s 2023 annual meeting of shareholders.

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Presentation of 2021 Financial Statements

The Board of Directors has approved, and is presenting to shareholders for receipt and consideration at the Annual Meeting, Teva’s annual consolidated financial statements for the year ended December 31, 2021, which are included in Teva’s Annual Report on Form 10-K for the year ended December 31, 2021, available on Teva’s website at www.tevapharm.com.

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Security Ownership

The following table describes, as of March 8, 2022, the beneficial ownership of Teva ordinary shares (and ADSs representing ordinary shares) by:

∎	each person we believe beneficially holds more than 5% of the outstanding ordinary shares based solely on our review of SEC filings;

∎	each of our NEOs;

∎	each of our directors and director nominees; and

∎	all of our directors and executive officers as a group.

Beneficial Owner	Ordinary Shares Beneficially Owned***		Percent of Ordinary Shares Outstanding****
Beneficial Owners of More than 5% of Our Ordinary Shares
Capital Research Global Investors (1)	132,350,750		11.9%
Named Executive Officers and Directors:*
Dr. Sol J. Barer	317,563		*	*
Kåre Schultz	2,223,283		*	*
Rosemary A. Crane	52,218		*	*
Amir Elstein	2,042,934		*	*
Jean-Michel Halfon	49,228		*	*
Gerald M. Lieberman	54,628		*	*
Roberto A. Mignone	1,544,286	(2)	*	*
Dr. Perry D. Nisen	44,286		*	*
Nechemia (Chemi) J. Peres	44,286		*	*
Prof. Ronit Satchi-Fainaro	36,880		*	*
Janet S. Vergis	12,668		*	*
Dr. Tal Zaks	17
Eli Kalif	64,876		*	*
Mark Sabag	701,992		*	*
Dr. Sven Dethlefs	404,583
Eric Drapé	373,586		*	*
All directors and executive officers as a group (21 persons)	9,142,488		*	*
*	The address of each named executive officer and director is c/o Teva Pharmaceutical Industries Limited, 124 Dvora HaNevi’a Street, Tel Aviv, 6944020, Israel.
**	Represents less than 1%.
***

For purposes of this table, “beneficial ownership” is determined in accordance with Rule 13d-3 under the Exchange Act pursuant to which a person or group of persons is deemed to have “beneficial ownership” of any ordinary shares with respect to which such person has (or has the right to acquire within 60 days) sole or shared voting power or investment power.

****	Percentage of beneficial ownership is based on 1,110,352,397 ordinary shares outstanding at March 8, 2022.
(1)	Based solely on a Schedule 13G/A filed with the SEC on February 11, 2022, by Capital Research Global Investors, a division of Capital Research and Management Company, which is deemed to be

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Security Ownership

the beneficial owner of 132,350,750 ordinary shares. Capital Research Global Investors listed its address as 333 South Hope Street, Los Angeles, CA 90071.
(2)

1,500,000 ordinary shares are held of record by Swiftcurrent Partners, L.P. and Swiftcurrent Offshore Master, Ltd. Bridger Management, LLC is the investment adviser to these funds and Mr. Mignone is the manager of Bridger Management, LLC. Mr. Mignone disclaims beneficial ownership of the 1,500,000 ordinary shares held of record by these funds, except to the extent of his indirect pecuniary interest therein.

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Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth, as of December 31, 2021, certain information related to our equity compensation plans:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted- Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders
2020 Long-Term Equity-Based Incentive Plan	11,832,332	—	78,834,174	(1)
2015 Long-Term Equity-Based Incentive Plan	32,726,804	$31.25	—	(2)
2010 Long-Term Equity-Based Incentive Plan	8,868,430	$49.93	—	(2)
2008 Employee Stock Purchase Plan For U.S. Employees	—	—	552,264	(3)
Equity compensation plans not approved by security holders	—	—	—
Total	53,427,566	$36.96	79,386,438	(1)
(1)	Includes awards that were cancelled or forfeited under the 2010 and 2015 Long-Term Equity-Based Incentive Plans.
(2)	This plan expired and no future grants are available thereunder.
(3)	A total of 8,500,000 shares have been authorized for purchase at a discount under the plan.

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Related Party Transactions

Certain Relationships and Related Party Transactions

In November 2019, Teva entered into two collaborative research agreements with Tel Aviv University pursuant to which Teva provided funding in the amounts of €250,000 and $94,500, respectively, and worked with the Tel Aviv University scientists to advance cancer and brain studies. Following finalization of the research plans, Teva entered into two continuation research agreements with Tel Aviv University in May 2021, to conduct additional and further research plans, to which Teva provided funding in the amount of NIS 1,238,490 and NIS 313,275, respectively. Prof. Ronit Satchi-Fainaro, a member of our Board of Directors, has been a professor at Tel Aviv University since 2015. Prof. Ronit Satchi-Fainaro holds various other positions at Tel Aviv University, including Head of the Cancer Research and Nanomedicine Laboratory since 2006, Chair of the Department of Physiology and Pharmacology at the Sackler Faculty of Medicine since 2014, The Kurt and Herman Lion Chair in Nanosciences and Nanotechnologies since 2017, Director of the Cancer Biology Research Center since 2020 and a member of the Preclinical Dean’s Committee since 2015.

The related party transaction described above was reviewed and approved in accordance with the provisions of the Israeli Companies Law, Teva’s Articles of Association and Teva policy, as described below. Any extensions to these agreements will also be reviewed accordingly.

Approval of Related Party Transactions

The Israeli Companies Law requires that an “office holder” (as defined in the Israeli Companies Law) of a company promptly disclose any personal interest that he or she may have and all related material information known to him or her, in connection with any existing or proposed transaction of the company.

Pursuant to the Israeli Companies Law, the Audit Committee shall determine whether any transaction with an office holder or in which the office holder has a personal interest (other than with respect to such office holder’s Terms of Office and Employment, see “Executive Compensation—Compensation Discussion and Analysis—Compensation-Related Requirements of the Israeli Companies Law”) is an “extraordinary transaction” (defined as a transaction not in the ordinary course of business, not on market terms or likely to have a material impact on the company’s profitability, assets or liabilities).

Pursuant to the Israeli Companies Law, the Articles of Association and Teva policy, in the event that the Audit Committee determines that the transaction is an extraordinary transaction, Audit Committee and Board approval are required and, in some circumstances, shareholder approval may also be required; if however, it is determined that the transaction is not an extraordinary transaction, the transaction will not require Board or shareholder approval. An interested party transaction may only be approved if it is determined to be in the best interests of Teva.

A person with a personal interest in the matter generally may not be present at meetings of the Board or certain committees where the matter is being considered and, if a member of the Board or a committee, may generally not vote on the matter.

Transactions with Controlling Shareholders

Under Israeli law, extraordinary transactions with a controlling shareholder, or in which the controlling shareholder has a personal interest, and any engagement with a controlling shareholder, or a controlling shareholder’s relative, with respect to the provision of services to the company or their Terms of Office and Employment as an office holder or their employment, if they are not an office holder, generally require the approval of the Audit Committee (or with respect to Terms of Office and Employment, the HR and Compensation Committee), the Board of Directors and the shareholders. If required, shareholder approval

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Related Party Transactions

must include (i) at least a majority of the shareholders who do not have a personal interest in the transaction and are present and voting at the meeting (abstentions are disregarded), or, alternatively, that (ii) the total shareholdings of the disinterested shareholders who vote against the transaction do not represent more than two percent of the voting rights in the company. Transactions for a period of more than three years generally need to be brought for approval in accordance with the above procedures every three years. A shareholder who holds 25% or more of the voting rights in a company is considered a controlling shareholder for these purposes if no other shareholder holds more than 50% of the voting rights. If two or more shareholders are interested parties in the same transaction, their shareholdings are combined for the purposes of calculating percentages.

Change of Control

Subject to certain exceptions, the Israeli Companies Law generally requires that a merger between two Israeli companies be approved by both the board of directors and by the shareholders of each of the merging companies by a simple majority (unless a higher majority is required by the articles of association).

Furthermore, the Israeli Companies Law generally requires that an acquisition of shares in a public company be made by means of a tender offer if as a result of the acquisition the purchaser would hold 25% or more of the voting rights of the company if there is no other holder of 25% or more of the company’s voting rights, or more than 45% of the voting rights of the company if there is no other holder of more than 45% of the company’s voting rights. The Israeli Companies Law generally further requires that such offer be consummated only if at least 5% of the company’s voting rights will be acquired, and that subject to certain exceptions, the majority of the offerees who responded to the offer accepted the offer.

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Shareholder Proposals for the 2022 Annual Meeting and the 2023 Annual Meeting

Under Israeli law, one or more shareholders holding 1% or more of the voting rights of Teva may propose to include any matter appropriate for deliberation at a shareholders meeting to be included on the agenda of a shareholders meeting (including proposing the nomination of a candidate to the Board of Directors which will be brought for consideration by Teva’s Corporate Governance and Nominating Committee) by submitting such proposal within seven days of publication of Teva’s notice with respect to its general meeting of shareholders, unless Teva publishes a preliminary notice (as done with respect to this Annual Meeting) at least twenty-one days prior to a publication of the notice of the meeting, stating its intention to convene such meeting and the agenda thereof, in which case the shareholder proposal should be submitted within fourteen days of such preliminary notice. The Annual Meeting notice attached to this preliminary proxy statement serves as a preliminary notice regarding the Annual Meeting pursuant to Section 5C of the Israeli Companies Regulations (Notice and Announcement of a General Meeting and a Class Meeting in Public Company and Adding Subjects to the Agenda), 5760-2000. Accordingly, any one or more shareholders holding 1% or more of the voting rights of Teva may request to include a proposal on the agenda of this Annual Meeting by submitting such proposal in writing to Teva no later than March 29, 2022, at its executive offices located at 124 Dvora HaNevi’a Street, Tel Aviv, 6944020, Israel, Attn: Dov Bergwerk, Company Secretary. In addition, under Teva’s current Articles of Association, one or more shareholders holding 1% or more of the voting rights in Teva (or a shareholder interested in proposing the nomination of certain candidate(s) for election as director(s) for consideration by the Corporate Governance and Nominating Committee) may propose to include a matter on the agenda of the following annual meeting of shareholders by submitting the proposal in writing to Teva no later than 14 days after the date of first publication by Teva of its consolidated financial statements for the preceding year. No such proposals were made with respect to this Meeting.

Any such shareholder proposal must comply with the requirements of applicable law and Teva’s Articles of Association. The requirements under Teva’s Articles of Association include providing information such as: (i) the number of ordinary shares held by the proposing shareholder, directly or indirectly, and, if any such ordinary shares are held indirectly, an explanation of how they are held and by whom; (ii) the shareholder’s purpose in making the request; and (iii) any agreements, arrangements, understandings or relationships between the shareholder and any other person with respect to any securities of Teva or the subject matter of the request. If the proposal is to nominate a candidate for election to the Board of Directors, the proposing shareholder must also provide (a) a declaration signed by the nominee and any other information required under the Israeli Companies Law, (b) additional information in respect of the nominee as would be required in response to the applicable disclosure requirements in Israel or abroad, including the information responsive to Items 401, 403 and 404 of Regulation S-K under the Securities Act, to the extent applicable, (c) a representation made by the nominee of whether the nominee meets the objective criteria for an independent director of a company such as Teva under any applicable law, regulation or stock exchange rules, in Israel or abroad, and if not, then an explanation of why not, and (d) details of all relationships and understandings between the proposing shareholder and the nominee.

Under Rule 14a-8 of the Exchange Act, a shareholder proposal to be included in the proxy statement and proxy card for the 2023 annual general meeting of shareholders pursuant to Rule 14a-8 must be received at our principal office on or before December    , 2022 and must comply with Rule 14a-8.

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Incorporation by Reference

In accordance with SEC rules, notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act or the Exchange Act that might incorporate this Proxy Statement or future filings made by Teva under those statutes, the information included under the caption “HR and Compensation Committee Report” and those portions of the information included under the caption “Audit Committee Report” required by the SEC’s rules to be included therein shall not be deemed to be “soliciting material” or “filed” with the SEC and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by Teva under those statutes, except to the extent we specifically incorporate these items by reference.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may participate in the practice of “householding” proxy statements. This means that only one copy of the proxy materials may have been sent to multiple shareholders in your household. Teva will promptly deliver a separate copy of the proxy statement, as well as its Annual Report, to you if you write or call the Company at: TevaIR@tevapharm.com or mailing address: Teva Pharmaceutical Industries Ltd., 124 Dvora HaNevi’a Street, Tel Aviv, 6944020, Israel, Attn: Investor Relations, or phone: +972 (3) 914-8262. If you want to receive copies of Teva’s proxy statement in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker or other nominee record holder, or you may contact us at the above address and phone numbers.

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Questions and Answers about the Annual Meeting

The Meeting

When and how will the Annual Meeting be held?

The Annual Meeting will be conducted in a virtual format on Thursday, June 23, 2022, at 4:00 p.m., Israel time, 9:00 a.m., Eastern time.

In the interest of the health and safety of our shareholders, directors, officers and employees, in light of the ongoing COVID-19 pandemic, shareholders will not be able to physically attend the Annual Meeting.

For additional information on how to vote and participate at the Annual Meeting see below under “Participating and Voting at the Annual Meeting.”

Who may attend the Annual Meeting?

Attendance at the Annual Meeting, including any adjournments or postponements thereof, will be limited to holders of record as of the close of business on May 16, 2022 (the “Record Date”) who hold ordinary shares or American Depositary Shares (“ADSs”), directly in their own name, and beneficial owners who hold ordinary shares or ADSs through a broker, bank or other nominee rather than directly in their own name, and each of their legal proxy holders or their authorized persons.

What is a quorum for the Annual Meeting?

A minimum of two holders of ordinary shares (or ADSs representing such ordinary shares) who are present at the Annual Meeting, in person or by proxy or represented by their authorized persons, and who hold in the aggregate twenty-five percent or more of such ordinary shares (or ADSs representing such ordinary shares), will constitute a legal quorum. At the close of business on March 8, 2022, 1,110,352,397 ordinary shares were outstanding and entitled to vote. Ordinary shares held in treasury will not be included in the calculation to determine if a quorum is present. Abstentions and broker non-votes will be considered present and entitled to vote for the purpose of determining the presence of a quorum. Should no legal quorum be present one half hour after the scheduled time, the Annual Meeting will be adjourned to one week from that day, at the same time and in virtual format. Should such legal quorum not be present one half hour after the time set for the Annual Meeting, as adjourned, any two holders of ordinary shares present, in person or by proxy, who jointly hold twenty percent or more of such ordinary shares (or ADSs representing ordinary shares) will then constitute a legal quorum.

Who may vote at the Annual Meeting?

Ordinary Shares

Holders of record of ordinary shares as of the Record Date may vote at the Annual Meeting.

Beneficial owners who hold ordinary shares through a nominee company pursuant to Section 177(1) of the Israeli Companies Law, as of the Record Date (a “Non-Registered Holder”), rather than directly in their own name, have the right to direct their broker, bank or other nominee how to vote using the instructions provided by the broker, bank or other nominee, but may not vote their shares at the Annual Meeting unless they obtain a proof of share ownership as of the Record Date (“Proof of Ownership”), which must be approved by a member of the Tel Aviv Stock Exchange (“TASE”).

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Questions and Answers about the Annual Meeting

ADSs

As an ADS holder, you will not be entitled to vote at the Annual Meeting through the online meeting platform. To the extent you provide the Depositary (as defined below) or your broker, bank or other nominee, as applicable, with voting instructions, the Depositary has advised us that it will vote the ordinary shares underlying your ADSs in accordance with your instructions.

You also may exercise the right to vote the ordinary shares underlying your ADSs by surrendering your ADSs to Citibank, N.A., as depositary for the ADSs (the “Depositary”) for cancellation and withdrawal of the corresponding ordinary shares pursuant to the terms described in the Second Amended and Restated Deposit Agreement (the “Deposit Agreement”), dated as of December 4, 2018, by and among the Company, the Depositary, and the holders and beneficial owners of ADSs. In order to be able to vote at the Annual Meeting, you must complete the ADS cancellation process and become a holder of the corresponding ordinary shares by the Record Date. However, it is possible that you may not have sufficient time to withdraw your ordinary shares and vote them at the upcoming Annual Meeting as a holder of record of ordinary shares as of the Record Date. Holders of ADSs may incur additional costs associated with the ADS cancellation process.

The Israeli Companies Law does not permit shareholders of public companies to act by written consent.

Participating and Voting at the Annual Meeting

How can I access the online meeting platform and vote my ordinary shares or ADSs?

To access the Annual Meeting, holders of Teva’s ADSs and ordinary shares should visit www.meetnow.global/MF9UVZ6 and enter their control number (as described below).

Your vote is very important and we encourage you to vote your shares and submit your proxy regardless of whether or not you plan to attend the Annual Meeting. Each issued and outstanding ordinary share (or ADS representing an ordinary share) shall entitle its holder to one vote on each matter properly submitted at the Annual Meeting. Ordinary shares held in treasury by Teva do not entitle Teva to vote in respect thereof at the Annual Meeting.

Ordinary Shares

Record holders of ordinary shares: If you are the record holder of ordinary shares as of the Record Date, you have the right to (i) vote at the Annual Meeting through the online meeting platform, (ii) vote by submitting your proxy card by mail or by email to TevaAGM2022@tevapharm.com, or (iii) grant your voting proxy to an authorized person.

If you choose to submit your proxy card by mail or by email to TevaAGM2022@tevapharm.com, mark the enclosed proxy card in accordance with the instructions, date, sign and return it to Teva. To be taken into account, your proxy card must be received by Teva, by 4:00 p.m., Israel time, on June 19, 2022, unless determined otherwise by the chairman of the Annual Meeting.

In order to access the Annual Meeting online platform, record holders of ordinary shares must enter a control number. The control number will consist of the holder’s Israeli identification number or Israeli company registration number as it appears in Teva’s share register. Holders of Teva’s ordinary shares as of the Record Date will also be able to ask questions through the online meeting platform, which will be open for questions 24 hours prior to and throughout the Annual Meeting.

If you appoint another person to act as your authorized proxy, such proxy must be submitted in writing by mail or by email to TevaAGM2022@tevapharm.com (in a form approved by the Company Secretary) from

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Questions and Answers about the Annual Meeting

the record holder of ordinary shares, including such record holder’s Israeli identification number or company registration number, along with the authorized proxy’s name, Israeli identification number, proof of identification and email address, and must be received by Teva by 4:00 p.m., Israel time, on June 19, 2022, unless determined otherwise by the chairman of the Annual Meeting. The submission of a proxy by the aforementioned deadline will also serve to register the authorized proxy in advance in order to participate in the Annual Meeting, vote your shares and ask questions through the online meeting platform. Such authorized proxy will then be able to use their Israeli identification number as it appears on the proof of Israeli identification provided to Teva as the control number to access the online platform.

Non-registered holders of ordinary shares: If you are a Non-Registered Holder, you may (i) direct your broker, bank or other nominee how to vote using the instructions provided by such broker, bank or other nominee; (ii) vote through the electronic voting system of the Israeli Securities Authority at least 2 days prior to the Annual Meeting (i.e., before 4:00 p.m., Israel time, on June 21, 2022); or (iii) if you obtain a Proof of Ownership as detailed above, submit your vote (a) by submitting your proxy card by mail or by email to TevaAGM2022@tevapharm.com, together with the Proof of Ownership, by 4:00 p.m., Israel time, on June 19, 2022, unless determined otherwise by the chairman of the Annual Meeting; or (b) vote at the Annual Meeting through the online meeting platform.

In order to access the online meeting platform, Non-Registered Holders of ordinary shares must register in advance to participate in the Annual Meeting, vote their shares and ask questions through the online meeting platform, which will be open for questions 24 hours prior to and throughout the Annual Meeting.

To register, Non-Registered Holders must submit the Proof of Ownership (including Israeli identification number or company registration number) reflecting the number of ordinary shares beneficially owned as of the Record Date, along with their name and email address, to Teva at TevaAGM2022@tevapharm.com. Requests for registration must be received no later than June 19, 2022 at 4:00 p.m., Israel time.

Non-Registered Holders will then be able to use their Israeli identification number or company registration number as it appears on the Proof of Ownership provided to Teva as the control number to access the online platform. If a Non-Registered Holder would like to appoint another person to act as his/her authorized proxy, such proxy must be submitted to Teva along with the Proof of Ownership, following the instructions set forth above.

ADSs

The Deposit Agreement sets out the rights of ADS holders as well as the rights and obligations of the Depositary. Each ADS represents the right to receive one ordinary share deposited with Citibank Tel Aviv, as custodian for the Depositary under the Deposit Agreement or any successor custodian.

Record holders of ADSs: If you are a record holder of ADSs as of the Record Date, you will receive instructions from the Depositary for the ordinary shares underlying your ADSs to be voted. If you held ADSs directly as of the Record Date, you have the right to instruct the Depositary how to vote. So long as the Depositary receives your voting instructions by 8:00 a.m., Eastern time, on June 21, 2022, it will, to the extent practicable and subject to Israeli law and the terms of the Deposit Agreement, vote the underlying ordinary shares as you instruct.

Record holders of ADSs as of the close of the Record Date will be able to participate in the Annual Meeting and ask questions through the online meeting platform, which will be open for questions 24 hours prior to and throughout the Annual Meeting; however, they may not vote through the online meeting platform.

To access the online meeting platform, record holders of ADSs should enter the 15-digit control number on the proxy card or Notice of Internet Availability of Proxy Materials received.

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Questions and Answers about the Annual Meeting

Beneficial owners of ADSs that are registered in the name of a broker, bank or other agent: If you beneficially own ADSs as of the Record Date through a broker, bank or other nominee, such intermediary will provide you instructions on how you may vote the ordinary shares underlying your ADSs. Please check with your broker, bank or other nominee, as applicable, and carefully follow the voting procedures provided to you.

To participate in the Annual Meeting and ask questions through the online meeting platform, which will be open for questions 24 hours prior to and throughout the Annual Meeting, beneficial holders of ADSs that are registered in the name of a broker, bank or other agent must register in advance; however, they may not vote through the online meeting platform.

To register, beneficial holders of ADSs must submit proof of ownership reflecting the number of ADSs beneficially owned as of the Record Date, along with their name and email address, to Computershare at legalproxy@computershare.com. Requests for registration must be labeled as “TEVA MEETING REQUEST” and must be received no later than Tuesday, June 21, 2022 at 8:00 a.m., Eastern time. Beneficial holders of ADSs will then receive a confirmation of registration with a 15-digit control number by email from Computershare.

How will my ordinary shares or ADSs be voted if I do not vote?

Ordinary Shares

If you hold ordinary shares and do not (i) vote at the Annual Meeting through the online meeting platform, (ii) vote by submitting your proxy card by mail or by email, (iii) grant your voting proxy to an authorized person or (iv) as a Non-Registered Holder, vote by submitting your proxy card and proof of ownership by mail, by email or through the electronic voting system of the Israeli Securities Authority, your ordinary shares will not be counted as votes cast and will have no effect on the outcome of the vote with respect to any matter.

ADSs

If you are a record holder of ADSs and do not instruct the Depositary how to vote the ordinary shares underlying your ADSs, the ordinary shares underlying your ADSs will not be counted as votes cast and will have no effect on the outcome of the vote with respect to any matter.

If you are a beneficial owner whose ADSs are held of record by a broker, your broker has “discretionary voting” authority under the New York Stock Exchange (“NYSE”) rules to vote the shares represented by your ADSs on “routine” matters, such as the ratification of appointment of Kesselman & Kesselman, a member of PricewaterhouseCoopers International Ltd., as our independent registered public accounting firm, even if the broker does not receive voting instructions from you. However, your broker does not have discretionary authority absent specific instructions from you to vote on the following “non-routine” matters: the election of directors, the advisory vote on the compensation of our named executive officers, the approval of the Compensation Policy and the approval of the Amendments to the Articles of Association, in which case a broker non-vote will occur and the shares represented by your ADSs will not be voted on these matters.

What are the voting requirements to elect the directors and to approve each of the proposals discussed in this Proxy Statement?

According to the Israeli Companies Law, our Articles of Association and with respect to Proposal 4 (Amendments to Teva’s Articles of Association) also the resolution of our Board of Directors to allow a simple majority for the approval of such proposal pursuant to Article 106 of our current Articles of Association, the voting requirements of the various proposals are as follows:

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Questions and Answers about the Annual Meeting

Proposal 1, Proposal 2, Proposal 4 and Proposal 5—each require a simple majority for approval, with a simple majority requiring the affirmative vote of the holders of a majority of Teva’s ordinary shares participating and voting at the Annual Meeting, in person or by proxy or through their representatives. Abstentions and broker non-votes are disregarded. Broker discretionary voting is permitted only for Proposal 5.

Proposal 3 (Approval of Teva’s Compensation Policy)—requires a simple majority for its approval and further requires that either (i) such majority includes at least a majority of the holders of ordinary shares who are not controlling shareholders and who do not have a personal benefit or other interest in the matter who are present and voting (abstentions and broker non-votes are disregarded) or (ii) the holders of ordinary shares who are not controlling shareholders and who do not have a personal benefit or other interest in the matter who were present and voted against the approval of such proposals hold, in the aggregate, two percent or less of the voting power in Teva (the “Disinterested Majority”). Accordingly, each shareholder voting on Proposal 3 is required to inform Teva prior to voting whether or not the shareholder is a controlling shareholder of Teva and whether or not the shareholder has a personal benefit or other interest in the proposal. Otherwise, pursuant to the Israeli Companies Law, the shareholder’s vote on such proposal cannot be counted in determining whether the above Disinterested Majority approval requirements are satisfied.

Under the Israeli Companies Law, a “controlling shareholder” is a shareholder who has the ability to direct the activities of the Company (other than by holding a position in the Company). A shareholder holding 50% or more of the voting rights of the Company is presumed to be a controlling shareholder. The Company is not currently aware of any “controlling shareholder,” as defined under the Israeli Companies Law. In addition, it believes that the vast majority of its shareholders should not have a personal benefit or other interest in Proposal 3.

Under the terms of the Deposit Agreement, the Depositary shall endeavor (insofar as is practicable and in accordance with our Articles of Association) to vote or cause to be voted the number of ordinary shares represented by ADSs in accordance with the instructions provided by the holders of ADSs to the Depositary by the deadline set. If instructions are not received by the Depositary by the deadline, the ordinary shares represented by such uninstructed ADSs shall not be voted at the Annual Meeting. If instructions are signed and timely returned to the Depositary, but no specific voting instruction is marked for a proposal, the holder shall be deemed to have directed the Depositary to give voting instructions “FOR” the unmarked proposal.

Can I change my vote?

Ordinary Shares

If you hold ordinary shares of record and submit your proxy card to vote by mail, by email, or appoint a proxy in advance of the Annual Meeting, you may change your vote by delivering a valid later-dated proxy within the time limitations set forth above, or voting at the Annual Meeting through the online meeting platform.

If you are a Non-Registered Holder of ordinary shares and vote through the electronic voting system of the Israeli Securities Authority, you may revoke your vote through such voting system at least two days prior to the Annual Meeting (i.e., before 4:00 p.m., Israel time, on June 21, 2022), or by voting at the Annual Meeting through the online meeting platform. If you are a Non-Registered Holder of ordinary shares and submit your proxy card to vote by mail, by email, or appoint an authorized proxy in advance of the Annual Meeting, you may change your vote by delivering a valid later-dated proxy within the time limitations set forth above, or voting at the Annual Meeting through the online meeting platform and subject to the instructions set forth above.

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Questions and Answers about the Annual Meeting

Attendance at the Annual Meeting will not cause your previous vote to be revoked unless you specifically so request.

ADSs

If you are the record owner of ADSs, you must follow the instructions provided by the Depositary in order to change your vote. If you hold your ADSs through a broker, bank or other nominee, you must follow the instructions provided by your broker, bank or other nominee, in order to change your vote. The last instructions you submit prior to the deadline indicated by the Depositary or the broker, bank or other nominee, as applicable, will be used to instruct the Depositary how to vote the ordinary shares underlying your ADSs. Attendance at the Annual Meeting will not cause your previous vote to be revoked.

Additional information for holders of ordinary shares and ADSs on how to participate at the virtual Annual Meeting

∎

Access the Annual Meeting online platform at www.meetnow.global/MF9UVZ6 and enter your 15-digit control number (for holders of ADSs) or Israeli identification number or company registration number (for holders of ordinary shares) beginning on Thursday, June 23, 2022 at 3:45 p.m., Israel time, 8:45 a.m., Eastern time.

∎

To submit a question, visit www.meetnow.global/MF9UVZ6 and enter your 15-digit control number (for holders of ADSs) or Israeli identification number or company registration number (for holders of ordinary shares) within 24 hours prior to or throughout the Annual Meeting with your control number and click on the Q&A icon to submit your question.

∎

If you encounter any technical difficulties with the meeting platform on the date of the Annual Meeting, please call the support team at the numbers listed on the log-in screen, technical support will be available during this time and will remain available until the Annual Meeting has ended.

∎

Whether or not you plan to attend the Annual Meeting, we urge you to vote and submit your proxy in advance by one of the methods described above and in the other proxy materials for the Annual Meeting.

∎	No recording of the Annual Meeting is allowed, including audio and video recording.

Proxy Materials

Why did I receive a “Notice of Internet Availability of Proxy Materials” but no proxy materials?

We distribute our Notice of Annual Meeting of Shareholders, Proxy Statement and Annual Report (collectively, the “proxy materials”) to certain shareholders via the Internet under the “Notice and Access” approach permitted by rules of the SEC. This approach conserves natural resources and reduces our distribution costs, while providing a timely and convenient method of accessing the materials and voting. On or by April    , 2022, we expect to have mailed a “Notice of Internet Availability of Proxy Materials” to participating shareholders containing instructions on how to access the proxy materials on the Internet.

Can I access the proxy materials on the Internet?

The proxy materials are available on our website at www.tevapharm.com/2022proxymaterials. Information on our website is not part of the proxy materials and is not incorporated into the proxy statement by reference. Record owners of our ADSs may also access the proxy materials at www.investorvote.com/teva by following the instructions provided by the Depositary. Beneficial owners of our ADSs may also access the proxy materials at www.proxyvote.com by following the instructions provided by their broker, bank or other nominee. Instead of receiving future proxy statements and accompanying materials by mail, most shareholders and ADS holders can elect to receive an e-mail that will provide electronic links to them.

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Questions and Answers about the Annual Meeting

Opting to receive your proxy materials online will conserve natural resources and will save us the cost of producing documents and mailing them to you. The proxy materials are also available through Teva’s public filing on MAGNA (the Israeli Securities Authority’s electronic filing system) at www.magna.isa.gov.il, on the TASE’s website at www.maya.tase.co.il, or on the SEC’s website at www.sec.gov.

How do I request paper copies of the proxy materials at no charge?

You may contact Investor Relations by sending an email to TevaIR@tevapharm.com, or you may contact our proxy solicitor, MacKenzie Partners, Inc., by sending an email to proxy@mackenziepartners.com, by May    , 2022.

If you are a record owner of ADSs, you may request proxy materials at www.investorvote.com/teva, by calling toll-free within the U.S. at (866) 641-4276 or by sending an email to investorvote@computershare.com, by May    , 2022 and following the instructions provided by the Depositary.

If you are a beneficial owner of ADSs, you may request proxy materials by following the instructions at www.proxyvote.com or by calling toll free within the U.S. at (800) 579-1639 or by sending an email to sendmaterial@proxyvote.com by May    , 2022 and following the instructions provided by your broker, bank or other nominee.

Other Questions

Could other matters be decided at the Annual Meeting?

The only items of business that our Board of Directors intends to present at the Annual Meeting are set forth in this Proxy Statement. As of the date of this Proxy Statement, no shareholder has advised us of the intent to present any other matter, and we are not aware of any other matter to be presented at the Annual Meeting. However, according and subject to the Israeli Companies Law and our Articles of Association, certain shareholders are entitled to propose items to the agenda. For more information, please see “Shareholder Proposals for the 2022 Annual Meeting and the 2023 Annual Meeting” above.

Who will pay for the cost of this proxy solicitation?

Teva will bear the entire cost of solicitation of proxies, including preparation, assembly, printing, and mailing of this Proxy Statement, the voting instruction card and any additional information furnished to shareholders. Teva may reimburse brokerage firms and other persons representing beneficial owners of ordinary shares or ADSs for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. We retained MacKenzie Partners, Inc. to assist with the solicitation of proxies for a fee in the amount of $23,500, plus reimbursable expenses. In addition to solicitation by mail, certain of our directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile or personal contact.

Who can I contact if I require further assistance?

If you need assistance in submitting your proxy or have questions regarding the Annual Meeting, please contact our Investor Relations department by email at TevaIR@tevapharm.com or by mail at Teva Pharmaceutical Industries Ltd., 124 Dvora HaNevi’a Street, Tel Aviv, 6944020 Israel, attention: Investor Relations, or by telephone at +972-3-914-8262. You may also contact our proxy solicitor, MacKenzie Partners, Inc., by email at proxy@mackenziepartners.com or by calling toll free within the U.S. at +1 (800) 322-2885 or outside the U.S. at + 1 (212) 929-5500.

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Appendix A

Revised June [•], 2022

Teva Pharmaceutical Industries Ltd.

Compensation Policy for Executive Officers and Directors

This document sets forth the compensation policy (the “Policy”) for executive officers and directors of Teva Pharmaceutical Industries Ltd. (“Teva” or the “Company”).

For purposes of this policy, “executive officers” shall mean “office holders” as such term is defined in the Israeli Companies Law, 5759-1999 (the “Israeli Companies Law”), including Teva’s Chief Executive Officer (the “CEO”) but excluding Teva’s directors, unless otherwise expressly indicated. This policy is subject to applicable law and is not intended, and should not be interpreted, to limit or derogate from applicable law to the extent not permitted.

Teva’s Human Resources and Compensation Committee (the “Committee”) and its Board of Directors (the “Board”) will periodically review this policy to ensure that its provisions and implementation are aligned with Teva’s compensation philosophy and applicable legal and regulatory requirements. This policy (as may be amended from time to time) shall apply to any compensation arrangement of an executive officer or director that is approved following its adoption.

The purpose of this policy is to address the requirements under the Israeli Companies Law and shall be in effect in accordance with the Israeli Companies Law and as long as such requirements are applicable to the Company.

This policy is not intended and should not be interpreted as providing for the grant or creating an obligation on the part of the Company to grant any compensation to all or any particular executive officer or director. Accordingly, the upper limits described herein are maximum parameters and not an entitlement or right for all or any particular executive officer or director.

Executive Officer Compensation

Objectives: To remain competitive in the global market for executive officers, Teva must attract and retain highly talented professionals with the necessary skills and capabilities to promote creativity and manage global operations while embodying the Company’s values. Due to Teva’s unique position as an Israeli company with an extensive global footprint, it aims to adopt a compensation program that matches those of similar global companies, while complying with applicable local laws.

Compensation Elements: Teva’s executive officers’ compensation packages are generally composed of the following elements:

∎	Base salary

∎	Cash bonuses

∎	Equity-based compensation

∎	Benefits and perquisites

∎	Termination arrangements

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Appendix A

Pay Mix: Teva’s target range for the pay mix between the annual base salary, annual cash bonus and annual equity-based compensation granted to its executive officers is set forth below:

Target Range:

The target ranges express the optimal pay mix in the event that all performance measures are achieved at target levels as approved by the Committee and, if required by applicable law, the Board, and assume that all compensation elements described in the chart above are granted with respect to a full calendar year. Performance in any given calendar year that is lower than target levels or exceeds target levels may result in a payout in different percentages than those described above.

Base Salary: Base salaries provide stable compensation to executive officers, allow Teva to attract and retain qualified global executive talent and maintain a stable management team. Base salaries vary among executive officers, and will be individually determined according to each executive officer’s areas of responsibility, role and experience based on a variety of considerations, which may include, inter alia, professional background (education, skills, expertise, professional experience and achievements and previous compensation arrangements, as relevant), external competitiveness, job criticality and internal fairness.

Cash Bonuses: Generally, the cash bonus component aims to ensure that Teva’s executive officers are incentivized to reach Teva’s annual goals. Cash bonuses are designed to provide a significant pay-for-performance element of Teva’s executive compensation package. Cash bonuses may include annual and other cash awards.

∎

Annual cash bonus measurement criteria: The payout amount of annual cash bonuses with respect to any calendar year will be subject to achievement of quantitative and qualitative performance criteria and target levels as shall generally be determined by the Committee and, if required by applicable law, the Board.

The performance criteria may include measures which are based on: (i) actual financial and operational results, such as net revenues, sales, profit, cash flow, product quality, stock price, total shareholder return (“TSR”) and other strategic business criteria; and/or (ii) evaluation of the executive officer’s individual performance based on quantitative and/or qualitative performance measures, such as forming and implementing the Company’s strategy, leadership, professional achievements and team collaboration, or other Committee and, if applicable, Board, evaluation of such executive officer’s performance.

∎

Target annual cash bonus: The target annual cash bonus, which is the annual cash bonus amount that an executive officer will be entitled to receive upon achievement of 100% of his or her performance measures, will be up to 100% of the executive officer’s annual base salary. The target annual cash bonus for the CEO will be up to 150% of the CEO’s annual base salary.

∎	Maximum annual cash bonus payout: The maximum annual cash bonus payout will not exceed 200% of such executive officer’s target annual cash bonus.

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Appendix A

Equity-based Compensation: Equity-based compensation is intended to incentivize and reward for future long-term performance, as reflected by the market price of Teva’s ordinary shares or American Depositary Shares and/or other performance criteria, and is used to foster a long-term link between executive officers’ interests and the interests of Teva and its shareholders. Equity-based compensation is also intended to attract, motivate and retain executive officers for the long term by (i) providing them with a meaningful interest in Teva’s share performance; (ii) linking equity-based compensation to potential and sustained performance; and (iii) spreading benefits over a longer performance cycle through the vesting period mechanism. Equity-based compensation may include annual and other equity awards.

∎

Time-based equity awards: Time-based equity awards may include a time-vesting period with no additional performance conditions. Time-based equity awards will have an overall vesting term of several years, structured in order to retain executive officers and maintain their commitment to increasing Company and shareholder value. These types of awards may include stock options, restricted stock, restricted stock units and/or other share-based awards.

∎

Performance-based equity awards: The amount and/or vesting of performance-based equity awards will be subject to achievement of performance criteria and target levels as shall be determined by the Committee and, if required under applicable law, the Board. Performance measurement criteria or targets will reflect, or will be steps toward the achievement of, key long-term goals that Teva seeks to achieve. Following the performance measurement period, additional vesting requirements may apply. The performance criteria will be based on measures, including, but not limited to, financial and/or operational measures, which may be determined as an absolute parameter (e.g., earnings per share, TSR, stock price and strategic goals) and/or a parameter that is relative to a peer group or index or other comparator group (e.g., ratio of Teva’s TSR to the peer group TSR). Performance-based equity awards may include performance stock units, shares and/or other share-based awards. The maximum number of shares settled for a performance-based equity award shall not exceed 250% of the target number of shares granted.

∎	Vesting of equity-based awards: The minimum full vesting period of all equity-based awards will be three years from the date of grant. Partial vesting can occur before this date.

∎

Maximum value of annual awards at grant date: The maximum monetary grant date fair value of the annual equity-based compensation granted to the CEO shall not exceed $11 million at target and to any other executive officer $4.5 million at target, provided, however, that the Committee and the Board shall have the authority to front-load up to two future annual awards and in such case the target pay mix shall be calculated to reflect such frontloading over the applicable years.

The Company may allow settlement in cash of equity-based compensation granted in accordance with the Company’s long-term equity-based incentive plan. In addition, from time to time, the Committee and the Board may consider determining a cap for the benefit deriving from the exercise of equity-based compensation.

Other Cash or Equity-based Awards: In special circumstances, the Company may determine that an executive officer is entitled to a cash and/or equity-based award in recognition of a significant achievement or for completion of an assignment. Such awards provide Teva the flexibility to adapt to unexpected or unaccounted for events or occurrences. The total value of such other awards granted in cash and/or in equity (at target based on grant date fair value) to an executive officer for any given calendar year will not exceed 50% of such executive officer’s annual base salary on the date granted. The payment of such cash amount and/or the vesting or settlement of such equity grant, as relevant, may be subject to the fulfilment of additional terms and conditions or based on a Committee and, if applicable, Board, evaluation, and the cash amount may be paid in several installments, as may be determined by the Committee and the Board.

Benefits and Perquisites: Benefit plans and perquisites have two main objectives: (i) compliance with legal requirements to provide certain benefits that are mandatory under applicable law (e.g., paid time off and

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Appendix A

pension plans) and (ii) attracting, motivating and retaining highly talented professionals from various locations and enabling relocation. Benefits and perquisites may vary depending on geographic location and other circumstances.

∎

Types of benefits and perquisites: Benefits and perquisites may include, in addition to benefits that are mandated by applicable law and/or generally provided to other employees (including related costs and expenses): car, transportation, travel, relocation (including family-related expenses, such as tuition and commuting), life and medical insurance and benefits (including for one’s family), accommodations (including fees associated with accommodation), telecommunication devices, media and computer equipment and expenses, and legal fee reimbursement.

One-time Grants: In circumstances deemed appropriate by the Company, executive officers may be awarded a one-time fixed cash or equity-based amount upon recruitment, promotion or due to special retention needs.

Termination Arrangements: Depending on the circumstances, Teva may provide certain post-service or post-employment benefits, compensation or protection to its executive officers, in addition to those mandated by applicable law, to help attract and retain highly talented professionals globally for leadership positions, and express recognition of such executive officers’ contributions to Teva during their tenure with the Company. Termination of service or employment arrangements will be determined considering the following factors, as relevant: circumstances of such termination (whether upon retirement, resignation, termination by the Company or otherwise), term of service or employment of the executive officer, his/her compensation package during such period, market practice in the relevant geographic location, Teva’s performance during such period and the executive officer’s contribution to Teva achieving its goals and maximizing its profits.

∎

Post-service or post-employment benefits, compensation or protection: Executive officers’ post-service or post-employment benefits, compensation or protection may include none, one or more of the arrangements described below, which are intended to encompass potential termination arrangements in a wide range of circumstances, including local market practice.

∎

Advance notice: Advance notice of termination for a certain period of time, not to exceed nine months, during which an executive officer will be entitled to receive regular compensation and benefits and will be required to continue to perform his or her duties, unless otherwise determined by the Company.

∎

Severance payment: A severance payment of (i) up to two times the executive officer’s annual base salary or with respect to the CEO, three times the CEO’s annual base salary, upon termination, or (ii) any amount provided under an executive officer’s terms prior to the Company’s 2022 annual general meeting of shareholders. This payment or any part thereof may also be subject to and/or in consideration for the executive officer’s undertaking not to compete with Teva or other customary covenants.

∎

Change in control: Upon termination of service or employment by the Company or, in certain circumstances by the executive officer, during the one year period following a change in control event as defined in Teva’s 2020 Long-Term Equity-Based Incentive Plan or any subsequent shareholder approved plan, an additional cash award of up to $1.5 million or with respect to the CEO, one times the CEO’s annual base salary upon termination. Such “double-trigger” arrangements may be granted in addition to any other post-service or employment arrangement, including equity benefits.

∎	Medical benefits: Continuation of medical and life insurance benefits for an executive officer and family for a period of up to 18 months following termination of service or employment.

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Appendix A

∎

Acceleration, continued vesting and exercisability of equity-based compensation: The acceleration or continued vesting of equity-based compensation awards, as well as the post-termination exercise period for vested stock options, following termination of service or employment.

Internal fairness: The Company will review relevant internal ratios between executive officer compensation and the compensation of other employees, specifically the average and median values of other employee compensation, and its potential effect on the Company’s labor relations in connection with the review and approval of compensation to executive officers.

Other variable compensation parameters: The Committee and the Board have the right to reduce any executive officer’s variable compensation due to special circumstances as determined by the Committee and the Board. In addition, unless a larger proportion is permissible under applicable law and subject to the discretion of the Committee and the Board, no more than 20% of an executive officer’s total variable compensation at target shall be discretionary and/or subject to discretionary criteria.

Non-material changes to executive officers’ terms: Unless otherwise determined by the Committee and the Board, the CEO will be authorized to approve changes to terms for any other executive officer, provided that the value of such changes with respect to any calendar year does not exceed the value of such executive officer’s one month base salary.

Clawback: Teva’s executive officers are required to return any compensation paid to them on the basis of results included in financial statements that turned out to be erroneous and were subsequently restated, during the three year period following filing thereof. In such case, compensation amounts will be returned net of taxes that were withheld thereon, unless the executive officer has reclaimed or is able to reclaim such tax payments from the relevant tax authorities (in which case the executive officer will also be obligated to return such tax amounts).

In addition, in the event that it is discovered that an executive officer engaged in conduct that resulted in a material inaccuracy in Teva’s financial statements or caused severe financial or reputational damage to Teva, or in the event that it is discovered that an executive officer breached confidentiality and/or non-compete obligations to Teva (as determined by the Company), the Company shall have broad remedial and disciplinary authority. Such disciplinary action or remedy would vary depending on the facts and circumstances, and may include, without limitation, (i) termination of employment, (ii) initiating an action for breach of fiduciary duty, and (iii) seeking reimbursement of performance-based or incentive compensation paid or awarded to the executive officer, including by means of an offset to, or cancellation of, outstanding grants or opportunities.

The Company will determine applicable terms to enforce repayment of clawback amounts and may modify this clawback policy in accordance with applicable law and regulations.

Non-Employee Director Compensation

Objectives: Teva aims to attract and retain highly talented directors with outstanding educational background, qualifications, skills, expertise, professional experience and achievements, by providing a fair and competitive compensation program. This policy governs compensation to non-employee directors; any management or other employee directors will not receive separate compensation for their service as a director of the Company.

When considering director compensation, the Committee and the Board will review those matters mandated by Israeli law, and may review benchmarking data with respect to compensation of a peer group defined by Teva. The Committee and the Board may also consider directors’ previous and existing compensation arrangements, as well as changes in the scope of their duties or responsibilities.

Director compensation shall be subject to shareholder approval to the extent required under applicable law.

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Appendix A

Elements: Director compensation may be comprised of one or more of the following elements:

∎	Board membership fee. Directors will generally be entitled to receive an annual cash payment by virtue of their membership on the Board;

∎

Committee membership fees. Directors will generally be entitled to receive an annual cash payment by virtue of their membership on one or more committees of the Board, which payments may vary by committee;

∎	Board/committee chairperson fees. The chair of the Board and/or the various committees of the Board may also receive additional annual cash payments for their extra service in such capacities;

∎

Annual equity-based compensation. Directors may also receive equity-based awards, which are intended to align directors’ interests with those of the Company and its shareholders over the long term. Such awards will generally be granted on an annual basis with a fixed grant date fair value and a time-based vesting or holding period of no less than one year from the date of grant which may be accelerated upon termination of service, all as approved by the Company’s shareholders from time to time; and

∎

Special contribution award/Additional fee. Any director who takes on increased duties on behalf of the Company as determined by the Board may receive additional cash payments and/or equity-based awards, in recognition of their increased duties.

The above compensation is designed to compensate directors for their services to the Company, without payment of additional per-meeting fees. Applicable value-added tax will be added to such compensation in accordance with applicable law.

Teva will reimburse or cover its directors for expenses (including travel and related expenses) incurred in connection with Board and committee meetings or performing their services for Teva in their capacity as directors, in accordance with Company policy.

Insurance, Indemnification and Release

Teva will release its directors and executive officers from liability and provide them with indemnification to the fullest extent permitted by law and its Articles of Association, and will provide them with indemnification and release agreements for this purpose. In addition, Teva’s directors and executive officers will be covered by directors’ and officers’ liability insurance policies.

Until otherwise determined, the release from liability and indemnification as approved by the shareholders of the Company at the Company’s 2012 annual general meeting shall apply to all current and future directors and executive officers. Such directors and executive officers shall be provided with indemnification and release agreements substantially in the form approved at the 2012 annual general meeting.

The Committee and the Board shall review Teva’s indemnification and release agreements and its directors’ and officers’ liability insurance policies from time to time, in order to ascertain whether they provide appropriate coverage. However, the Committee and the Board will not be obligated to recommend amendments to Teva’s Articles of Association or to its indemnification and release agreements, nor shall they be required to recommend procurement of additional insurance for directors and executive officers.

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Appendix B

ARTICLES OF ASSOCIATION

of

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

A Limited Liability Company

Updated on June 23, 2022

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Appendix B

B-2	Teva Pharmaceutical Industries Ltd. 2022 Proxy Statement

Appendix B

A. INTRODUCTION

Interpretation

1.

In these Articles of Association (“Articles”), the words which appear in the first column in the table set forth below shall be interpreted in accordance with the interpretation which is given to them on the same line in the second column thereof. This shall apply as long as the text or context of the matter does not include any statement which contradicts said meaning or which is not consistent therewith.

Words	Interpretations
the “Company”	Teva Pharmaceutical Industries Ltd.
the “Companies Law”

The Israeli Companies Law, 5759-1999, and any other law which shall replace or amend it and which shall apply to the Company and be in force at the time in question and the regulations promulgated thereunder.

“Officer”	Office Holder as defined in the Companies Law.
the “Securities Law”

The Israeli Securities Law, 5728-1968, or any other law which shall replace or amend it and which shall apply to the Company and be in force at the time in question and the regulations promulgated thereunder.

“Authorized Person”	As defined in Article 47 below.

The English version of these Articles shall be the sole binding version. Words which are in the singular form shall be deemed to include the plural form, and vice versa. Words which apply to individual persons shall be deemed to include incorporated entities, unless specified otherwise.

The words and expressions in these Articles not otherwise defined herein shall have the same meaning as that given to them in the Companies Law, unless they conflict with the content or the subject of that set forth in writing.

Objectives and Purpose of the Company

2.	The purpose of the Company is to engage in any lawful endeavor.

3.	The Company’s center of management shall be in Israel, unless the Board of Directors shall otherwise resolve, with a majority of three quarters of the participating votes.

4.	The Company is entitled to contribute a reasonable amount to a worthy cause, even if the contribution does not fall within the framework of its business objectives.

Limitation of Liability

5.	The liability of the shareholders is limited to the payment of the par value of their shares.

B. CAPITAL OF THE COMPANY

Capital Structure

6.	The registered share capital of the Company is NIS 249,434,338 consisting of 2,494,343,376 shares of NIS 0.1 par value each, divided as follows:

2,494,343,316        Ordinary Shares, nominal (par) value NIS 0.1 per share (“Ordinary Shares”).

60                             Deferred Shares, nominal (par) value NIS 0.1 per share (“Deferred Shares”).

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Appendix B

7.

(a)	The Ordinary Shares shall confer upon the holders thereof equal rights with regard to the receipt of dividends, the receipt of bonus shares and the distribution of Company property during liquidation.

(b)

In addition, the Ordinary Shares shall confer upon the holders thereof equal rights with regard to voting and the right to appoint directors, including pursuant to the provisions of Articles 45 and 56 below.

8.	The Deferred Shares shall not confer upon the holders thereof any rights, except for the right to be reimbursed in the amount of the par value thereof upon liquidation.

9.

Should the share capital, at any time whatsoever, be divided into different types of shares, it shall be permissible to change the rights of any such type (unless otherwise set forth in the terms of issue of the shares of that type) after having obtained the consent, in writing, of all of the shareholders of the shares that have been issued of that type, or following the adoption of a resolution, by a majority of three-quarters of the participating votes at a meeting of the shareholders of that type. The provisions of these Articles with regard to General Meetings shall also apply, mutatis mutandis, with regard to such a meeting.

10.

The Company is entitled, subject to the provisions of the Companies Law and these Articles, to issue redeemable preferred shares or redeemable securities, pursuant to the terms and in the manner which shall be set forth by the Company at a General Meeting, and to redeem said shares or securities. The Company shall be entitled to decide upon the establishment of a fund or funds for the purpose of redemption of redeemable preferred shares or of other redeemable securities, in whole or in part, and to decide upon the amounts which shall be allocated to said fund or funds and the sources from which said amounts shall be allocated.

11.

The shares shall be under the supervision of the Board of Directors, which shall be entitled, subject to the provisions of the Companies Law and these Articles, to issue them, to grant option rights for the purchase thereof, or to confer them in any manner to such persons, subject to such reservations and at such times as the Board of Directors shall see fit—provided, however, that no share whatsoever shall be issued at less than its par value, other than pursuant to the provisions of the Companies Law.

12.

The Company is entitled, at any time, to pay a commission to any person who shall underwrite, or shall agree to underwrite (whether absolutely or conditionally), shares or bonds of the Company, or who shall obtain the commitment of an underwriter, or shall agree to obtain the commitment of an underwriter (whether absolutely or conditionally), with regard to shares or bonds of the Company.

However, should the commission with regard to the shares be paid, or be payable, out of capital, the legal conditions and requirements concerning such payment shall be preserved and upheld. The commission may be paid in cash, in shares or in bonds of the Company, or by way of any two or of all three of said means.

13.

Unless otherwise stipulated in these Articles, the Company shall be entitled to consider the registered holder of any share to be the absolute holder of said share, and accordingly, shall not be obligated to recognize any claim in equity or any claim on any other basis which may be filed by any other person with regard to such a share or with regard to any benefit related to such a share, unless it shall have been instructed to do so by a competent court of law or shall be required to do so by virtue of the provisions of the Companies Law or by virtue of the provisions of any other law.

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Appendix B

Share Certificates

14.

The share certificates shall be issued by the Company and shall bear the properly affixed signature of two Directors, or of any two of the following: a Director, the Chief Executive Officer (“CEO”), the Chief Financial Officer, the Treasurer or the Company Secretary. Each shareholder shall be entitled to receive, free of charge, one certificate with respect to the shares which are registered in his or her name, or, with the approval of the Board of Directors (against payment of a price which shall be determined by the Board of Directors from time to time), a number of certificates, each of which shall be issued with respect to one or more of the shares which are held by him or her. The Company shall issue the certificates with respect to fully paid-up shares within one month of the date of the issue thereof, or within one month of the date of receipt of the total consideration with respect thereto, or within one month of the date on which the Company shall have been provided, pursuant to the provisions of the Companies Law and of these Articles, with the certificate of transfer of the fully paid-up shares with respect to which the share certificate is requested. Each share certificate shall designate the numbers of the shares with respect to which it was issued.

15.

Should any share certificate become mutilated or defaced, then, following the submission of said certificate to the Company Secretary, the Board of Directors or the Company Secretary shall be entitled to instruct that said certificate shall be canceled and a new certificate shall be issued in its stead. Should a share certificate become lost or destroyed, then, following the submission of evidence to the satisfaction of the Board of Directors or the Company Secretary, and following the submission of such guarantee of indemnification and compensation for damages as the Board of Directors or the Company Secretary shall see fit to require, another certificate shall be delivered in its stead to the person who is entitled to the certificate which became lost or destroyed, against such payment as shall be determined by the Board of Directors or the Company Secretary from time to time.

16.	A share certificate which is registered in the names of two or more persons shall be delivered to that person whose name is listed first in the Register or in an Additional Register.

Transfer and Endorsement of Shares

17.

The Company shall maintain registers according to the Companies Law (“Register”), and in addition, it is entitled to maintain additional registers of shareholders outside Israel (“Additional Register”).

18.

No transfer of any share shall be registered unless a certificate of transfer shall have been submitted to the Company, in the usual form or in a form which shall be set forth by the Board of Directors or the Company Secretary from time to time. A certificate of transfer of any share shall be signed by the transferor and the transferee, or by persons on their behalf. The Board of Directors or the Company Secretary, at their sole discretion, is entitled to decide that, in cases of transfer of fully paid-up shares, the certificate of transfer shall be signed by or on behalf of the transferor alone. In addition, the Board of Directors or the Company Secretary, at their sole discretion, are entitled to decide that there shall be no need for the signature of a witness in order to validate the signatures which appear on the certificate of transfer.

The transferor shall be deemed to be the holder of a transferred share until the name of the transferee shall have been registered in the Register with regard to said share. With regard to shares which are registered in an Additional Register, a certificate of transfer may be drawn up in the form, and may be signed in the manner, which shall be permitted or customary, according to the Companies Law or prevailing procedure, in the country in which the Additional Register is maintained.

19.	Each certificate of transfer shall be handed in for registration at the Registered Office, or the office where an Additional Register of the Company is maintained (whichever is relevant), or in

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Appendix B

any other place, as the Board of Directors or the Company Secretary shall set forth from time to time. The share certificates with respect to the transferred shares, and any other evidence which the Board of Directors or the Company Secretary shall require, in order to prove the transferor’s right of ownership or his or her right to transfer the shares, shall be attached to said certificate of transfer.

20.

The Board of Directors is entitled to refuse to register or to confirm the transfer of shares, until the shares whose transfer is desired or any part thereof shall have been fully paid up. The fact of whether or not the refusal applies to a transferee who is the holder of a share in the Company shall have no relevance.

21.

The executors of the will or of the estate of an individual shareholder who has died—or, in cases where there are no executors of a will or of the estate, the persons who have been declared by a competent court of law to hold a right of benefit, in the capacity of the heirs of said individual shareholder who has died—shall be the only persons who shall be recognized by the Company as the holders of a right in any share which is registered in the name of the deceased individual. Should a share be registered in the names of two or more shareholders, the Company shall recognize only the surviving partner or the surviving partners, or the executors of the will or of the estate of the last partner to have died, as the holders of a right in said share, and, should there be no executor of a will or of the estate (of the last deceased partner), the Company shall recognize, as the holders of a right in said share, only the persons who have been declared by a competent court of law to hold a right of benefit, in the capacity of the heirs of the last deceased partner.

22.

Any person or entity that has become entitled to a share as the result of the death or bankruptcy of a shareholder shall be entitled—after having provided such evidence as the Board of Directors or the Company Secretary shall require of that person or entity from time to time—to be registered as a shareholder with respect to said share, or, instead of being personally registered as a shareholder, to perform any transfer which the deceased or bankrupt shareholder could have performed. However, in any such case, the Board of Directors shall be entitled to refuse or to delay registration, as it would have been entitled to do in the case of transfer of the share by the deceased shareholder prior to his or her death, or by the bankrupt shareholder prior to the occurrence of the bankruptcy.

23.

Any person or entity that has become entitled to a share as the result of the death or bankruptcy of a shareholder shall also be entitled to the same dividends and other rights to which said person or entity would have been entitled, had said person or entity been the registered holder of said share. However, prior to being registered as a shareholder, said person or entity shall not be entitled, with respect to said share, to benefit from any right which is granted to shareholders with regard to General Meetings of shareholders in the Company.

Increase and Issue of the Registered Capital

24.

(a)

The Company shall be entitled, from time to time, pursuant to a resolution to be passed by the General Meeting of shareholders, subject however to the provisions of these Articles, to increase the share capital of the Company, by means of such type and in such amount, which shall be divided into shares of such par value, as shall be determined in the resolution as stated above.

(b)

Without derogating from any special rights or privileges which are granted to any existing shares in the share capital of the Company, the new shares shall be issued pursuant to such terms, subject to such reservations, and in accordance with such advantages and rights as shall apply to those shares, all subject to the provisions of these Articles and as set forth in the resolution concerning the issue thereof. Subject to the provisions of these Articles, the Company shall be entitled to issue shares with preferred rights, deferred rights or limiting rights with regard to

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Appendix B

dividends, the return of capital, or participation in surplus assets or otherwise with special rights or without special rights, including with or without voting rights.

25.	The Company shall not be obligated to offer any new shares whatsoever to the holders of existing shares of any type and kind.

26.

Unless otherwise set forth in the terms of issue of the shares, or in the provisions of these Articles, any capital which shall be obtained by means of the creation of new shares shall be deemed to constitute part of the original share capital, and shall be subject to the provisions of these Articles in all matters concerning calls for payment and installments in connection therewith, transfer, endorsement, forfeiture, encumbrance and the like.

Change in the Registered Capital

27.	The Company shall be entitled, from time to time, pursuant to a resolution to be passed by the General Meeting of shareholders:

(a)	To consolidate its share capital or any part thereof, and to divide it into shares of par value per share which is higher than that of its existing shares; or

(b)

To subdivide its existing shares, in whole or in part, into shares of par value per share which is lower than that of its existing shares, subject to that set forth in the provisions of the Companies Law; or

(c)

To cancel shares with respect to which, as at the date of said resolution, no obligation including a contingent obligation on the part of the Company to issue such shares exists, and to reduce the share capital by the amount of the shares canceled as set forth above; or

(d)	To reduce the share capital of the Company and any capital fund, by any means which it shall see fit, subject to all of the conditions and approvals which shall be required by any law.

28.

With respect to any consolidation of issued shares into shares of larger nominal value, and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto as it deems fit and in its sole discretion.

C. GENERAL MEETINGS

29.

The Company shall hold two types of General Meetings of its shareholders: “Annual Meetings” and “Special Meetings”: An Annual Meeting shall be convened once a year, on a date which shall be set by the Chair of the Board of Directors or by the Company Secretary, but no later than 15 months after the last Annual Meeting, and in a place which shall be determined by the Chair of the Board of Directors or by the Company Secretary. All of the other General Meetings of the Company shall be referred to as “Special Meetings” (Annual Meetings and Special Meetings shall be collectively referred to herein as “General Meetings”). All of the in person General Meetings of the Company shall be convened in Israel, unless the Company’s center of management shall have been transferred to another country in accordance with the provisions of these Articles, provided however that General Meetings may be conducted in other formats (in lieu of or in addition to in person meetings), including a virtual format.

30.

Whenever the Board of Directors shall see fit, it shall be entitled to convene a Special Meeting according to its resolution. In addition, the Board of Directors shall convene such a meeting as required under applicable law, provided however, that a demand by a shareholder to convene a Special Meeting shall comply with all of the requirements of a “Proposal Request” set forth in Article 33(b) (with the demanding shareholder being considered a “Proposing Shareholder” for this purpose); and, should the Board of Directors fail to do so, the demanding director(s) or shareholder(s) shall be entitled to convene the meeting themselves, pursuant to the provisions of the Companies Law.

31.	The Company shall not be required to deliver personal notices (‘Hodaa’) of a General Meeting or of any adjournment thereof to any shareholder.

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Appendix B

32.

Without derogating from the provisions of Article 31 above, the Company will publish its decision to convene a General Meeting in any manner reasonably determined by the Company, including, without limitation, by publishing a notice on its website, in one or more daily newspapers in Israel or in one or more international wire services, by filing the proxy with the U.S. Securities and Exchange Commission, and any such publication shall be deemed to have been duly given and delivered on the date of such publication.

The accidental omission to give notice of a General Meeting to any shareholder, or the non-receipt of notice by any shareholder, or any flaw in the conduct of a General Meeting, shall not invalidate the proceedings, or any resolution passed, at any General Meeting.

Deliberations at General Meetings

33.

(a)

The function of the Annual Meeting shall be as set forth in the Companies Law. Any other matter which is discussed at an Annual Meeting, and any matter which is discussed at a Special Meeting, shall be deemed a special matter.

(b)

Each shareholder who is entitled pursuant to applicable law to submit a proposal for the agenda of a General Meeting (“Proposing Shareholder”) may request, subject to applicable law, that the Board of Directors include a proposal on the agenda of a General Meeting to be held in the future (a “Proposal Request”), provided that the Proposal Request complies with all the requirements of these Articles, including this Article 33(b) and any applicable law and stock exchange rules, in Israel or abroad. Any such Proposal Request shall be delivered, in person or by certified mail, to the Company’s Registered Office.

The Proposal Request shall set forth (i) the name, business address, telephone number and fax number or email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the person(s) that controls or manages such entity, (ii) the number of Ordinary Shares held by the Proposing Shareholder, directly or indirectly, and, if any of such Ordinary Shares are held indirectly, an explanation of how they are held and by whom, and, if such Proposing Shareholder is not the holder of record of any such Ordinary Shares, a written statement from the holder of record or authorized bank, broker, depository or other nominee, as the case may be, indicating the number of Ordinary Shares the Proposing Shareholder is entitled to vote as of a date that is no more than 10 (ten) days prior to the date of receipt by the Company of the Proposal Request, (iii) any agreements, arrangements, understandings or relationships between the Proposing Shareholder and any other person with respect to any securities of the Company or the subject matter of the Proposal Request, (iv) the Proposing Shareholder’s purpose in making the Proposal Request, (v) the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the General Meeting, (vi) a statement signed by the Proposing Shareholder of whether the Proposing Shareholder has a personal interest in the proposal and, if so, a description in reasonable detail of such personal interest, (vii) if the proposal is to nominate a candidate for election to the Board of Directors at an Annual Meeting, the Proposal Request shall also include (A) a declaration signed by the nominee and any other information required under the Companies Law, (B) to the extent not otherwise provided in the Proposal Request, information in respect of the nominee as would be provided in response to the applicable law, regulation and/or stock exchange rules, including disclosure requirements in Israel and/or abroad, (C) a representation made by the nominee of whether the nominee meets the objective criteria for independence under any applicable law, regulation or stock exchange rules, in Israel or abroad, and if not, then an explanation of why not, (D) details of all relationships and understandings between the Proposing Shareholder and the nominee, and (E) a statement signed by the nominee that he or she consents to be

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Appendix B

named in the Company’s notices and proxy materials relating to the General Meeting, if provided or published, and, if elected, to serve on the Board of Directors, and (viii) any other information required at the time of submission of the Proposal Request by applicable law, regulations or stock exchange rules, in Israel and/or abroad. In addition, the Proposing Shareholder shall promptly provide any other information reasonably requested by the Company. The Company shall be entitled to publish any information provided by a Proposing Shareholder pursuant to this Article 33(b), and the Proposing Shareholder shall be responsible for the accuracy thereof.

34.

Two shareholders who are present at a General Meeting, in person or by proxy or represented by their Authorized Persons, and who jointly hold twenty-five percent or more of the paid-up share capital of the Company, shall constitute a legal quorum. No matter shall be discussed at any General Meeting unless a legal quorum is present at said meeting at the time of commencement of the deliberations.

35.

Should no legal quorum be present half an hour after the time set for the General Meeting whether said meeting is an Annual Meeting or a Special Meeting the meeting shall be adjourned to one week from that day, at the same time and at the same place, or at another date, time and place as shall be set forth by the Board of Directors in a notice to all of those persons who are entitled to receive notice of General Meetings. Should no legal quorum be present at the adjourned meeting as well, half an hour after the time set for said meeting, any two shareholders present, in person or by proxy, who jointly hold twenty percent or more of the paid-up share capital of the Company shall constitute a legal quorum and shall be entitled to deliberate all of the matters for the purpose of which the meeting was convened.

36.

The Chair of the Board of Directors, or, in his or her absence, any other person who has been appointed for that purpose by the Board of Directors, shall serve as Chair at any General Meeting. Should there be no Chair as stated above, or should he or she not have arrived at the meeting thirty minutes after the time set for said meeting, or should he or she not desire to serve as Chair of the meeting, any director present, and if no directors are present, the CEO or any other office holder, shall be the Chair, and only if none of the above are present, the shareholders present shall elect another person from among themselves, and that person shall be the Chair.

37.

The Chair shall be entitled, with the consent of a General Meeting which is attended by a legal quorum, to adjourn the meeting from time to time and from place to place. However, in the course of the adjourned meeting as stated above, there shall be no deliberation on matters other than those which could have been discussed at the meeting in the course of which it was decided to adjourn. No shareholder shall be entitled to receive any notice with regard to the adjournment or with regard to the matters which are on the agenda of the adjourned meeting.

38.

At any General Meeting, resolutions shall be voted upon and adopted by a show of hands, unless a vote by ballot is demanded whether before or after the announcement of the results of the voting by a show of hands, by the Chair or by at least two shareholders who are present, or by one or more shareholders who are present, in person or by proxy, and who hold at least five percent of the paid-up share capital of the Company. Unless a vote by ballot has been demanded as stated above, the announcement by the Chair that the resolution has been adopted, or has been adopted unanimously or by a certain majority, or has been rejected, or has not been adopted by a certain majority, and a comment registered to that effect in the minutes kept by the Company, shall constitute prima facie evidence thereof, and there shall be no need to prove the number of votes or the relative quota of votes in favor or against said resolution.

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Appendix B

39.

Without derogating from that set forth above, resolutions of the General Meeting, on any subject whatsoever, may also be adopted by way of a vote in writing, which shall be expressed in the following form or in any other form which shall be approved by the Board of Directors or which shall be set forth pursuant to the Companies Law:

“ TEVA PHARMACEUTICAL INDUSTRIES LIMITED

I, the undersigned,                  of                 , in my capacity as a shareholder of Teva Pharmaceutical Industries Limited, do hereby vote in writing, with                  ordinary shares which are registered in my name, at the General Meeting of shareholders in the Company which shall take place on the      day of the month of                  in the year                  and at any adjourned meeting, with regard to the proposed resolutions which are set forth below, as follows:

Signed this day, the      day of the month of                  in the year                 .”

40.

Should a vote by ballot have been duly demanded, the voting shall be held at such a time and in such a place as the Chair shall instruct, and it shall be permissible to hold the voting immediately, or after recess or an adjournment. The results of the vote by ballot shall be deemed as a resolution of the General Meeting with regard to which the vote by ballot was demanded.

41.

The demand for a vote by ballot shall not impede the continuation of the meeting for the purpose of deliberation of any matter which is on the agenda, with the exception of the matter with regard to which the vote by ballot was demanded.

42.

A vote by ballot for the purpose of electing the Chair of the meeting shall be neither demanded nor conducted. A vote by ballot with regard to the adjournment of the meeting, if demanded, shall be conducted immediately. A vote by ballot which has been demanded with regard to any other matter shall be held at such a time as the Chair of the meeting shall instruct.

43.	Should the votes in favor and against be tied, whether the voting is by a show of hands or by ballot, the Chair of the meeting shall be entitled to an additional casting vote.

44.

Any resolution of the Company which is adopted at a General Meeting shall be deemed a resolution duly adopted if it has been adopted by simple majority of the participating votes, as long as there is a legal quorum at said meeting, unless another majority is required pursuant to the Companies Law or to these Articles.

Votes by the Shareholders

45.

Subject to, and without derogating from, the existing rights or limitations with regard to any specific type of shares which constitute part of the Company’s capital, each shareholder irrespective of whether the voting is by a show of hands or by ballot shall be entitled to one vote with respect to each share held by him or her.

46.

In the case of joint holders of a share, either of the registered shareholders who is present, in person or by proxy, at a General Meeting is entitled to vote at that meeting as if he or she were the sole holder of the shares jointly registered as stated above. However, should two or more joint shareholders be present, themselves or by proxy, at any General Meeting, the vote of the partner whose name is listed first in the Register shall be the sole allowable vote, and that partner alone shall be entitled to vote, whether in person or by proxy, with respect to the share jointly registered as stated above.

47.

The shareholders who are eligible to vote may do so in person or by proxy or by way of a vote in writing, and if the shareholder is a corporation through an empowered person who shall have been duly appointed for the purpose (“Authorized Person”). The document of appointment of a

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proxy shall be drawn up in writing and signed by the appointing person or by that person’s agent who shall have been duly appointed in writing for that purpose. If the shareholder is a corporation, the authorization of an Authorized Person shall be drawn up in writing and signed pursuant to the charter documents of the appointing corporation.

48.	One person may be appointed as proxy for several shareholders.

49.	A proxy or an Authorized Person may also be a person who is not a shareholder in the Company.

50.

A document of appointment of a proxy, a power of attorney, a vote in writing, a certificate of ownership or any other document pursuant to which a document of appointment, a vote in writing, or a certificate of ownership is signed, or a copy of any such document, shall be delivered to the Company at the place and time as shall be determined by the Board of Directors or the Company Secretary from time to time. Should this not be done, the document as set forth above shall not be valid unless otherwise decided by the Chair of the meeting.

51.

Should a proxy or an Authorized Person vote in accordance with the terms of his or her document of appointment, his or her vote shall be valid, even if, prior to the voting, the person who appointed the proxy or the Authorized Person dies or becomes legally incompetent, or the appointment is canceled, or the share by virtue of which the proxy or the Authorized Person voted is transferred to another person, unless notice in writing with regard to the death, legal incompetency, cancellation or transfer as set forth above, shall have been given, prior to the voting to the Company Secretary or to the Chair of the meeting at which the voting took place.

52.

A shareholder who is incompetent, or with regard to whom a court of law which is competent to do so has issued a guardianship order, shall be entitled to vote, whether by a show of hands or by ballot, through his or her guardian or through another person, fulfilling the role of such a guardian, who has been appointed for this purpose by a court of law as stated above, and any such guardian or other person as stated above shall be entitled to vote whether personally or by proxy.

53.	The document of appointment of a proxy or an Authorized Person shall be drawn up in the following form or in any other form which shall be approved by the Board of Directors or the Company Secretary.

“TEVA PHARMACEUTICAL INDUSTRIES LIMITED

I, the undersigned,                  of                 , in my capacity as a shareholder of Teva Pharmaceutical Industries Limited, do hereby appoint                  of                  as my proxy, to vote in my name and in my stead, at the General Meeting of shareholders in the Company which shall take place on the day of the month of                  in the year and at any adjourned meeting.

Signed this day, the      day of the month of                  in the year                 ,

                                  ”

D. THE BOARD OF DIRECTORS

54.

(a)

The maximum number of Directors of the Company shall be 18 (eighteen) Directors. Such maximum number includes the two external Directors, to the extent appointed pursuant to the provisions of the Companies Law, and the CEO, as long as he or she serves as a Director in accordance with Article 56(a), and in the event the external directors and/or CEO are not appointed to the Board of Directors, such maximum number of Directors shall be reduced accordingly. The Board of Directors is entitled, at any time and from time to time, to change the maximum number of Directors as stated above, by a majority of three-quarters of the persons voting. Should the Board of Directors have changed the number of Directors as set forth above, the number of members of each of the groups set forth in Article 56(b) below shall be changed accordingly.

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Appendix B

(b)	The minimum number of Directors on the Board of Directors shall be 3 (three).

55.

The Board shall consist of a meaningful representation of Israeli resident directors, which need not be a majority, unless the Company’s center of management shall have been transferred to another country in accordance with the provisions of these Articles.

Appointment and Retirement from Office

56.

(a)	The CEO shall serve as a member of the Board of Directors, ex-officio, unless determined otherwise by the Board of Directors.

(b)

The Board of Directors shall be divided into 3 (three) classes, as nearly equal in number as possible, each serving for approximately a three-year-term. At each Annual Meeting, up to 5 (five) Directors, the exact number to be determined by the Board of Directors at its sole discretion, shall be elected to hold office until the third Annual Meeting which shall be held following the Annual Meeting at which they are elected. The provisions of this Article shall not apply to the CEO, who serves as a member of the Board of Directors by virtue of the provisions of subsection (a) above, in the event that he or she so serves, nor to the two external Directors to the extent appointed pursuant to the provisions of the Companies Law.

(c)

The nomination of candidates for election as Directors shall be made by the Board of Directors (in accordance with the recommendations of the Nominating Committee appointed by the Board of Directors). A shareholder interested in proposing the nomination of certain candidate(s) for consideration by the Nominating Committee as aforementioned shall submit his or her proposal in writing to the Company’s Registered Office in accordance with the requirements of applicable law. Any proposal by a shareholder as set forth above shall include all of the information required by Article 33(b).

(d)

Should the number of members of any class of such 3 (three) classes become less than the maximum number of members at such time, the Board of Directors shall be entitled, at any time and from time to time, to appoint, within the framework of the maximum number as stated, Directors who shall serve until the expiry of the term of office of the members of the class in question.

57.

The Directors who are serving in office shall be entitled to act even if a vacancy occurs on the Board of Directors. However, should the number of Directors, at the time in question, become less than the minimum set forth in these Articles, the remaining Directors or the remaining Director shall be entitled to act for the purpose of filling the vacancies which shall have occurred on the Board of Directors or of convening a General Meeting, but not for any other purpose.

58.

Any Director who shall have retired from his or her office shall be qualified to be re-appointed—unless a limitation affecting his or her appointment as a Director shall exist pursuant to the provisions of the Companies Law.

59.

(a)	The office of a Director shall fall vacant, prior to the expiry of his or her term in office, only:

(1)	If he or she has been removed from office pursuant to Article 60 below; or

(2)	For any reason mandated by applicable law.

(b)

The Board of Directors shall be entitled to appoint, as a replacement for a Director whose office has fallen vacant pursuant to the mandatory provisions of the Companies Law, another Director, who shall serve in office until the date on which the term in office of his or her predecessor would have expired, had said office not fallen vacant as stated.

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(c)

Any person or persons who are competent to appoint and/or to elect a Director pursuant to the provisions of these Articles shall be entitled to determine that the said appointment/election shall enter into force at some future date.

60.

(a)

Should any Director violate a duty of care or a duty of loyalty to the Company, the General Meeting shall be entitled to remove that Director from office prior to the expiry of his or her term in office (a “Removed Director”), provided that the Removed Director shall be given a reasonable opportunity to state his or her case before the General Meeting.

(b)

Should a Director have been removed from office as set forth in subsection (a) above, the General Meeting shall be entitled, in the same session, to elect another Director in his or her stead. Should it fail to do so, the Board of Directors shall be entitled to do so, pursuant to the provisions of Article 56(d) above.

(c)

Any Director who shall have been appointed by way of a resolution as stated in subsection (b) above, shall serve in office for the period remaining of the term in office of the Removed Director and shall be qualified to be re-appointed.

Remuneration of Directors

61.

(a)

The remuneration of the Directors, including in connection with the performance of special duties or services over and above his or her regular duties as a Director, shall be determined in accordance with applicable law.

(b)

A Director shall be entitled to perform another duty or to hold another office in the Company (except for the office of Accountant, Internal Auditor or attorney for the Company) on a salaried basis, in addition to his or her duties as a Director, pursuant to such terms, with regard to salary and other matters, as shall be determined in accordance with applicable law.

Powers and Duties of the Board of Directors

62.

The Board of Directors shall formulate Company policy and shall supervise the performance of the duties and operations of the CEO. Any power of the Company which has not been conferred upon another organ pursuant to the Companies Law or to these Articles may be exercised by the Board of Directors. However, this power of the Board of Directors shall be subject to the provisions of these Articles and the provisions of the Companies Law, provided that no provision which shall be enacted by the Company shall revoke the validity of any action which had previously been taken by the Board of Directors and which would have been legal, had it not been for that set forth in this Article.

Operations of the Board of Directors

63.

The Board of Directors shall meet for the purpose of conducting its business, and shall be entitled to adjourn its sessions from time to time and to establish the procedure of said sessions as it shall see fit.

64.

Any question which shall arise in any of the sessions of the Board of Directors shall be settled by simple majority of all of the Directors who are voting at that session, unless otherwise set forth by another provision of these Articles. Should the votes be tied, the Chair of the Board of Directors shall be entitled to an additional casting vote.

65.

The legal quorum which shall be required for a session of the Board of Directors shall be a majority of the members of the Board of Directors then serving in office, but shall not be fewer than three Directors, unless otherwise determined in these Articles.

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Appendix B

66.

At any session of the Board of Directors at which a legal quorum is present, the participants in that session shall be entitled to exercise all of the powers which are vested in the Board of Directors. A Director who has a personal interest in any matter on the agenda, shall be considered present for quorum purposes.

67.

The Board of Directors shall be entitled to elect a Chair of the Board of Directors and to determine his or her term in office, provided that the CEO shall not serve as Chair of the Board of Directors other than pursuant to the provisions of the Companies Law, provided that the CEO serves as a Director at the same time and throughout the period he serves as Chairman of the Board. Should the Board of Directors not determine the term in office of the Chair of the Board of Directors and until otherwise resolved by the Board of Directors, said Chair shall serve for as long as he or she serves as a Director. Should no Chair of the Board of Directors be elected, or should the Chair not be present at any session within 30 minutes after the time set for said session, the Board of Directors shall select one of its members who shall serve as Chair of the session.

68.

The Chair of the Board of Directors shall be entitled to convene a session of the Board of Directors at any time and pursuant to the provisions of the Companies Law, or according to a request by the CEO.

Should the Chair of the Board of Directors fail to convene a session of the Board of Directors within 21 days of the date on which a demand was presented to him or her by any person entitled to present a demand as stated above (“Demanding Party”), or within 21 days of the date on which he or she shall have been demanded to do so pursuant to the provisions of the Companies Law, any one of the Demanding Parties shall be entitled to convene a session of the Board of Directors pursuant to the provisions of the Companies Law.

69.

Notice of sessions of the Board of Directors shall be sent by mail, or shall be delivered by hand or by fax or by telephone or by email or by any other medium of communications to all of the Directors, a reasonable time before the applicable session, unless otherwise provided by the Companies Law. Said notice shall include a reasonable level of detail with regard to the subjects on the agenda.

70.

Failure to send notice to any Director with regard to a session of the Board of Directors, due to error, shall not adversely affect the validity of any resolution which shall have been adopted by the session in question.

71.

A majority of the in-person sessions of the Board of Directors each year shall be convened in Israel, unless otherwise determined by the Chair of the Board of Directors at his sole discretion, or in the event the Company’s center of management shall have been transferred to another country in accordance with the provisions of these Articles. Notwithstanding the above, the Board of Directors shall be permitted: (i) to hold sessions through the use of any means of communication, provided that all the participating Directors can hear each other simultaneously; and (ii) to adopt resolutions without convening a session, provided that this method of adoption without convening a session for this purpose shall be approved by all of the Directors who are eligible to participate in the deliberations and to vote on the matter addressed by the resolutions and that the resolutions themselves shall be adopted by the applicable majority of Directors required by the Companies Law and these Articles. Should resolutions be adopted without convening a session as stated in subsection (ii) above, the Chair of the Board of Directors (or a designee of the Chair) shall sign the minutes pertaining to the resolutions, and there shall be no need to append the signatures of the remaining Directors to said minutes.

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Committees of the Board of Directors

72.

(a)

Subject to the provisions of applicable law, the Committees of the Board of Directors shall be composed of such number of Directors as shall be determined by the Board of Directors. Subject to the provisions of the Companies Law, the Chair of the Board of Directors shall be entitled, from time to time, to join any Committee of the Board of Directors, as a member of said Committee. The Board of Directors shall be entitled, from time to time, to delegate any of its powers to the Committees of the Board of Directors. Notwithstanding, the Board of Directors shall not be entitled to delegate any of its powers to the Committees as stated above, other than for the purpose of recommendation only, with regard to those matters which may not be delegated by the Board of Directors under the Companies Law.

(b)

Subject to the provisions of the Companies Law, a transaction between the Company and an Officer or a transaction between the Company and another entity in which an Officer of the Company has a personal interest according to Section 270(1) of the Companies Law, which is not an extraordinary transaction (as such term is defined in the Companies Law), can be approved by the Board of Directors or by a Committee of the Board of Directors authorized by the Board of Directors for such purposes, or according to Company policy approved by the Board of Directors or such Committee of the Board of Directors. The approval may be for a particular transaction or more generally for certain types of transactions.

(c)

Any Committee which has been composed as stated above shall be obligated, when making use of the powers vested in it, to comply with all of the rules which shall be set forth by the Board of Directors. The office of a member of a Committee shall fall vacant upon the termination of the member’s office as a Director, upon his or her resignation from the Committee or upon his or her removal by the Board of Directors from the Committee for any reason.

73.

The Board of Directors shall be entitled to appoint, for each Committee of the Board of Directors, a permanent Chair from among the members of that Committee. Should the Chair not be present within 30 minutes of the time set for a Committee session, or should there be no Chair of the Committee, those present at the session shall be entitled to elect a member from among themselves who shall serve as Chair of the session.

74.

The provisions of these Articles with regard to the sessions and procedures of the Board of Directors shall also apply, mutatis mutandis, to sessions of any Committee of the Board of Directors, with the exception of the provisions of the closing passage of Article 64 and the opening passage of Article 71, unless otherwise determined in the Companies Law or in these Articles.

Signature and Minutes

75.

The Company shall appoint, from time to time, a person whose signature, or persons whose signatures, together with the stamp of the Company or the printed name of the Company, shall bind the Company. This shall apply, whether generally or to a specific matter or specific matters, as shall be determined by the Company.

76.

The minutes of any session of the Board of Directors and any session of a Committee of the Board of Directors, provided that they shall appear to have been signed by the Chair of that session or by the Chair of the subsequent session of the same entity, shall be deemed to constitute prima facie evidence of the correctness of all of the matters set forth therein.

77.	All of the operations which are performed in good faith by the Board of Directors or by a Committee of the Board of Directors, or by any person acting as a Director, shall be valid even if

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Appendix B

it shall subsequently be found that there was a deficiency in the appointment of such an entity or of such a Director, or if any or all thereof shall be deficient, just as if each of said entity or Director had been duly appointed and had been qualified to act, as required by the circumstances of the case at hand.

E. CEO

78.

(a)

The Board of Directors shall appoint, from time to time, a person who shall serve as the CEO of the Company, for such a duration and pursuant to such terms, including terms with regard to remuneration and/or benefits, as the Board of Directors shall see fit.

(b)	The Board of Directors is entitled to terminate the term in office of the CEO, at any time and for any reason whatsoever.

(c)

The CEO will lead the management team and manage the Company from its headquarters in Israel, unless the Company’s center of management shall have been transferred to another country in accordance with the provisions of these Articles.

(d)

The CEO shall be responsible for the day to day management of the affairs of the Company, within the framework of the policy that has been set forth by the Board of Directors, subject to its guidelines, and all in accordance with the provisions of the Companies Law.

79.

The Board of Directors shall be entitled, from time to time, as it shall see fit, to delegate to the CEO any of the powers which have been vested in the Board of Directors, with the exception of those which have been exclusively conferred upon the Board of Directors and may not be delegated pursuant to the provisions of the Companies Law. Moreover, the Board of Directors shall be entitled, from time to time, to restrict the delegation of powers, both with regard to the duration thereof and with regard to the purposes for which they shall be used, and to limit them to specific areas and to make them contingent upon specific conditions, all as the Board of Directors shall see fit. At the time of delegation of powers, as stated above, to the CEO, the Board of Directors shall be entitled to determine that said delegation shall be parallel to, or shall supplant, the respective operation of the Board of Directors. The Board of Directors shall be entitled, from time to time, to rescind or to modify the delegation of any power which shall have been delegated pursuant to this Article.

F. DIVIDEND, RESERVE FUND AND CAPITALIZATION

Dividend

80.

The Company shall be entitled to distribute a dividend pursuant to the provisions of the Companies Law, and no dividend shall bear interest; each dividend shall be determined and settled in consideration of the rights of the shareholders, if any, whose shares shall bear special rights with regard to dividends. Unless the rights are attached to any shares or unless otherwise stated in the terms of issue thereof, shares which have been paid up, in whole or in part, shall entitle the holders thereof to a dividend in a manner proportional to the amount which has been paid up, or credited as having been paid up, on the par value of said shares and to the date of payment thereof (pro rata temporis).

81.

The Board of Directors shall be entitled to declare, and cause the Company to pay, a dividend to the shareholders. The Board of Directors shall determine the time for payment of such dividend and the record date for determining the shareholders entitled thereto, subject to applicable law.

82.

The Board of Directors shall be able to adopt a resolution stating that the dividend in question shall be paid, in whole or in part, by means of the distribution of cash or other assets of the Company, and in particular, by distribution of fully paid-up shares, bonds, or other securities of the Company or of any other company, or in any other manner.

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83.

The right to a dividend with respect to nominative shares, which has been declared by the Company, shall be determined in accordance with that recorded in the Register or in an Additional Register as of the date of record, according to the declaration.

84.

Unless otherwise specified, it shall be permissible to pay any dividend by check or bank transfer or payment order, which shall be sent according to the registered address of the shareholder or the person entitled to the dividend (and in the case of joint registered holders, to the shareholder whose name is first mentioned in the Register or in an Additional Register with regard to the joint ownership), or in any other manner. Any such check shall be drawn up to the order of the person to whom it is sent. The receipt of the dividend by the person who is registered in the Register or in an Additional Register as the holder of any share or, in the case of joint holders, by any of the joint shareholders shall constitute full, final and absolute release with regard to all payments which shall have been made with respect to said share. The Company shall be entitled to withhold tax or any other mandatory payment from any dividend payment pursuant to applicable law. The Company shall be entitled to invest all of the dividends which have not been claimed, or to use them in any other manner, for the benefit of the Company, until said amounts are claimed, and the Company shall not be deemed a trustee or fiduciary in respect thereof.

85.

Any dividend unclaimed after a period of 7 (seven) years from the date of declaration of such dividend shall be forfeited to the benefit of the Company; provided, however, that the Company, at its sole discretion, shall be entitled to pay any such dividend, or any part thereof, to a person who would have been entitled thereto had the same not been forfeited.

Reserve Fund

86.

The Board of Directors shall be entitled, from time to time, to allocate amounts out of the profits of the Company which may be distributed in the form of dividends, and to transfer such amounts, as it shall see fit, to an account of a fund or funds as it shall see fit. All of the amounts which shall be so transferred and so credited to the account of such a fund shall serve, at the discretion of the CEO, after having consulted with the Chief Financial Officer, and subject to the approval of the Board of Directors, for special purposes or for the gradual settlement of any debt or obligation of the Company or for the repair or maintenance of any of the Company’s assets or for the coverage of losses from the sale of assets or investments or the depreciation in value thereof (whether on a one-time basis or in a general manner), or, at the Board of Directors’ sole discretion, for the supplementing or payment of a dividend or for any other purpose which shall be appropriate for use of the Company’s profits.

87.

All of the amounts which shall have been transferred and credited to the account of any fund or funds may be used, so long as they have not been used for any other purpose pursuant to Article 86 above, for the purpose of investment, together with any other monies of the Company, in the ordinary course of business of the Company, and there shall be no need to distinguish between these investments and the investments of other monies of the Company.

Capitalization

88.

(a)

The Board of Directors shall be entitled, at any time and from time to time, to adopt a resolution stating that any part of the amounts which are credited at that time to any capital fund or held by the Company as profits which may be distributed, shall be capitalized and shall be released for distribution among the shareholders who would have been entitled to receive them, had they been distributed as a dividend, and in the same proportion, provided that said amounts shall not be paid in cash, but shall be used to fully pay up whether according to their par value or with the addition of any premium which shall be determined by the Board of Directors shares which have not yet been issued or bonds of the Company,

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Appendix B

which shall be issued and distributed among said shareholders and in such a proportion, as shares or bonds which have been fully paid up.

(b)

i)

In any case in which the Company shall issue bonus shares by way of capitalization of profits or funds, at a time where there shall be in circulation any securities which have been issued by the Company and which confer upon the holders thereof the right to convert said securities to shares in the share capital of the Company or options to purchase shares in the share capital of the Company (the rights of conversion or the options as stated above shall be referred to as “the Rights”), the Board of Directors shall be entitled (in cases where the Rights, or any part thereof, shall not be adjusted in any other manner in accordance with the terms of issue thereof) to transfer to a special fund (which shall be referred to by whatever designation shall be resolved by the Board of Directors, and which shall be referred to as “the Special Fund”) an amount which shall be equal to the nominal amount of the share capital which those persons entitled to all or part of the Rights would have received, as a result of the issue of the bonus shares, had they exploited their Rights prior to the date of record which sets forth the right to receive bonus shares, including the right to fractions of shares, and, in the case of a second or additional distribution of bonus shares including eligibility which results from any prior distribution of bonus shares.

ii)

In any case in which the Company shall issue new shares and/or, in lieu of such issue, shall cause its subsidiary to transfer existing shares in the Company which are held by said subsidiary, as a result of the exploitation of said Rights by the persons entitled thereto, in cases where the Board of Directors implemented a transfer to the Special Fund with respect to those Rights pursuant to subsection (i) above, the Company shall issue to any such holder, in addition to the shares to which he or she is entitled as a result of the exploitation of his or her Rights, a number of fully paid-up shares whose total par value shall be equal to the amount which was transferred to the Special Fund in respect of his or her Rights. This shall be done by means of capitalization of an appropriate amount from the Special Fund, and the Board of Directors shall be entitled to decide, at its sole discretion, on the manner of handling the Rights to fractions of shares.

iii)

Following any transfer to the Special Fund, should the Rights expire, or should the period set forth for exploitation of the Rights with regard to which the transfer was implemented come to an end, before said Rights have been exploited, any amount which was transferred to the Special Fund with regard to the aforementioned unexploited Rights shall be released from the Special Fund, and the Company shall be entitled to handle any amount which shall be so released in any manner in which it would have been entitled to handle said amount, had it not been transferred to the Special Fund.

89.

For the purpose of implementation of any resolution which shall be adopted on the basis of Articles 82 or 88 of these Articles, the Board of Directors shall be entitled, at its sole discretion, to settle, as it shall see fit, any difficulty (if any) which shall arise with regard to the distribution. To this end, the Board of Directors shall be entitled to issue partial certificates, to determine the value of the distribution of certain assets, and to determine that shareholders shall receive payment on the basis of the value which shall have been determined as stated above, or that fractions at a value of less than 0.1 New Israeli Shekel shall not be taken into account, in order to adjust the rights of the parties. In addition, the Board of Directors shall be entitled to place all monies and specific assets in trust, in the hands of trustees, on behalf of those persons who are entitled to receive the dividend or the monies which have been capitalized, all as the Board of Directors shall see fit.

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G. AUDITING AND NOTICES

Auditing and Internal Auditor

90.

The Annual Meeting shall be entitled to appoint the Accountant, who shall serve for a period which shall not extend beyond the next Annual Meeting. At least once a year, the Accountant shall audit the Company’s accounts and shall express his or her opinion as to the correctness of the Statement of Profit and Loss and the Balance Sheet. The Board of Directors shall fix the remuneration of the Accountant for auditing services.

91.

(a)	The Board of Directors of the Company shall appoint an Internal Auditor, pursuant to the provisions of the Companies Law.

(b)	The Board of Directors is entitled to terminate the term of office of the Internal Auditor, pursuant to the provisions of the Companies Law.

(c)	The organizational superiors of the Internal Auditor shall be the CEO jointly with the Chair of the Board of Directors.

Notices

92.

Without derogating from Articles 31and 32 above, the Company shall be entitled to deliver notices to its shareholders by any of the alternative means set forth hereinafter: delivery by hand; dispatch by mail to the address appearing in the Register or in an Additional Register; dispatch by facsimile to the fax number appearing in the Register or in an Additional Register, or to any number which shall have been given to the Company for this purpose by any shareholder; dispatch by e-mail to the e-mail address registered for that purpose in the Register or in an Additional Register; or in any other manner as shall be determined by the Company.

93.

Any and all notices which are to be delivered to a shareholder shall be given, with regard to jointly held shares, to the person whose name is first mentioned in the Register, and any notice thus given shall be deemed sufficient notice to the holders of the share.

94.

The Company shall be entitled to give notice to persons who are entitled to any share as a result of the death or bankruptcy of the shareholder, by sending said notice by any of the alternative ways set forth in Article 92 above according to the address, fax number or e-mail address (if any) given for that purpose by said persons, or by delivering the notice in the same way in which it would have been delivered (until such details shall have been given), had it not been for the death or bankruptcy as stated above.

95.

Any notice or other document which has been sent in any manner which is permitted pursuant to these Articles shall be deemed to have been duly given to its destination on the first business day at the receiving end following delivery, if delivered personally, 72 (seventy two) hours after it has been posted (7 (seven) days if sent from Israel to a place outside Israel, or if sent to Israel from a place outside Israel), on the first business day at the receiving end after transmission by facsimile or e-mail, or when actually received by the addressee if sooner. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served when received, notwithstanding that it was defectively addressed, or failed in some other respect, to comply with the provisions of this Article. A declaration in writing, signed by the person delivering the notice or the document, to the effect that a letter containing said notice or said document was addressed to the correct address and duly delivered to a post office, shall constitute absolute evidence to that effect.

96.

Failure to send notice to any shareholder pursuant to any applicable law or these Articles or the failure of any shareholder to receive notice, due to an error or as a result of a mishap beyond the control of the Company, shall not adversely affect the validity of any action, transaction or resolution taken by the Company and/or adopted by the General Meeting in question.

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Appendix B

H. EXEMPTION, INSURANCE AND INDEMNIFICATION OF OFFICERS

97.

Subject to the provisions of applicable law, the Company shall be entitled to engage in a contract for insurance of the liability of any Officer of the Company, in whole or in part, in respect of any liability or expense imposed on an Officer or expended by him or her as a result of any action which was performed by said Officer in his or her capacity as an Officer of the Company for which insurance may be provided under applicable law, including in respect of any liability imposed on any Officer with respect to any of the following:

(a)	Breach of a duty of care vis-à-vis the Company or vis-à-vis another person;

(b)

Breach of a duty of loyalty vis-à-vis the Company, provided that the Officer acted in good faith and had reasonable grounds to believe that the action in question would not adversely affect the Company;

(c)

Financial liability which shall be imposed upon said Officer in favor of another person as a result of any action which was performed by said Officer in his or her capacity as an Officer of the Company; including

(d)

A payment which said Officer is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that said Officer incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees, or in connection with Article D of Chapter Four of Part Nine of the Companies Law.

98.

Subject to the provisions of applicable law, the Company shall be entitled to indemnify post factum and/or undertake in advance to indemnify any Officer of the Company, as a result of any liability or an expense imposed on him or her or expended by him or her as a result of any action which was performed by said Officer in his or her capacity as an Officer of the Company, in respect of any liability or expense for which indemnification may be provided under applicable law, including in respect of any liability or an expense imposed on the Officer as follows:

(a)

Financial liability imposed upon said Officer in favor of another person by virtue of a decision by a court of law, including a decision by way of settlement or a decision in arbitration which has been confirmed by a court of law, provided that the undertaking to indemnify in advance shall be limited to events which, in the opinion of the Board of Directors of the Company, are foreseeable, in light of the Company’s activities at the time that the undertaking to indemnify was given, and shall further be limited to amounts or criteria that the Board of Directors has determined to be reasonable under the circumstances, and provided further that in the undertaking to indemnify in advance the events that the Board of Directors believes to be foreseeable in light of the Company’s activities at the time that the undertaking to indemnify was given are mentioned, as is the amount or criteria that the Board of Directors determined to be reasonable under the relevant circumstances, including

(b)

A payment which said Officer is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that said Officer incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees, or in connection with Article D of Chapter Four of Part Nine of the Companies Law.

(c)

Reasonable litigation expenses, including attorney fees, expended by the Officer as a result of an inquiry or a proceeding conducted in respect of such Officer by an authority authorized to conduct same, which was concluded without the submission of an indictment against said Officer and without any financial penalty being imposed on said Officer instead of a criminal proceeding (as such term is defined in the Companies Law), or which was concluded without the submission of an indictment against said Officer with a financial penalty being imposed on

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Appendix B

said Officer instead of a criminal proceeding, in respect of a criminal charge which does not require proof of criminal intent or in connection with a financial sanction.

(d)

Reasonable litigation expenses, including attorney fees, which said Officer shall have expended or shall have been obligated to expend by a court of law, in any proceedings which shall have been filed against said Officer by or on behalf of the Company or by another person, or with regard to any criminal charge of which said Officer was acquitted, or with regard to any criminal charge of which said Officer was convicted which does not require proof of criminal intent.

99.

Subject to the provisions of applicable law, the Company shall be entitled, in advance, to exempt any Officer of the Company from liability, in whole or in part, with regard to damage incurred as a result of the breach of duty of care vis-à-vis the Company.

100.

Notwithstanding the foregoing, the Company shall be entitled to insure, indemnify and exempt from liability any Officer of the Company to the fullest extent permitted by applicable law. Accordingly, (i) any amendment to the Companies Law, the Securities Law or any other applicable law expanding the right of any Officer to be insured, indemnified or exempted from liability in comparison to the provisions of these Articles shall, to the extent permitted by applicable law, immediately apply to the fullest extent permitted by applicable law, and (ii) any amendment to the Companies Law, the Securities Law or any other applicable law adversely affecting the right of any Officer to be insured, indemnified or exempted from liability in comparison to the provision of these Articles shall not be in effect post factum and shall not affect the Company’s obligation or ability to insure, indemnify or exempt from liability an Officer for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

I. MISCELLANEOUS

Amendment of the Articles of Association

101.

(a)

The Company shall be entitled to modify any of the provisions of this Article and any of the provisions of Articles 3, 29 (closing passage), 54, 55, 56, 64, 71 (opening passage) and 78 above, by way of a resolution to be adopted at a General Meeting by a majority of eighty-five percent of the votes at that session, unless a lower percentage shall have been established by the Board of Directors, by a majority of three-quarters of those persons voting, at a session of the Board of Directors which shall have taken place prior to that General Meeting.

(b)

The Company shall be entitled to modify the remaining provisions of these Articles (which are not included in the list set forth in subsection (a) above) by way of a resolution to be adopted at a General Meeting by a majority of three-quarters of the votes at that session, unless a lower percentage shall have been established by the Board of Directors, by a majority of three- fourths of the persons voting, at a session of the Board of Directors which shall have taken place prior to that General Meeting.

Special Tender Offer

102.

Notwithstanding that which has been set forth within the framework of the regulations that have been promulgated by virtue of the Companies Law, a special offer to purchase Company shares shall be governed by the provisions of Sections 328 to 334 of the Companies Law.

Teva Pharmaceutical Industries Ltd. 2022 Proxy Statement	B-21

~~Translated from the Hebrew~~

ARTICLES OF ASSOCIATION

of

TEVA PHARMACEUTICAL INDUSTRIES LIMITED

A Limited Liability Company

Updated on June ~~9, 2020~~23, 2022

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Appendix C

~~Translated from the Hebrew~~

TABLE OF ~~CONTENS~~CONTENTS

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Appendix C

~~A. INTRODUCTION~~	~~3~~

~~Interpretation~~	~~3~~

~~Objectives and Purpose of the Company~~	~~3~~

~~Limitation of Liability~~	~~3~~

~~B. CAPITAL OF THE COMPANY~~	~~3~~

~~Capital Structure~~	~~3~~

~~Share Certificates~~	~~4~~

~~Transfer and Endorsement of Shares~~	~~4~~

~~Bearer Share Warrants~~	~~4~~

~~Increase and Issue of the Registered Capital~~	~~5~~

~~Change in the Registered Capital~~	~~6~~

~~C. GENERAL MEETINGS~~	~~6~~

~~Deliberations at General Meetings~~	~~6~~

~~Votes by the Shareholders~~	~~8~~

~~D. THE BOARD OF DIRECTORS~~	~~9~~

~~Appointment and Retirement from Office~~	~~9~~

~~Remuneration of Directors~~	~~10~~

~~Powers and Duties of the Board of Directors~~	~~10~~

~~Operations of the Board of Directors~~	~~10~~

~~Committees of the Board of Directors~~	~~11~~

~~Audit Committee~~	~~11~~

~~Signature and Minutes~~	~~12~~

~~Director - Emeritus~~	~~12~~

~~E. CEO~~	~~12~~

~~F. DIVIDEND, RESERVE FUND AND CAPITALIZATION~~	~~12~~

~~Dividend~~	~~12~~

~~Reserve Fund~~	~~13~~

~~Capitalization~~	~~13~~

~~G. AUDITING AND NOTICES~~	~~14~~

~~Auditing and Internal Auditor~~	~~14~~

~~Notices~~	~~14~~

~~H. EXEMPTION, INSURANCE AND INDEMNIFICATION OF OFFICERS~~	~~15~~

~~I. MISCELLANEOUS~~	~~16~~

~~Amendment of the Articles of Association~~	~~16~~

~~Special Tender Offer~~	~~16~~

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Appendix C

A. INTRODUCTION

Interpretation

1.

In these Articles of Association (“Articles”), the words which appear in the first column in the table set forth below shall be interpreted in accordance with the interpretation which is given to them on the same line in the second column thereof. This shall apply as long as the text or context of the matter does not include any statement which contradicts said meaning or which is not consistent therewith.

Words	Interpretations
~~“~~the “Company”	Teva Pharmaceutical Industries Ltd.

the “~~the~~ Companies Law”	The Israeli Companies Law, 5759-1999, and any other law which shall replace or amend it and which shall apply to the Company and be in force at the time in question~~.~~ and the regulations promulgated thereunder.

~~“these Articles”~~	~~The Articles of Association of the Company, as they are set forth in this document or as they shall be in force from time to time.~~

~~“the Directors”~~	~~The Directors, or, in the case of fewer than two, the Director of the Company at the time in question.~~

~~“the Board of Directors”~~	~~The Board of Directors established pursuant to these Articles of Association.~~

~~“the Registered Office”~~	~~The registered office of the Company at any time.~~

~~“the Register”~~	~~The register of the shareholders in the Company, which must be maintained pursuant to the provisions of the Companies Law.~~

~~“month”~~	~~A Gregorian calendar month.~~

~~“year”~~	~~A Gregorian calendar year.~~

~~“CEO”~~	~~A General Manager pursuant to the provisions of the Companies Law.~~

~~“the Accountant”~~	~~An auditing accountant pursuant to the provisions of the Companies Law.~~

“Officer”	Office Holder as per its definition in the Companies Law. ~~As per its definition in the Companies Law.~~

~~“~~the “Securities Law”	The Israeli Securities Law, 5728-1968, or any other law which shall replace or amend it and which shall apply to the Company and be in force at the time in question~~.~~ and the regulations promulgated thereunder.

~~“Additional Register”~~	~~As defined in Article 51 below.~~

~~“Annual Meetings”~~	~~As defined in Article 33 below.~~
~~“Special Meetings”~~	~~As defined in Article 33 below.~~

~~“Proposing Shareholder(s)”~~	~~As defined in Article 37 below.~~

~~“Proposal Request”~~	~~As defined in Article 37 below.~~

“Authorized Person”	As defined in Article 47~~17~~ below.

~~“Three-Year Term”~~	~~As defined in Article 60 (c) below.~~

~~“Removed Director”~~	~~As defined in Article 64 (a) below.~~

The ~~Hebrew~~English version of these Articles shall be the sole binding version.

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Appendix C

~~Writing shall be deemed to include printing and lithography and any other means of setting down words in a visible form.~~ Words which are in the singular form shall be deemed to include the plural form, and vice versa. ~~Words which are in the masculine gender shall be deemed to include the feminine gender, and vice versa.~~ Words which apply to individual persons shall be deemed to include incorporated entities, unless specified otherwise.

~~With the exception of that set forth above, t~~The words and expressions in these Articles not otherwise defined herein shall have the same meaning as that given to them in the Companies Law, unless they conflict with the content or the subject of that set forth in writing.

Objectives and Purpose of the Company

2.	The purpose of the Company is to engage in any lawful endeavor.

3.	The Company’s center of management shall be in Israel, unless the Board of Directors shall otherwise resolve, with a majority of three quarters of the participating votes.

4.	The Company is entitled to contribute a reasonable amount to a worthy cause, even if the contribution does not fall within the framework of its business objectives.

Limitation of Liability

5.	The liability of the shareholders is limited to the payment of the par value of their shares.

B. CAPITAL OF THE COMPANY

Capital Structure

6.	The registered share capital of the Company is NIS 249,434,338 consisting of 2,494,343,376 shares of NIS 0.1 par value each, divided as follows:

2,494,343,316                Ordinary Shares, nominal (par) value NIS 0.1 per share (“Ordinary Shares”).

60                                     Deferred Shares, nominal (par) value NIS 0.1 per share (“Deferred Shares”).

7.

(a)	The Ordinary Shares shall confer upon the holders thereof equal rights with regard to the receipt of dividends, the receipt of bonus shares and the distribution of Company property during liquidation.

(b)

In addition, the Ordinary Shares shall confer upon the holders thereof equal rights with regard to voting and the right to appoint directors, including pursuant to the provisions of Articles ~~49~~ 45 and ~~60~~ 56 below.

8.	The Deferred Shares shall not confer upon the holders thereof any rights, except for the right to be reimbursed in the amount of the par value thereof upon liquidation.

9.

Should the share capital, at any time whatsoever, be divided into different types of shares, it shall be permissible to change the rights of any such type (unless otherwise set forth in the terms of issue of the shares of that type) after having obtained the consent, in writing, of all of the shareholders of the shares that have been issued of that type, or following the adoption of a resolution, by a majority of three-quarters of the participating votes~~,~~ at a meeting of the shareholders of that type. The provisions of these Articles with regard to General Meetings shall also apply, mutatis mutandis, with regard to such a meeting.

10.

The Company is entitled, subject to the provisions of the Companies Law and these Articles, to issue redeemable preferred shares or redeemable securities, pursuant to the terms and in the manner which shall be set forth by the Company at a General Meeting, and to redeem said shares or

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Appendix C

securities. The Company shall be entitled to decide upon the establishment of a fund or funds for the purpose of redemption of redeemable preferred shares or of other redeemable securities, in whole or in part, and to decide upon the amounts which shall be allocated to said fund or funds and the sources from which said amounts shall be allocated.

11.

The shares shall be under the supervision of the Board of Directors, which shall be entitled, subject to the provisions of the Companies Law and these Articles, to issue them, to grant option rights for the purchase thereof, or to confer them in any manner to such persons, subject to such reservations and at such times as the Board of Directors shall see fit—provided, however, that no share whatsoever shall be issued at less than its par value, other than pursuant to the provisions of the Companies Law.

12.

The Company is entitled, at any time, to pay a commission to any person who shall underwrite, or shall agree to underwrite (whether absolutely or conditionally), shares or bonds of the Company, or who shall obtain the commitment of an underwriter, or shall agree to obtain the commitment of an underwriter (whether absolutely or conditionally), with regard to shares or bonds of the Company.

However, should the commission with regard to the shares be paid, or be payable, out of capital, the legal conditions and requirements concerning such payment shall be preserved and upheld. The commission may be paid in cash, in shares or in bonds of the Company, or by way of any two or of all three of said means.

13.

Unless otherwise stipulated in these Articles, the Company shall be entitled to consider the registered holder of any share to be the absolute holder of said share, and accordingly, shall not be obligated to recognize any claim in equity or any claim on any other basis which may be filed by any other person with regard to such a share or with regard to any benefit related to such a share, unless it shall have been instructed to do so by a competent court of law or shall be required to do so by virtue of the provisions of the Companies Law or by virtue of the provisions of any other law.

Share Certificates

14.

The share certificates shall be issued by the Company and shall bear the properly affixed signature of two Directors, or of any two of the following: a~~A~~ Director, the Chief Executive Officer (“CEO”), the Chief Financial Officer, the Treasurer or the Company Secretary. Each shareholder shall be entitled to receive, free of charge, one certificate with respect to the shares which are registered in his or her name, or, with the approval of the Board of Directors (against payment of a price which shall be determined by the Board of Directors from time to time), a number of certificates, each of which shall be issued with respect to one or more of the shares which are held by him or her. The Company shall issue the certificates with respect to fully paid-up shares within one month of the date of the issue thereof, or within one month of the date of receipt of the total consideration with respect thereto, or within one month of the date on which the Company shall have been provided, pursuant to the provisions of the Companies Law and of these Articles, with the certificate of transfer of the fully paid-up shares with respect to which the share certificate is requested. Each share certificate shall designate the numbers of the shares with respect to which it was issued.

15.

Should any share certificate become mutilated or defaced, then, following the submission of said certificate to the ~~Secretary of the~~ Company Secretary, the Board of Directors or the Company Secretary ~~of the Company~~ shall be entitled to instruct that said certificate shall be canceled and a new certificate shall be issued in its stead. Should a share certificate become lost or destroyed, then, following the submission of evidence to the satisfaction of the Board of Directors or the Company Secretary ~~of the Company~~, and following the submission of such guarantee of indemnification and compensation for damages as the Board of Directors or the Company Secretary ~~of the Company~~ shall see fit to require, another certificate shall be delivered in its stead to the person who is entitled to the certificate which became lost or destroyed, against such payment as shall be determined by the Board of Directors or the Company Secretary ~~of the Company~~ from time to time.

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Appendix C

16.	A share certificate which is registered in the names of two or more persons shall be delivered to that person whose name is listed first in the Register or in an Additional Register.

Transfer and Endorsement of Shares

17.

The Company shall maintain ~~R~~registers according to the Companies Law (“Register”), and in addition, it is entitled to maintain additional registers of shareholders outside Israel (~~hereinafter:~~ “Additional Register”).

18.

No transfer of any share shall be registered unless a certificate of transfer shall have been submitted to the Company, in the usual form or in a form which shall be set forth by the Board of Directors or the Company Secretary ~~of the Company~~ from time to time. ~~Shares of more than one type shall not be included in the same certificate of transfer.~~ A certificate of transfer of any share shall be signed by the transferor and the transferee, or by persons on their behalf. The Board of Directors or the Company Secretary ~~of the Company~~, at their sole discretion, is entitled to decide that, in cases of transfer of fully paid-up shares, the certificate of transfer shall be signed by or on behalf of the transferor alone. In addition, the Board of Directors or the Company Secretary ~~of the Company~~, at their sole discretion, are entitled to decide that there shall be no need for the signature of a witness in order to validate the signatures which appear on the certificate of transfer.

The transferor shall be deemed to be the holder of a transferred share until the name of the transferee shall have been registered in the Register with regard to said share. With regard to shares which are registered in an Additional Register, a certificate of transfer may be drawn up in the form, and may be signed in the manner, which shall be permitted or customary, according to the Companies Law or prevailing procedure, in the country in which the Additional Register is maintained.

19.

Each certificate of transfer shall be handed in for registration at the Registered Office, or the office where an Additional Register of the Company is maintained (whichever is relevant), or in any other place, as the Board of Directors or the Company Secretary ~~of the Company~~ shall set forth from time to time. The share certificates with respect to the transferred shares, and any other evidence which the Board of Directors or the Company Secretary ~~of the Company~~ shall require, in order to prove the transferor’s right of ownership or his or her right to transfer the shares, shall be attached to said certificate of transfer.

20.

The Board of Directors is entitled to refuse to register or to confirm the transfer of shares, until the shares whose transfer is desired or any part thereof shall have been fully paid up. The fact of whether or not the refusal applies to a transferee who is the holder of a share in the Company shall have no relevance.

21.

The executors of the will or of the estate of an individual shareholder who has died—or, in cases where there are no executors of a will or of the estate, the persons who have been declared by a competent court of law to hold a right of benefit, in the capacity of the heirs of said individual shareholder who has died—shall be the only persons who shall be recognized by the Company as the holders of a right in any share which is registered in the name of the deceased individual. Should a share be registered in the names of two or more shareholders, the Company shall recognize only the surviving partner or the surviving partners, or the executors of the will or of the estate of the last partner to have died, as the holders of a right in said share, and, should there be no executor of a will or of the estate (of the last deceased partner), the Company shall recognize, as the holders of a right in said share, only the persons who have been declared by a competent court of law to hold a right of benefit, in the capacity of the heirs of the last deceased partner.

22.

Any person or entity that has become entitled to a share as the result of the death or bankruptcy of a shareholder shall be entitled—after having provided such evidence as the Board of Directors or the Company Secretary ~~of the Company~~ shall require of that person or entity from time to time—to be registered as a shareholder with respect to said share, or, instead of being personally registered as a

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Appendix C

shareholder, to perform any transfer which the deceased or bankrupt shareholder could have performed. However, in any such case, the Board of Directors shall be entitled to refuse or to delay registration, as it would have been entitled to do in the case of transfer of the share by the deceased shareholder prior to his or her death, or by the bankrupt shareholder prior to the occurrence of the bankruptcy.

23.

Any person or entity that has become entitled to a share as the result of the death or bankruptcy of a shareholder shall also be entitled to the same dividends and other rights to which said person or entity would have been entitled, had said person or entity been the registered holder of said share. However, prior to being registered as a shareholder, said person or entity shall not be entitled, with respect to said share, to benefit from any right which is granted to shareholders with regard to General Meetings of shareholders in the Company.

~~Bearer Share Warrants~~

~~24.~~	~~The provisions of the sections that appear in this chapter, hereinafter, shall apply solely and exclusively with regard to bearer share warrants which were issued prior to the year 2001.~~

~~25.~~

~~A bearer share warrant shall entitle the holder thereof to the shares which are registered therein. These shares shall be transferable by way of delivery of the actual share warrant. The provisions of these Articles with regard to the transfer and endorsement of shares shall not apply to shares which are included in these share warrants. The holder of a bearer share warrant who shall return the share warrant to the Company for the purpose of its cancellation, and who shall pay the amount which shall be determined by the Board of Directors for this purpose from time to time, shall be entitled to have his or her name registered in the Register as the holder of the shares which had been included in the share warrant which was returned, in accordance with that which has been set forth above.~~

~~26.~~

~~The holder of a bearer share warrant is entitled to deposit the share warrant in the Registered Office during its business hours, and, as of two business days from the date of deposit and thereafter, as long as said share warrant remains deposited as stated above, the depositor shall be entitled to receive notices from the Company, in the manner in which such notices are given to the holders of registered shares, to sign a demand for the convocation of a General Meeting of the Company, to participate in any General Meeting of the Company, to vote therein, and to exercise the remaining rights which are granted to any shareholder at any General Meeting which is convened, as if his or her name were registered in the Register as the owner of the shares which are included in the deposited share warrant, provided that the shares are of a type which confers such rights upon the registered holder thereof. Only one person shall be recognized as the depositor of any specific share warrant.~~

~~27.~~

~~With the exception of those cases which have been explicitly set forth within the framework of these Articles, no person, by virtue of his or her being the holder of a bearer share warrant, shall be entitled to sign a demand for a convocation of a General Meeting of the Company, and no such person shall be able to appear at a General Meeting or to vote therein, or to make use of any other rights pertaining to a shareholder at a General Meeting of the Company. However, the holder of a bearer share warrant shall be entitled, in all other aspects, to all of the rights as if his or her name were registered in the Register as the owner of the shares which are recorded in the share warrant.~~

~~28.~~

~~The Board of Directors shall be entitled, should it see fit to do so, to establish, from time to time, rules and conditions pursuant to which the holder of a bearer share warrant which became mutilated, lost or defaced shall be registered in the Register as the owner of the shares which had been included in the share warrant which became mutilated, lost or defaced.~~

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Appendix C

Increase and Issue of the Registered Capital

24.	~~29.~~

(a)

The Company shall be entitled, from time to time, pursuant to a resolution to be passed by the General Meeting of shareholders, subject however to the provisions of these Articles, to increase the share capital of the Company, by means of such type and in such amount, which shall be divided into shares of such par value, as shall be determined in the resolution as stated above.

(b)

Without derogating from any special rights or privileges which are granted to any existing shares in the share capital of the Company, the new shares shall be issued pursuant to such terms, subject to such reservations, and in accordance with such advantages and rights as shall apply to those shares, all subject to the provisions of these Articles and as set forth in the resolution concerning the issue thereof. Subject to the provisions of these Articles, the Company shall be entitled to issue shares with preferred rights, deferred rights or limiting rights with regard to dividends, the return of capital, or participation in surplus assets or otherwise with special rights or without special rights, including with or without voting rights.

25.	~~30.~~ The Company shall not be obligated to offer any new shares whatsoever to the holders of existing shares of any type and kind.

26.

~~31.~~ Unless otherwise set forth in the terms of issue of the shares, or in the provisions of these Articles, any capital which shall be obtained by means of the creation of new shares shall be deemed to constitute part of the original share capital, and shall be subject to the provisions of these Articles in all matters concerning calls for payment and installments in connection therewith, transfer, endorsement, forfeiture, encumbrance and the like.

Change in the Registered Capital

27.	~~32.~~ The Company shall be entitled, from time to time, pursuant to a resolution to be passed by the General Meeting of shareholders:

(a)	To consolidate its share capital or any part thereof, and to divide it into shares of par value per share which is higher than that of its existing shares; or

(b)

To subdivide its existing shares, in whole or in part, into shares of par value per share which is lower than that of its existing shares, subject to that set forth in the provisions of the Companies Law; or

(c)

To cancel shares with respect to which, as at the date of said resolution, no obligation including a contingent obligation on the part of the Company to issue such shares exists, and to reduce the share capital by the amount of the shares canceled as set forth above; or

(d)	To reduce the share capital of the Company and any capital fund, by any means which it shall see fit, subject to all of the conditions and approvals which shall be required by any law.

28.

With respect to any consolidation of issued shares into shares of larger nominal value, and with respect to any other action which may result in fractional shares, the Board of Directors may settle any difficulty which may arise with regard thereto as it deems fit and in its sole discretion.

C. GENERAL MEETINGS

29.

~~33.~~ The Company shall hold two types of General Meetings of its shareholders: “Annual Meetings” and “Special Meetings”: An Annual Meeting shall be convened once a year, on a date which shall be set by the Chair of the Board of Directors or by the Company Secretary ~~of the Company~~, but no later than 15 months after the last Annual Meeting, and in a place which shall be determined by the Chair of the Board of Directors or by the Company Secretary ~~of the Company.~~. All of the other General

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Appendix C

Meetings of the Company shall be referred to as “Special Meetings~~”.~~” (Annual Meetings and Special Meetings shall be collectively referred to herein as “General Meetings”). All of the in person General Meetings of the Company shall be convened in Israel, unless the Company’s center of management shall have been transferred to another country in accordance with the provisions of these Articles, provided however that General Meetings may be conducted in other formats (in lieu of or in addition to in person meetings), including a virtual format.

30.

~~34.~~ Whenever the Board of Directors shall see fit, it shall be entitled to convene a Special Meeting according to its resolution. In addition, the Board of Directors shall convene such a meeting ~~upon the demand of two Directors or one-quarter of the Directors serving in office, and upon the demand of one or more shareholders holding not less than five percent of the issued capital and one percent of the voting rights in the Company, or one or more shareholders holding at least five percent of the voting rights in the Company~~as required under applicable law, provided however, that a demand by a shareholder to convene a Special Meeting ~~as aforesaid~~ shall comply with all of the requirements of a “Proposal Request” set forth in Article 33(b) ~~37(b)~~ (with the demanding shareholder being considered a “Proposing Shareholder” for this purpose); and, should the Board of Directors fail to do so, the demanding director(s) or shareholder(s) shall be entitled to convene the meeting ~~himself/~~themselves, pursuant to the provisions of the Companies Law.

31.	~~35.~~ The Company shall not be required to deliver personal notices (‘Hodaa’) of a General Meeting or of any adjournment thereof to any shareholder.

32.

~~36.~~ Without derogating from the provisions of Article ~~35~~31 above, the Company will publish its decision to convene a General Meeting in any manner reasonably determined by the Company, including, without limitation, by publishing a notice on its website, in one or more daily newspapers in Israel or in one or more international wire services, by filing the proxy with the U.S. Securities and Exchange Commission, and any such publication shall be deemed to have been duly given and delivered on the date of such publication.

The accidental omission to give notice of a General Meeting to any shareholder, or the non-receipt of notice by any shareholder, or any flaw in the conduct of a General Meeting, shall not invalidate the proceedings, or any resolution passed, at any General Meeting.

Deliberations at General Meetings

33.	~~37.~~

(a)

The function of the Annual Meeting shall be ~~in accordance with that~~ as set forth in the Companies Law~~, and also to receive the Statement of Profit and Loss, the Balance Sheet, the usual reports of the Board of Directors and the Accountant, and to deliberate upon said reports, to appoint Directors pursuant to the provisions of these Articles, to appoint the Accountant, to set the salary of the Directors, and to deal with any other matter which should be dealt with at an Annual Meeting pursuant to these Articles.~~. Any other matter which is discussed at an Annual Meeting, and any matter which is discussed at a Special Meeting, shall be deemed a special matter.

(b)

~~A~~ Each shareholder ~~(including two or more shareholders that are acting in concert, “~~ who is entitled pursuant to applicable law to submit a proposal for the agenda of a General Meeting (“Proposing Shareholder~~(s)~~”) ~~holding at least one percent of the voting rights in the Company~~ may request, subject to ~~the Companies Law~~applicable law, that the Board of Directors include a proposal on the agenda of a General Meeting to be held in the future~~, provided that the Proposing Shareholder gives timely notice of such request in writing~~ (a “Proposal Request~~”) to the Secretary of the Company and the~~ ”), provided that the Proposal Request complies with all the requirements of these Articles, including this Article 33(b) ~~37(b)~~ and any applicable law and stock exchange rules, in Israel or abroad. Any such Proposal Request shall be delivered, in person or by certified mail, to the Company’s Registered Office. ~~To be considered timely, a~~

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Appendix C

~~Proposal Request, in respect of any General Meeting, must be delivered, either in person or by certified mail, postage prepaid, and received at the Registered Office no later than 14 days after the date of first publication by the Company of its annual consolidated financial statements, preceding the Annual Meeting at which the shareholders are to receive the consolidated financial statements for such year.~~

The Proposal Request shall set forth (i) the name, business address, telephone number and fax number or email address of the Proposing Shareholder (or each Proposing Shareholder, as the case may be) and, if an entity, the name(s) of the person(s) that controls or manages such entity, (ii) the number of Ordinary Shares held by the Proposing Shareholder, directly or indirectly, and, if any of such Ordinary Shares are held indirectly, an explanation of how they are held and by whom, and, if such Proposing Shareholder is not the holder of record of any such Ordinary Shares, a written statement from the holder of record or authorized bank, broker, depository or other nominee, as the case may be, indicating the number of Ordinary Shares the Proposing Shareholder is entitled to vote as of a date that is no more than ~~ten (~~10~~)~~ (ten) days prior to the date of receipt by the Company of the Proposal Request, (iii) any agreements, arrangements, understandings or relationships between the Proposing Shareholder and any other person with respect to any securities of the Company or the subject matter of the Proposal Request, (iv) the Proposing Shareholder’s purpose in making the Proposal Request, (v) the complete text of the resolution that the Proposing Shareholder proposes to be voted upon at the General Meeting ~~and, if the Proposing Shareholder wishes to have a statement in support of the Proposing Shareholder’s proposal included in the Company’s proxy statement, if provided or published, a copy of such statement, which shall not exceed 500 words~~, (vi) a statement signed by the Proposing Shareholder of whether the Proposing Shareholder has a personal interest in the proposal and, if so, a description in reasonable detail of such personal interest, (vii) if the proposal is to nominate a candidate for election to the Board of Directors at an Annual Meeting, the Proposal Request shall also include (A) a declaration signed by the nominee and any other information required under the Companies Law, (B) to the extent not otherwise provided in the Proposal Request, information in respect of the nominee as would be provided in response to the applicable law, regulation and/or stock exchange rules, including disclosure requirements in Israel ~~or abroad, including those of Item 6A (directors and senior management), Item 6E (share ownership) and Item 7B (related party transactions) of Form 20-F of the U.S. Securities and Exchange Commission, to the extent applicable~~and/or abroad, (C) a representation made by the nominee of whether the nominee meets the objective criteria for ~~an independent director and/or external director of the Company under the Companies Law and/or~~independence~~,~~ under any applicable law, regulation or stock exchange rules, in Israel or abroad, and if not, then an explanation of why not, (D) details of all relationships and understandings between the Proposing Shareholder and the nominee, and (E) a statement signed by the nominee that he or she consents to be named in the Company’s notices and proxy materials relating to the General Meeting, if provided or published, and, if elected, to serve on the Board of Directors, and (viii) any other information required at the time of submission of the Proposal Request by applicable law, regulations or stock exchange rules, in Israel and/or abroad. In addition, the Proposing Shareholder shall promptly provide any other information reasonably requested by the Company. The Company shall be entitled to publish any information provided by a Proposing Shareholder pursuant to this Article 33(b) ~~37 (b)~~, and the Proposing Shareholder shall be responsible for the accuracy thereof.

~~The parenthetical regulation headings contained in this Article 37 (b) are for convenience only and shall not be deemed a part hereof or used to limit the scope of disclosure required by this Article 37 (b). References in this Article 37 (b) to particular laws, regulations or rules shall be deemed to apply to such amended, successor or other similar laws, regulations or rules as shall apply to the Company and be in effect from time to time.~~

Teva Pharmaceutical Industries Ltd. 2022 Proxy Statement	C-11

Appendix C

34.

~~38.~~ Two shareholders who are present at a General Meeting, in person or by proxy or represented by their Authorized Persons, and who jointly hold twenty-five percent or more of the paid-up share capital of the Company, shall constitute a legal quorum. No matter shall be discussed at any General Meeting unless a legal quorum is present at said meeting at the time of commencement of the deliberations.

35.

~~39.~~ Should no legal quorum be present half an hour after the time set for the General Meeting whether said meeting is an Annual Meeting or a Special Meeting the meeting shall be adjourned to one week from that day, at the same time and at the same place, or at another date, time and place as shall be set forth by the Board of Directors in a notice to all of those persons who are entitled to receive notice of General Meetings. Should no legal quorum be present at the adjourned meeting as well, half an hour after the time set for said meeting, any two shareholders present, in person or by proxy, who jointly hold twenty percent or more of the paid-up share capital of the Company shall constitute a legal quorum and shall be entitled to deliberate all of the matters for the purpose of which the meeting was convened.

36.

~~40. The Chair of the Board of Directors, or, in his or her absence, the Vice-~~The Chair of the Board of Directors, or, in his or her absence, any other person who has been appointed for that purpose by the Board of Directors, shall serve as Chair at any General Meeting. Should there be no Chair as stated above, or should he or she not have arrived at the meeting thirty minutes after the time set for said meeting, or should he or she not desire to serve as Chair of the meeting, any director present, and if no directors are present, the CEO or any other office holder, shall be the Chair, and only if none of the above are present, the shareholders present shall elect another person from among themselves, and that person shall be the Chair.

37.

~~41.~~ The Chair shall be entitled, with the consent of a General Meeting which is attended by a legal quorum, to adjourn the meeting from time to time and from place to place. However, in the course of the adjourned meeting as stated above, there shall be no deliberation on matters other than those which could have been discussed at the meeting in the course of which it was decided to adjourn. No shareholder shall be entitled to receive any notice with regard to the adjournment or with regard to the matters which are on the agenda of the adjourned meeting.

38.

~~42.~~ At any General Meeting, resolutions shall be voted upon and adopted by a show of hands, unless a vote by ballot is demanded whether before or after the announcement of the results of the voting by a show of hands, by the Chair ~~(if he or she is eligible to vote)~~ or by at least two shareholders who are present, or by one or more shareholders who are present, in person or by proxy, and who hold at least five percent of the paid-up share capital of the Company. Unless a vote by ballot has been demanded as stated above, the announcement by the Chair that the resolution has been adopted, or has been adopted unanimously or by a certain majority, or has been rejected, or has not been adopted by a certain majority, and a comment registered to that effect in the minutes kept by the Company, shall constitute prima facie evidence thereof, and there shall be no need to prove the number of votes or the relative quota of votes in favor or against said resolution.

39.

~~43.~~ Without derogating from that set forth above, resolutions of the General Meeting, on any subject whatsoever, may also be adopted by way of a vote in writing, which shall be expressed in the following form or in any other form which shall be approved by the Board of Directors or which shall be set forth pursuant to the Companies Law:

“ TEVA PHARMACEUTICAL INDUSTRIES LIMITED

I, the undersigned, of , in my capacity as a shareholder of Teva Pharmaceutical Industries Limited, do hereby vote in writing, with ordinary shares which are registered in my name, at the General Meeting of shareholders in the Company which shall take place on the day of the month of in the year and at any adjourned meeting, with regard to the proposed resolutions which are set forth below, as follows:

Signed this day, the day of the month of in the year .”

C-12	Teva Pharmaceutical Industries Ltd. 2022 Proxy Statement

Appendix C

40.

~~44.~~ Should a vote by ballot have been duly demanded, the voting shall be held at such a time and in such a place as the Chair shall instruct, and it shall be permissible to hold the voting immediately, or after recess or an adjournment. The results of the vote by ballot shall be deemed as a resolution of the General Meeting with regard to which the vote by ballot was demanded.

41.

~~45.~~ The demand for a vote by ballot shall not impede the continuation of the ~~M~~meeting for the purpose of deliberation of any matter which is on the agenda, with the exception of the matter with regard to which the vote by ballot was demanded.

42.

~~46.~~ A vote by ballot for the purpose of electing the Chair of the ~~M~~meeting shall be neither demanded nor conducted. A vote by ballot with regard to the adjournment of the meeting, if demanded, shall be conducted immediately. A vote by ballot which has been demanded with regard to any other matter shall be held at such a time as the Chair of the ~~M~~meeting shall instruct.

43.	~~47.~~ Should the votes in favor and against be tied, whether the voting is by a show of hands or by ballot, the Chair of the ~~M~~meeting shall be entitled to an additional casting vote.

44.

~~48.~~ Any resolution of the Company which is adopted at a General Meeting shall be deemed a resolution duly adopted if it has been adopted by simple majority of the participating votes, as long as there is a legal quorum at said meeting, unless another majority is required pursuant to the Companies Law or to these Articles.

Votes by the Shareholders

45.

~~49.~~ Subject to, and without derogating from, the existing rights or limitations with regard to any specific type of shares which constitute part of the Company’s capital, each shareholder irrespective of whether the voting is by a show of hands or by ballot shall be entitled to one vote with respect to each share held by him or her.

46.

~~50.~~ In the case of joint holders of a share, either of the registered shareholders who is present, in person or by proxy, at a General Meeting is entitled to vote at that ~~M~~meeting as if he or she were the sole holder of the shares jointly registered as stated above. However, should two or more joint shareholders be present, themselves or by proxy, at any General Meeting, the vote of the partner whose name is listed first in the Register shall be the sole allowable vote, and that partner alone shall be entitled to vote, whether in person or by proxy, with respect to the share jointly registered as stated above.

47.

~~51.~~ The shareholders who are eligible to vote may do so in person or by proxy or by way of a vote in writing, and if the shareholder is a corporation through an empowered person who shall have been duly appointed for the purpose (~~hereinafter:~~ “Authorized Person”). The document of appointment of a proxy shall be drawn up in writing and signed by the appointing person or by that person’s agent who shall have been duly appointed in writing for that purpose. If the shareholder is a corporation, the authorization of an Authorized Person shall be drawn up in writing and signed pursuant to the charter documents of the appointing corporation.

48.	~~52.~~ One person may be appointed as proxy for several shareholders.

49.	~~53.~~ A proxy or an Authorized Person may also be a person who is not a shareholder in the Company.

50.

~~54.~~ A document of appointment of a proxy, a power of attorney, a vote in writing, a certificate of ownership or any other document pursuant to which a document of appointment, a vote in writing, or a certificate of ownership is signed, or a copy of any such document, shall be ~~deposited at the Registered Office no less than four (4) days before the date and time set for the convocation of the Meeting at which the person whose name is set forth in the document of appointment shall seek to vote.~~ delivered to the Company at the place and time as shall be determined by the Board of Directors or the Company Secretary from time to time. Should this not be done, the document as set forth above shall not be valid unless otherwise decided by the Chair of the ~~M~~meeting.

Teva Pharmaceutical Industries Ltd. 2022 Proxy Statement	C-13

Appendix C

51.

~~55.~~ Should a proxy or an Authorized Person vote in accordance with the terms of his or her document of appointment, his or her vote shall be valid, even if, prior to the voting, the person who appointed the proxy or the Authorized Person dies or becomes ~~insane~~legally incompetent, or the appointment is canceled, or the share by virtue of which the proxy or the Authorized Person voted is transferred to another person, unless notice in writing with regard to the death, ~~insanity~~legal incompetency, cancellation or transfer as set forth above, shall have been given, prior to the voting to the Company Secretary ~~of the Company~~ or to the Chair of the ~~M~~meeting at which the voting took place.

52.

~~56.~~ A shareholder who is incompetent, or with regard to whom a court of law which is competent to do so has issued a guardianship order, shall be entitled to vote, whether by a show of hands or by ballot, through his or her guardian or through another person, fulfilling the role of such a guardian, who has been appointed for this purpose by a court of law as stated above, and any such guardian or other person as stated above shall be entitled to vote whether personally or by proxy.

53.

~~57.~~ The document of appointment of a proxy or an Authorized Person shall be drawn up in the following form or in any other form which shall be approved by the Board of Directors or the Company Secretary ~~of the Company~~.

“TEVA PHARMACEUTICAL INDUSTRIES LIMITED

I, the undersigned,                  of                 , in my capacity as a shareholder of Teva Pharmaceutical Industries Limited, do hereby appoint                  of                  as my proxy, to vote in my name and in my stead, at the General Meeting of shareholders in the Company which shall take place on the day of the month of                  in the year and at any adjourned meeting.

Signed this day, the      day of the month of                  in the year                 ,                                                    ”

D. THE BOARD OF DIRECTORS

54.	~~58.~~

(a)

The maximum number of Directors of the Company shall be 18 (eighteen) Directors. Such maximum number includes the two external Directors ~~required~~, to ~~be appointed as of the date of the adoption of this Article~~the extent appointed pursuant to the provisions of the Companies Law, and the CEO ~~if appointed~~, as long as he or she serves as a Director in accordance with Article 56(a)~~60(a)~~, and in the event the external directors and/or CEO are not appointed to the Board of Directors, such maximum number of Directors shall be reduced accordingly. The Board of Directors is entitled, at any time and from time to time, to change the maximum number of Directors as stated above, by~~subject to~~ a majority of three-quarters of the persons voting~~, as long as the number of the Directors who are voting in favor of said resolution is no fewer than nine, by changing the number of Directors as set forth in Article 60 (b) below to any number that is not less than 15 and whose division by 3 is an integer~~. Should the Board of Directors have changed the number of Directors as set forth above, the number of members of each of the groups set forth in Article~~s~~ 56(b)~~60 (c) and 60 (d)~~ below shall be changed accordingly.

(b)	The minimum number of Directors on the Board of Directors shall be 3 (three).

~~(c)~~

~~The appointment of additional external Directors, if appointed, beyond the two that are required to be appointed as of the date of adoption of this Article pursuant to the Companies Law, shall be on account of the number of Directors elected pursuant to Article 60 (b) below; however, such additional external directors shall not be designated into any one of the groups detailed therein.~~

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Appendix C

55.

~~59.~~  The Board shall consist of a meaningful representation of Israeli resident directors, which need not be a majority, unless the Company’s center of management shall have been transferred to another country in accordance with the provisions of these Articles.

Appointment and Retirement from Office

56.	~~60.~~

(a)

The ~~Board of Directors shall be entitled, at any time and from time to time, to appoint the CEO as a member of the Board of Directors. Should the Board of Directors not determine the term of office of the CEO as a Board Member, such~~ CEO shall serve as a member of the Board ~~until the next annual meeting and may be re-appointed.~~ of Directors, ex-officio, unless determined otherwise by the Board of Directors.

(b)

The ~~Annual Meeting shall be entitled to elect, in the manner and for the periods of time which are set forth below in this Article, 15 Directors, who shall be~~ Board of Directors shall be divided into 3 (three) ~~groups. Each of the groups shall be~~classes, as nearly equal in number as possible~~.~~, each serving for approximately a three-year-term. At each Annual Meeting, up to 5 (five) Directors, the exact number to be determined by the Board of Directors at its sole discretion, shall be elected to hold office until the third Annual Meeting which shall be held following the Annual Meeting at which they are elected. The provisions of this Article ~~set forth below~~ shall not apply to the CEO, who serves as a member of the Board of Directors by virtue of the provisions of subsection (a) above, in the event that he or she so serves, nor to the two external Directors ~~who are~~to the extent ~~required to be~~ appointed ~~as of the adoption of this Article~~ pursuant to the provisions of the Companies Law.

~~(c)~~

~~At the Annual Meeting, which shall take place in 2002, at which the Directors shall be elected pursuant to the provisions of this Article, in its present wording, the Directors shall be elected and/or shall continue to serve, as relevant, for various periods of time, as follows:~~

~~1.~~

~~The members of the first group of 5 Directors shall be elected to serve in office on a continuous basis, until the third Annual Meeting which shall be held following the date of their election (hereinafter: “Three-Year Term”).~~

~~2.~~

~~The members of the second group of 5 Directors who have been elected at the Annual Meeting, which took place in 2001, and whose service is due to conclude at the third Annual Meeting, following the date of their election.~~

~~3.~~	~~The members of the third group of 5 Directors shall be elected to serve in office on a continuous basis until the first Annual Meeting which shall be held following the date of their election.~~

~~(d)~~

~~At each Annual Meeting following the Annual Meeting that will take place in 2002, the General Meeting shall be entitled to elect up to 5 Directors, who shall be elected for a Three-Year Term to replace the Directors whose term in office has expired as of that Annual Meeting, and so on ad infinitum, so that the Directors who shall be elected as stated above shall serve for Three-Year Terms, and so that, each year, the term in office of one of the groups of Directors shall expire.~~

(c)~~(e)~~

The nomination of candidates for election as Directors ~~may~~ shall be made by the Board of Directors (in accordance with the recommendations of the Nominating Committee appointed by the Board of Directors). A shareholder interested in proposing the nomination of certain candidate(s) for consideration by the Nominating Committee as aforementioned shall submit his or her proposal in writing to the Company’s Registered Office ~~no later than 14 days after the date of first publication by the Company of its annual consolidated financial statements preceding the Annual Meeting at which the shareholders are to receive the consolidated~~

Teva Pharmaceutical Industries Ltd. 2022 Proxy Statement	C-15

Appendix C

~~financial statements for such year.~~in accordance with the requirements of applicable law. Any proposal by a shareholder as set forth above shall include all of the information required by Article 33(b)~~37(b)~~.

(d)~~(f)~~

Should the number of members of any ~~group~~class of such 3 (three) ~~groups~~classes become less than the maximum number of members at such time~~as this number shall have been changed by the Board of Directors pursuant to Article 58 (a) above—should it have been so changed)~~, the Board of Directors shall be entitled, at any time and from time to time, to appoint, within the framework of the maximum number as stated, Directors who shall serve until the expiry of the term of office of the members of the ~~group~~class in question.

57.

~~61.~~ The Directors who are serving in office shall be entitled to act even if a vacancy occurs on the Board of Directors. However, should the number of Directors, at the time in question, become less than the minimum set forth in these Articles, the remaining Directors or the remaining Director shall be entitled to act for the purpose of filling the vacancies which shall have occurred on the Board of Directors or of convening a General Meeting, but not for any other purpose.

58.

~~62.~~ Any Director who shall have retired from his or her office shall be qualified to be re-appointed—unless a limitation affecting his or her appointment as a Director shall exist pursuant to the provisions of the Companies Law.

59.	~~63.~~

(a)	The office of a Director shall fall vacant, prior to the expiry of his or her term in office, only:

(1)	If he or she has ~~died;~~

~~(2)~~	~~If he or she has been declared bankrupt or has ceased to make payments or has come to a compromise arrangement with his or her creditors;~~

~~(3)~~	~~If he or she has been declared incompetent or has become mentally ill;~~

~~(4)~~	~~If he or she has resigned his or her office by way of notice in writing to the Company;~~

~~(5)~~	~~If he or she has~~ been removed from office pursuant to Article ~~64~~60 below; or

~~(6)~~	~~If he or she has been convicted of an offense which, pursuant to the provisions of the Companies Law, requires the expiry of his or her term in office;~~

~~(7)~~	~~In accordance with a decision by a court of law, pursuant to the provisions of the Companies Law; or~~

(~~8~~2)	For any ~~other~~ reason mandated by applicable law.

(b)

The Board of Directors shall be entitled to appoint, as a replacement for a Director whose office has fallen vacant pursuant to ~~subsections (1) to (4), (6) to (8) of subsection (a) abovesubsections (1) to (4), (6) to (8) of subsection (a) above~~the mandatory provisions of the Companies Law, another Director, who shall serve in office until the date on which the term in office of his or her predecessor would have expired, had said office not fallen vacant as stated.

(c)

Any person or persons who are competent to appoint and/or to elect a Director pursuant to the provisions of these Articles shall be entitled to determine that the said appointment/election shall enter into force at some future date.

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Appendix C

60.	~~64.~~

(a)

Should any Director violate a duty of care or a duty of loyalty to the Company, the General Meeting shall be entitled to remove that Director from office prior to the expiry of his or her term in office (~~hereinafter: the~~a “Removed Director”), provided that the Removed Director shall be given a reasonable opportunity to state his or her case before the General Meeting.

(b)

Should a Director have been removed from office as set forth in subsection (a) above, the General Meeting shall be entitled, in the same session, to elect another Director in his or her stead. Should it fail to do so, the Board of Directors shall be entitled to do so, pursuant to the provisions of Article 56(d) ~~60 (f)~~ above.

(c)

Any Director who shall have been appointed by way of a resolution as stated in subsection (b) above, shall serve in office for the period remaining of the term in office of the Removed Director and shall be qualified to be re- appointed.

Remuneration of Directors

61.	~~65.~~

(a)(~~a)~~

The remuneration of the Directors ~~shall be set in an amount which shall be determined by~~, including in connection with the ~~General Meeting from time to time, and this remuneration shall be distributed among the Directors pursuant to the instructions of the General Meeting, or, in the absence of said instructions, in equal shares. The Directors shall be entitled to be reimbursed, for board and lodging at a reasonable rate, and for other expenses which they shall expend for the purpose or in the course of~~ performance of ~~their duties as Directors, including travel expenses to and from sessions of the Board of Directors.~~

~~(b)~~

~~Should any of the Directors, pursuant to a resolution of the Board of Directors, perform~~ special duties or services over and above his or her regular duties as a Director, ~~the Board of Directors shall be entitled to pay said Director a remuneration, and said remuneration shall be paid to said Director in the form of a salary, a fee, or in any other manner which shall be agreed to by the Board of Directors~~shall be determined in accordance with applicable law.

(b)~~(c)~~A Director shall be entitled to perform another duty or to hold another office in the Company (except for the office of Accountant, Internal Auditor or attorney for the Company) on a salaried basis, in addition to his or her duties as a Director, pursuant to such terms, with regard to salary and other matters, as shall be determined ~~by the Board of Directors~~in accordance with applicable law.

Powers and Duties of the Board of Directors

62.

~~66.~~ The Board of Directors shall formulate Company policy and shall supervise the performance of the duties and operations of the CEO. Any power of the Company which has not been conferred upon another organ pursuant to the Companies Law or to these Articles may be exercised by the Board of Directors. However, this power of the Board of Directors shall be subject to the provisions of these Articles and the provisions of the Companies Law, provided that no provision which shall be enacted by the Company shall revoke the validity of any action which had previously been taken by the Board of Directors and which would have been legal, had it not been for that set forth in this Article.

Operations of the Board of Directors

63.

~~67.~~ The Board of Directors shall meet for the purpose of conducting its business, and shall be entitled to adjourn its sessions from time to time and to establish the procedure of said sessions as it shall see fit.

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Appendix C

64.

~~68.~~ Any question which shall arise in any of the sessions of the Board of Directors shall be settled by simple majority of all of the Directors who are voting at that session, unless otherwise set forth by another provision of these Articles. Should the votes be tied, the Chair of the Board of Directors shall be entitled to an additional casting vote.

65.

~~69.~~ The legal quorum which shall be required for a session of the Board of Directors shall be a majority of the members of the Board of Directors then serving in office, but shall not be fewer than three Directors, unless otherwise determined in these Articles.

66.

~~70.~~ At any session of the Board of Directors at which a legal quorum is present, the participants in that session shall be entitled to exercise all of the powers which are vested in the Board of Directors. A Director who has a personal interest in any matter on the agenda, shall be considered present for quorum purposes.

67.

~~71.~~ The Board of Directors shall be entitled to elect a Chair of the Board of Directors and to determine his or her term in office, provided that the CEO shall not serve as Chair of the Board of Directors other than pursuant to the provisions of the Companies Law, provided that the CEO serves as a Director at the same time and throughout the period he serves as Chairman of the Board. Should the Board of Directors not determine the term in office of the Chair of the Board of Directors and until otherwise resolved by the Board of Directors, said Chair shall serve ~~until the next Annual Meeting and may be re-elected~~for as long as he or she serves as a Director. Should no Chair of the Board of Directors be elected, or should the Chair not be present at any session within 30 minutes after the time set for said session, the Board of Directors shall select one of its members who shall serve as Chair of the session.

68.

~~72.~~ The Chair of the Board of Directors shall be entitled to convene a session of the Board of Directors at any time and pursuant to the provisions of the Companies Law, or according to a request by the CEO.

Should the Chair of the Board of Directors fail to convene a session of the Board of Directors within 21 days of the date on which a demand was presented to him or her by any person entitled to present a demand as stated above (~~hereinafter: the~~ “Demanding Party”), or within 21 days of the date on which he or she shall have been demanded to do so pursuant to the provisions of the Companies Law, any one of the Demanding Parties shall be entitled to convene a session of the Board of Directors pursuant to the provisions of the Companies Law.

69.

~~73.~~ Notice of sessions of the Board of Directors shall be sent by mail, or shall be delivered by hand or by fax or by telephone or by email or by any other medium of communications to all of the Directors, a reasonable time before the applicable session, unless otherwise provided by the Companies Law. Said notice shall include a reasonable level of detail with regard to the subjects on the agenda.

70.

~~74.~~ Failure to send notice to any Director with regard to a session of the Board of Directors, due to error, shall not adversely affect the validity of any resolution which shall have been adopted by the session in question.

71.

~~75.~~ A majority of the in-person sessions of the Board of Directors ~~convened (as opposed to sessions held by use of means of communication)~~ each year~~, but not less than four convened sessions as aforesaid each year,~~ shall be convened in Israel, unless otherwise determined by the Chair of the Board of Directors at his sole discretion, or in the event the Company’s center of management shall have been transferred to another country in accordance with the provisions of these Articles. ~~Without derogating from that set forth in~~Notwithstanding the ~~opening passage of this Article~~above, the Board of Directors shall be ~~entitled~~permitted: (i) to hold sessions through the use of any means of communication, provided that all the participating Directors can hear each other simultaneously; and (ii) to adopt resolutions without convening a session, provided that this method of adoption without convening a session for this purpose shall be approved by all of the Directors who are eligible to participate in the deliberations and to vote on the matter addressed by the resolutions and that the

C-18	Teva Pharmaceutical Industries Ltd. 2022 Proxy Statement

Appendix C

resolutions themselves shall be adopted by the applicable majority of Directors required by the Companies Law and these Articles. Should resolutions be adopted without convening a session as stated in subsection (ii) above, the Chair of the Board of Directors (or a designee of the Chair) shall sign the minutes pertaining to the resolutions, and there shall be no need to append the signatures of the remaining Directors to said minutes.

Committees of the Board of Directors

72.	~~76.~~

(a)

Subject to the provisions of applicable law, ~~T~~the Committees of the Board of Directors shall be composed of such number of Directors as shall be determined by the Board of Directors~~one or more Directors~~. Subject to the provisions of the Companies Law, the Chair of the Board of Directors shall be entitled, from time to time, to join any Committee of the Board of Directors, as a member of said Committee. The Board of Directors shall be entitled, from time to time, to ~~transfer~~ delegate any of its powers to the Committees of the Board of Directors. Notwithstanding, the Board of Directors shall not be entitled to delegate any of its powers to the Committees as stated above, other than for the purpose of recommendation only, with regard to ~~the following topics:~~those matters which may not be delegated by the Board of Directors under the Companies Law.

~~(1)~~	~~Determining general Company policy;~~

~~(2)~~	~~Distribution, other than by way of purchase, of shares of the Company in accordance with the framework previously set forth by the Board of Directors;~~

~~(3)~~	~~Establishing the position of the Board of Directors in a matter which requires the approval of the General Meeting, or stating an opinion with regard to a special purchase offer;~~

~~(4)~~	~~The appointment of Directors, if the Board of Directors is entitled to appoint them;~~

~~(5)~~

~~The issue of shares or of securities which are convertible to shares or which may be realized as shares, or of a series of bonds, other than the issue of shares following the realization or conversion of Company securities;~~

~~(6)~~	~~Approval of financial statements;~~

~~(7)~~	~~Approval by the Board of Directors for transactions and operations which require approval by the Board of Directors, pursuant to Sections 255, 268 to 270 and 272 to 275 of the Companies Law.~~

~~To preclude all doubt, the Board of Directors is entitled to transfer its power to authorize a transaction which is not an extraordinary transaction which complies with that set forth in Section 270 (1) of the Companies Law, to a Committee of the Board of Directors.~~

(b)

Subject to the provisions of the Companies Law, a transaction between the Company and an Officer or a transaction between the Company and another entity in which an Officer of the Company has a personal interest according to Section 270(1) of the Companies Law, which is not an extraordinary transaction (as such term is defined in the Companies Law), can be approved by the Board of Directors or by a Committee of the Board of Directors authorized by the Board of Directors for such purposes, or according to Company policy approved by the Board of Directors or such Committee of the Board of Directors. The approval may be for a particular transaction or more generally for certain types of transactions.

~~(b)~~

~~Notwithstanding the provisions of subsection (a), above, the Board of Directors shall be entitled to delegate any of its powers to the Committees of the Board of Directors, including those matters set forth in subsection (a) above, to the extent permitted by the Companies Law.~~

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Appendix C

(c)

~~(c)~~ Any Committee which has been composed as stated above shall be obligated, when making use of the powers vested in it, to comply with all of the rules which shall be set forth by the Board of Directors. The office of a member of a Committee shall fall vacant upon the termination of the member’s office as a Director, upon his or her resignation from the Committee or upon his or her removal by the Board of Directors from the Committee for any reason.

73.

~~77.~~ The Board of Directors shall be entitled to appoint, for each Committee of the Board of Directors, a permanent Chair from among the members of that Committee. Should the Chair not be present within 30 minutes of the time set for a Committee session, or should there be no Chair of the Committee, those present at the session shall be entitled to elect a member from among themselves who shall serve as Chair of the session.

74.

~~78.~~ The provisions of these Articles with regard to the sessions and procedures of the Board of Directors shall also apply, mutatis mutandis, to sessions of any Committee of the Board of Directors, with the exception of the provisions of the closing passage of Article ~~68~~64 and the opening passage of Article ~~75~~71, unless otherwise determined in the Companies Law or in these Articles.

~~Audit Committee~~

~~79.~~	~~(a) The Board of Directors shall appoint an Audit Committee, pursuant to the provisions of the Companies Law.~~

~~(b)~~	~~The External Directors shall be members of the Audit Committee, pursuant to the provisions of the Companies Law.~~

Signature and Minutes

75.

~~80.~~ The Company shall appoint, from time to time, a person whose signature, or persons whose signatures, together with the stamp of the Company or the printed name of the Company, shall bind the Company. This shall apply, whether generally or to a specific matter or specific matters, as shall be determined by the Company.

76	~~81.~~ The minutes of ~~the Company shall include the following details:~~

~~(a)~~	~~The appointment of any Officers who shall have been appointed by the Board of Directors.~~

~~(b)~~	~~The names of the Directors who are present at~~ any session of the Board of Directors and ~~at~~ any session of a Committee of the Board of Directors~~.~~

~~(c)~~

~~The resolutions of the Board of Directors and the main points of the deliberations of the General Meetings and the sessions of the Board of Directors and of all of the Committees of the Board of Directors.~~

~~The minutes of any such session~~, provided that they shall ~~be seen~~ appear to have been signed by the Chair of that session or by the Chair of the subsequent session of the same entity, shall be deemed to constitute prima facie evidence of the correctness of all of the matters set forth therein.

77.

~~82.~~ All of the operations which are performed in good faith by the Board of Directors or by a Committee of the Board of Directors, or by any person acting as a Director, shall be valid even if it shall subsequently be found that there was a deficiency in the appointment of such an entity or of such a Director, or if any or all thereof shall be deficient, just as if each of said entity or Director had been duly appointed and had been qualified to act, as required by the circumstances of the case at hand.

~~Director-Emeritus~~

~~83.~~	~~The Board of Directors shall be entitled, from time to time, to appoint a person who does not hold any position in the Company and who has served as a Director of the Company in the past, by way of~~

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Appendix C

~~an honorary appointment, as an advisor to the Board of Directors on such matters as shall be set forth for that purpose, from time to time, by the Board of Directors (hereinafter: “Director-Emeritus”). A Director- Emeritus shall not be an Officer and shall not have any powers or duties vis-à-vis the Company, the Board of Directors, or the Company’s shareholders, employees or creditors. Without derogating from the generality of that stated above, a Director- Emeritus shall not be obligated to give advice or to express an opinion in any matter whatsoever, even if he or she shall be asked to do so by the Board of Directors; a recommendation by a Director-Emeritus shall have no binding weight vis-à-vis the Board of Directors in any way; and a Director-Emeritus shall be exempt in advance from any liability which he or she might otherwise have incurred, with regard to damage as a result of the breach of the duty of care vis-à- vis the Company, the Board of Directors, or the Company’s shareholders, employees or creditors.~~

E. CEO

78.	~~84.~~

(a)

The Board of Directors shall appoint, from time to time, a person who shall serve as the CEO of the Company, for such a duration and pursuant to such terms, including terms with regard to remuneration and/ or benefits, as the Board of Directors shall see fit.

(b)	The Board of Directors is entitled to terminate the term in office of the CEO, at any time and for any reason whatsoever.

(c)

The CEO ~~shall be a resident of Israel throughout~~will lead the ~~entire duration of his or her term~~management team and manage the Company from its headquarters in ~~office~~Israel, unless the Company’s center of management shall have been transferred to another country in accordance with the provisions of these Articles.

(d)

The CEO shall be responsible for the day to day management of the affairs of the Company, within the framework of the policy that has been set forth by the Board of Directors, subject to its guidelines, and all in accordance with the provisions of the Companies Law.

79.

~~85.~~ The Board of Directors shall be entitled, from time to time, as it shall see fit, to delegate to the CEO any of the powers which have been vested in the Board of Directors, with the exception of those which have been exclusively conferred upon the Board of Directors and may not be delegated pursuant to the provisions of the Companies Law. Moreover, the Board of Directors shall be entitled, from time to time, to restrict the delegation of powers, both with regard to the duration thereof and with regard to the purposes for which they shall be used, and to limit them to specific areas and to make them contingent upon specific conditions, all as the Board of Directors shall see fit. At the time of delegation of powers, as stated above, to the CEO, the Board of Directors shall be entitled to determine that said delegation shall be parallel to, or shall supplant, the respective operation of the Board of Directors. The Board of Directors shall be entitled, from time to time, to rescind or to modify the delegation of any power which shall have been delegated pursuant to this Article.

F. DIVIDEND, RESERVE FUND AND CAPITALIZATION

Dividend

80.

~~86.~~ The Company shall be entitled to distribute a dividend pursuant to the provisions of the Companies Law, and no dividend shall bear interest; each dividend shall be determined and settled in consideration of the rights of the shareholders, if any, whose shares shall bear special rights with regard to dividends. Unless the rights are attached to any shares or unless otherwise stated in the terms of issue thereof, shares which have been paid up, in whole or in part, shall entitle the holders thereof to a dividend in a manner proportional to the amount which has been paid up, or credited as having been paid up, on the par value of said shares and to the date of payment thereof (pro rata temporis).

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Appendix C

81.

~~87.~~ The Board of Directors shall be entitled to declare, and cause the Company to pay, a dividend to the shareholders. The Board of Directors shall determine the time for payment of such dividend and the record date for determining the shareholders entitled thereto, subject to applicable law.

82.

~~88.~~ The Board of Directors shall be able to adopt a resolution stating that the dividend in question shall be paid, in whole or in part, by means of the distribution of cash or other assets of the Company, and in particular, by distribution of fully paid-up shares, bonds, or other securities of the Company or of any other company, or in any other manner.

83.

~~89.~~ The right to a dividend with respect to nominative shares, which has been declared by the Company, shall be determined in accordance with that recorded in the Register or in an Additional Register as of the date of record, according to the declaration.

84.

~~90.~~ Unless otherwise specified, it shall be permissible to pay any dividend by check or bank transfer or payment order, which shall be sent according to the registered address of the shareholder or the person entitled to the dividend (and in the case of joint registered holders, to the shareholder whose name is first mentioned in the Register or in an Additional Register with regard to the joint ownership), or in any other manner. Any such check shall be drawn up to the order of the person to whom it is sent. The receipt of the dividend by the person who is registered in the Register or in an Additional Register as the holder of any share or, in the case of joint holders, by any of the joint shareholders shall constitute full, final and absolute release with regard to all payments which shall have been made with respect to said share. The Company shall be entitled to withhold tax or any other mandatory payment from any dividend payment pursuant to applicable law. The Company shall be entitled to invest all of the dividends which have not been claimed, or to use them in any other manner, for the benefit of the Company, until said amounts are claimed, and the Company shall not be deemed a trustee or fiduciary in respect thereof.

85.

~~91.~~ Any dividend unclaimed after a period of ~~seven (~~7~~)~~ (seven) years from the date of declaration of such dividend shall be forfeited to the benefit of the Company; provided, however, that the Company, at its sole discretion, shall be entitled to pay any such dividend, or any part thereof, to a person who would have been entitled thereto had the same not been forfeited.

Reserve Fund

86.

~~92.~~ The Board of Directors shall be entitled, from time to time, to allocate amounts out of the profits of the Company which may be distributed in the form of dividends, and to transfer such amounts, as it shall see fit, to an account of a fund or funds as it shall see fit. All of the amounts which shall be so transferred and so credited to the account of such a fund shall serve, at the discretion of the CEO, after having consulted with the Chief Financial Officer, and subject to the approval of the Board of Directors, for special purposes or for the gradual settlement of any debt or obligation of the Company or for the repair or maintenance of any of the Company’s assets or for the coverage of losses from the sale of assets or investments or the depreciation in value thereof (whether on a one-time basis or in a general manner), or, at the Board of Directors’ sole discretion, for the supplementing or payment of a dividend or for any other purpose which shall be appropriate for use of the Company’s profits.

87.

~~93.~~ All of the amounts which shall have been transferred and credited to the account of any fund or funds may be used, so long as they have not been used for any other purpose pursuant to Article ~~92~~ 86 above, for the purpose of investment, together with any other monies of the Company, in the ordinary course of business of the Company, and there shall be no need to distinguish between these investments and the investments of other monies of the Company.

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Capitalization

88.	~~94.~~

(a)

The Board of Directors shall be entitled, at any time and from time to time, to adopt a resolution stating that any part of the amounts which are credited at that time to any capital fund or held by the Company as profits which may be distributed, shall be capitalized and shall be released for distribution among the shareholders who would have been entitled to receive them, had they been distributed as a dividend, and in the same proportion, provided that said amounts shall not be paid in cash, but shall be used to fully pay up whether according to their par value or with the addition of any premium which shall be determined by the Board of Directors shares which have not yet been issued or bonds of the Company, which shall be issued and distributed among said shareholders and in such a proportion, as shares or bonds which have been fully paid up.

(b)

i)

~~(1)~~ In any case in which the Company shall issue bonus shares by way of capitalization of profits or funds, at a time where there shall be in circulation any securities which have been issued by the Company and which confer upon the holders thereof the right to convert said securities to shares in the share capital of the Company or options to purchase shares in the share capital of the Company (the rights of conversion or the options as stated above shall be referred to ~~hereinafter~~ as “the Rights”), the Board of Directors shall be entitled (in cases where the Rights, or any part thereof, shall not be adjusted in any other manner in accordance with the terms of issue thereof) to transfer to a special fund (which shall be referred to by whatever designation shall be resolved by the Board of Directors, and which shall be referred to ~~hereinafter~~ as “the Special Fund”) an amount which shall be equal to the nominal amount of the share capital which those persons entitled to all or part of the Rights would have received, as a result of the issue of the bonus shares, had they exploited their Rights prior to the date of record which sets forth the right to receive bonus shares, including the right to fractions of shares, and, in the case of a second or additional distribution of bonus shares including eligibility which results from any prior distribution of bonus shares.

ii)

~~(2)~~ In any case in which the Company shall issue new shares and/or, in lieu of such issue, shall cause its subsidiary to transfer existing shares in the Company which are held by said subsidiary, as a result of the exploitation of said Rights by the persons entitled thereto, in cases where the Board of Directors implemented a transfer to the Special Fund with respect to those Rights pursuant to subsection ~~(1)~~(i) above, the Company shall issue to any such holder, in addition to the shares to which he or she is entitled as a result of the exploitation of his or her Rights, a number of fully paid-up shares whose total par value shall be equal to the amount which was transferred to the Special Fund in respect of his or her Rights. This shall be done by means of capitalization of an appropriate amount from the Special Fund, and the Board of Directors shall be entitled to decide, at its sole discretion, on the manner of handling the Rights to fractions of shares.

iii)

~~(3)~~ Following any transfer to the Special Fund, should the Rights expire, or should the period set forth for exploitation of the Rights with regard to which the transfer was implemented come to an end, before said Rights have been exploited, any amount which was transferred to the Special Fund with regard to the aforementioned unexploited Rights shall be released from the Special Fund, and the Company shall be entitled to handle any amount which shall be so released in any manner in which it would have been entitled to handle said amount, had it not been transferred to the Special Fund.

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Appendix C

89.

~~95.~~ For the purpose of implementation of any resolution which shall be adopted on the basis of Articles 82~~88~~ or 88 ~~8894~~ of these Articles, the Board of Directors shall be entitled, at its sole discretion, to settle, as it shall see fit, any difficulty (if any) which shall arise with regard to the distribution. To this end, the Board of Directors shall be entitled to issue partial certificates, to determine the value of the distribution of certain assets, and to determine that shareholders shall receive payment on the basis of the value which shall have been determined as stated above, or that fractions at a value of less than 0.1 New Israeli Shekel shall not be taken into account, in order to adjust the rights of the parties. In addition, the Board of Directors shall be entitled to place all monies and specific assets in trust, in the hands of trustees, on behalf of those persons who are entitled to receive the dividend or the monies which have been capitalized, all as the Board of Directors shall see fit.

G. AUDITING AND NOTICES

Auditing and Internal Auditor

90.

~~96.~~ The Annual Meeting shall be entitled to appoint the Accountant, who shall serve for a period which shall not extend beyond the ~~third~~next Annual Meeting ~~after that at which he or she was appointed~~. At least once a year, the Accountant shall audit the Company’s accounts and shall express his or her opinion as to the correctness of the Statement of Profit and Loss and the Balance Sheet. The Board of Directors shall fix the remuneration of the Accountant for auditing services.

91.	~~96.~~

(a)	The Board of Directors of the Company shall appoint an Internal Auditor, pursuant to the provisions of the Companies Law.

(b)	The Board of Directors is entitled to terminate the term of office of the Internal Auditor, pursuant to the provisions of the Companies Law.

(c)	The organizational superiors of the Internal Auditor shall be the CEO jointly with the Chair of the Board of Directors.

Notices

92.

~~98.~~ Without derogating from Articles 31~~35~~ and ~~36~~32 above, the Company shall be entitled to deliver notices to its shareholders by any of the alternative means set forth hereinafter: delivery by hand; dispatch by mail to the address appearing in the Register or in an Additional Register; dispatch by facsimile to the fax number appearing in the Register or in an Additional Register, or to any number which shall have been given to the Company for this purpose by any shareholder; dispatch by e-mail to the e-mail address registered for that purpose in the Register or in an Additional Register; or in any other manner as shall be determined by the Company.

93.

~~99.~~ Any and all notices which are to be delivered to a shareholder shall be given, with regard to jointly held shares, to the person whose name is first mentioned in the Register, and any notice thus given shall be deemed sufficient notice to the holders of the share.

94.

~~100.~~ The Company shall be entitled to give notice to persons who are entitled to any share as a result of the death or bankruptcy of the shareholder, by sending said notice by any of the alternative ways set forth in Article 92 ~~98~~ above according to the address, fax number or e-mail address (if any) given for that purpose by said persons, or by delivering the notice in the same way in which it would have been delivered (until such details shall have been given), had it not been for the death or bankruptcy as stated above.

95.

~~101.~~ Any notice or other document which has been sent ~~by mail or~~ in any ~~other~~ manner which is permitted pursuant to these Articles shall be deemed to have been ~~delivered~~ duly given to its destination ~~at the time of its receipt by the addressee, or four business days after the date on which it~~

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Appendix C

~~was sent as stated above (whichever is earlier).~~on the first business day at the receiving end following delivery, if delivered personally, 72 (seventy two) hours after it has been posted (7 (seven) days if sent from Israel to a place outside Israel, or if sent to Israel from a place outside Israel), on the first business day at the receiving end after transmission by facsimile or e-mail, or when actually received by the addressee if sooner. If a notice is, in fact, received by the addressee, it shall be deemed to have been duly served when received, notwithstanding that it was defectively addressed, or failed in some other respect, to comply with the provisions of this Article. A declaration in writing, signed by the person delivering the notice or the document, to the effect that a letter containing said notice or said document was addressed to the correct address and duly delivered to a post office, shall constitute absolute evidence to that effect.

96.

~~101A.~~ Failure to send notice to any shareholder pursuant to any applicable law or these Articles or the failure of any shareholder to receive notice, due to an error or as a result of a mishap beyond the control of the Company, shall not adversely affect the validity of any action, transaction or resolution taken by the Company and/or adopted by the General Meeting in question.

H. EXEMPTION, INSURANCE AND INDEMNIFICATION OF OFFICERS

97.

~~102.~~ Subject to the provisions of applicable law, the Company shall be entitled to engage in a contract for insurance of the liability of any Officer of the Company, in whole or in part, in respect of any liability or expense imposed on an Officer or expended by him or her as a result of any action which was performed by said Officer in his or her capacity as an Officer of the Company for which insurance may be provided under applicable law, including in respect of any liability imposed on any Officer with respect to any of the following:

(a)	Breach of a duty of care vis-à-vis the Company or vis-à-vis another person;

(b)

Breach of a duty of loyalty vis-à-vis the Company, provided that the Officer acted in good faith and had reasonable grounds to believe that the action in question would not adversely affect the Company;

(c)

Financial liability which shall be imposed upon said Officer in favor of another person as a result of any action which was performed by said Officer in his or her capacity as an Officer of the Company; including

(d)

~~(c1)~~ A payment which said Officer is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that said Officer incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees, or in connection with Article D of Chapter Four of Part Nine of the Companies Law.

98.

~~103.~~ Subject to the provisions of applicable law, the Company shall be entitled to indemnify post factum and/or undertake in advance to indemnify any Officer of the Company, as a result of any liability or an expense imposed on him or her or expended by him or her as a result of any action which was performed by said Officer in his or her capacity as an Officer of the Company, in respect of any liability or expense for which indemnification may be provided under applicable law, including in respect of any liability or an expense imposed on the Officer as follows:

(a)

Financial liability imposed upon said Officer in favor of another person by virtue of a decision by a court of law, including a decision by way of settlement or a decision in arbitration which has been confirmed by a court of law, provided that the undertaking to indemnify in advance shall be limited to events which, in the opinion of the Board of Directors of the Company, are foreseeable, in light of the Company’s activities at the time that the undertaking to indemnify was given, and shall further be limited to amounts or criteria that the Board of Directors has determined to be reasonable under the circumstances, and provided further that in the undertaking to indemnify in advance the events that the Board of Directors believes to be

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Appendix C

foreseeable in light of the Company’s activities at the time that the undertaking to indemnify was given are mentioned, as is the amount or criteria that the Board of Directors determined to be reasonable under the relevant circumstances, including

(b)

~~(a1)~~ A payment which said Officer is obligated to make to an injured party as set forth in Section 52(54)(a)(1)(a) of the Securities Law and expenses that said Officer incurred in connection with a proceeding under Chapters H’3, H’4 or I’1 of the Securities Law, including reasonable legal expenses, which term includes attorney fees, or in connection with Article D of Chapter Four of Part Nine of the Companies Law.

(c)

~~(b)~~ Reasonable litigation expenses, including attorney fees, expended by the Officer as a result of an inquiry or a proceeding conducted in respect of such Officer by an authority authorized to conduct same, which was concluded without the submission of an indictment against said Officer and without any financial penalty being imposed on said Officer instead of a criminal proceeding (as such term is defined in the Companies Law), or which was concluded without the submission of an indictment against said Officer with a financial penalty being imposed on said Officer instead of a criminal proceeding, in respect of a criminal charge which does not require proof of criminal intent or in connection with a financial sanction.

(d)

~~(c)~~ Reasonable litigation expenses, including attorney fees, which said Officer shall have expended or shall have been obligated to expend by a court of law, in any proceedings which shall have been filed against said Officer by or on behalf of the Company or by another person, or with regard to any criminal charge of which said Officer was acquitted, or with regard to any criminal charge of which said Officer was convicted which does not require proof of criminal intent.

99.

~~104.~~ Subject to the provisions of applicable law, the Company shall be entitled, in advance, to exempt any Officer of the Company from liability, in whole or in part, with regard to damage incurred as a result of the breach of duty of care vis-à -vis the Company.

100.

~~105.~~ Notwithstanding the foregoing, the Company shall be entitled to insure, indemnify and exempt from liability any Officer of the Company to the fullest extent permitted by applicable law. Accordingly, (i) any amendment to the Companies Law, the Securities Law or any other applicable law expanding the right of any Officer to be insured, indemnified or exempted from liability in comparison to the provisions of these Articles shall, to the extent permitted by applicable law, immediately apply to the fullest extent permitted by applicable law, and (ii) any amendment to the Companies Law, the Securities Law or any other applicable law adversely affecting the right of any Officer to be insured, indemnified or exempted from liability in comparison to the provision of these Articles shall not be in effect post factum and shall not affect the Company’s obligation or ability to insure, indemnify or exempt from liability an Officer for any act or omission occurring prior to such amendment, unless otherwise provided by applicable law.

I. MISCELLANEOUS

Amendment of the Articles of Association

101.	~~106.~~

(a)

The Company shall be entitled to modify any of the provisions of this Article and any of the provisions of Articles 3, ~~33~~29 (closing passage), ~~58, 59, 60, 68, 75~~54, 55, 56, 64, 71 (opening passage) and ~~84~~78 above, by way of a resolution to be adopted at a General Meeting by a majority of eighty-five percent of the votes at that session, unless a lower percentage shall have been established by the Board of Directors, by a majority of three-quarters of those persons voting, at a session of the Board of Directors which shall have taken place prior to that General Meeting.

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Appendix C

(b)

The Company shall be entitled to modify the remaining provisions of these Articles (which are not included in the list set forth in subsection (a) above) by way of a resolution to be adopted at a General Meeting by a majority of three-quarters of the votes at that session, unless a lower percentage shall have been established by the Board of Directors, by a majority of three- fourths of the persons voting, at a session of the Board of Directors which shall have taken place prior to that General Meeting.

Special Tender Offer

102.

~~107.~~ Notwithstanding that which has been set forth within the framework of the regulations that have been promulgated by virtue of the Companies Law, a special offer to purchase Company shares shall be governed by the provisions of Sections 328 to 334 of the Companies Law.

Teva Pharmaceutical Industries Ltd. 2022 Proxy Statement	C-27

Thursday, June 23, 20224:00 p.m., Israel time9:00 a.m., Eastern timeThe 2022 Annual Meeting will be conducted in virtual format only. See inside for further details.If you need assistance or have questions regarding the 2022 Annual Meeting, please contact our Investor Relations department: TevaIR@tevapharm.comTeva Pharmaceutical Industries Ltd.124 Dvora HaNevi'a Street, Tel Aviv, 6944020 Israel

TEVA PHARMACEUTICAL INDUSTRIES LIMITED (“TEVA”)

2022 ANNUAL GENERAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 23, 2022

PROXY CARD

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF TEVA

Teva’s Board of Directors recommends that you vote FOR all proposals. If you execute and return this proxy card without indicating any directions with respect to any matter, this proxy card will be voted FOR all proposals.

Information in respect of the undersigned:

Shareholder name:

Number of identity card or passport (country) or corporation number (country):

Number of Teva ordinary shares being voted:

The undersigned hereby constitutes and appoints each of DOV BERGWERK, DIKLA TADMOR and SHIRA ARAN-PORAT, acting individually, the true and lawful attorney, agent and proxy of the undersigned, with full power of substitution, to vote with respect to the number of shares set forth above, standing in the name of the undersigned at the close of trading on the Record Date, at the 2022 Annual General Meeting of Shareholders, and at any and all adjournments thereof, with all the power that the undersigned would possess if personally present and especially (but without limiting the general authorization and power hereby given) to vote as instructed on the reverse side.

In order to be counted, a duly executed proxy must be received by Teva by 4:00 p.m., Israel time, on June 19, 2022 (if not revoked prior to such time), unless determined otherwise by the chairman of the meeting, by submitting this proxy card to Teva’s executive offices at 124 Dvora HaNevi’a Street, Tel Aviv, 6944020, Israel to the attention of the Company Secretary or by email to TevaAGM2022@tevapharm.com.

In order to be counted, in addition to this proxy card: (i) shareholders registered in Teva’s shareholder register (Registered Holders) must also provide Teva with a copy of such Registered Holder’s identity card, passport or certificate of incorporation, as the case may be; and (ii) a shareholder registered pursuant to Section 177(1) of the Israeli Companies Law, 5759-1999, through a nominee company (Non-Registered Holders) must also provide Teva with an ownership certificate confirming such Non-Registered Holder’s ownership of Teva’s ordinary shares on the Record Date, which certificate must be approved by a member of the Tel Aviv Stock Exchange, as required by the Israeli Companies Regulations (Proof of Share Ownership for Voting at a General Meeting), 5760-2000. Non-Registered Holders may alternatively submit their votes through the electronic voting system of the Israeli Securities Authority at https//:votes.isa.gov.il.

This proxy card, when properly executed, will be voted in the manner directed herein by the undersigned. Any and all proxies heretofore given are hereby revoked.

(Continued and to be signed on the reverse side)

PLEASE COMPLETE, SIGN, DATE AND RETURN PROMPTLY

Matter on the Agenda:		Please vote by marking “X” in the correct box
		For	Against	Abstain
1.	ELECTION OF DIRECTORS:
(a) Amir Elstein
(b) Roberto A. Mignone
(c) Dr. Perry D. Nisen
(d) Dr. Tal Zaks
2.	TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION FOR TEVA’S NAMED EXECUTIVE OFFICERS
3.	TO APPROVE TEVA’S COMPENSATION POLICY WITH RESPECT TO THE TERMS OF OFFICE AND EMPLOYMENT OF TEVA’S EXECUTIVE OFFICERS AND DIRECTORS
		Yes		No

Regarding Proposal 3, please indicate whether or not you are a “controlling shareholder” of Teva and whether or not you have a personal benefit or other interest in this Proposal 3.

IMPORTANT NOTE: If you do not complete this section, or if you indicate YES (i.e., that you are a controlling shareholder or that you have a personal benefit or other interest in this Proposal 3), your vote on Proposal 3 will not be counted for purposes of the Disinterested Majority.

See the Proxy Statement for more information, including the definitions of these terms under the Israeli Companies Law.

Teva is not currently aware of any “controlling shareholder,” as defined under the Israeli Companies Law, and believes that the vast majority of its shareholders should not have a personal benefit or other interest in Proposal 3.

		For	Against	Abstain
4.	TO APPROVE AMENDMENTS TO TEVA’S ARTICLES OF ASSOCIATION
5.	TO APPOINT KESSELMAN & KESSELMAN, A MEMBER OF PRICEWATERHOUSECOOPERS INTERNATIONAL LTD., AS TEVA’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM UNTIL TEVA’S 2023 ANNUAL MEETING OF SHAREHOLDERS

Signature	Date